UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Soliciting Material Pursuant to §240.14a-12

YRC Worldwide Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT

10990 Roe Avenue

Overland Park, Kansas 66211

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD [                    ], 2011

NOTICE IS HEREBY GIVEN that the 2011 Annual Meeting of Stockholders (the “Annual Meeting”) of YRC Worldwide Inc. (the “Company”) will be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas 66211, on [            ], [                        ], 2011 at 10:00 a.m., Central time, to consider the following matters:

I.	The election of seven members of the Company’s board of directors;

II.	The approval of the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan, including the material terms of the performance goals under which compensation may be paid, which is intended to meet the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, as amended;

III.	To amend the Company’s Amended and Restated Certificate of Incorporation to (i) effect a reverse stock split of the Company’s common stock, at a ratio that will be determined by the Company’s board of directors that will range from one-for-fifty (1:50) to one-for-three hundred (1:300), and (ii) reduce the number of authorized shares of the Company’s common stock by the reverse stock split ratio;

IV.	A non-binding proposal to approve the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement;

V.	A non-binding proposal recommending the frequency of future advisory votes on the compensation of the Company’s named executive officers;

VI.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011;

VII.	To approve the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Annual Meeting to approve Proposals II or III; and

VIII.	The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after an adjournment.

The accompanying Proxy Statement contains information regarding the matters that you will be asked to consider and vote on at the Annual Meeting.

The Board of Directors has fixed the close of business on October 11, 2011 as the record date for the determination of holders of record of its common stock, par value $0.01 per share (the “Common Stock”), its Series A Voting Preferred Stock, par value $1.00 per share, its 10% Series A Convertible Senior Secured Notes due 2015 (the “Series A Notes”), and its 10% Series B Convertible Senior Secured Notes due 2015 (the “Series B Notes”) entitled to notice of, and to vote at, the Annual Meeting or any reconvened meeting after any adjournments of the Annual Meeting. Pursuant to the Company’s Amended and Restated Certificate of

Incorporation, the holders of Series A Notes and Series B Notes are entitled to vote on an as-converted-to-common-stock basis on all matters on which Common Stockholders are entitled to vote; provided, that such number of votes is limited to 0.1089 votes and 0.0594 votes for each such share of Common Stock on an as-converted-to-common-stock basis in respect of the Series A Notes and Series B Notes, respectively, in order to comply with NASDAQ Listing Rule 5640 and the policies promulgated thereunder unless compliance therewith has been waived by NASDAQ.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, WE URGE YOU TO VOTE YOUR SHARES AND CONVERTIBLE NOTES VIA THE TOLL-FREE TELEPHONE NUMBER OR VIA THE INTERNET, AS PROVIDED IN THE ENCLOSED MATERIALS. IF YOU RECEIVED A PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENVELOPE PROVIDED.

By Order of the Board of Directors:

Overland Park, Kansas

[                    ], 2011

Jeff P. Bennett, Secretary

YRC WORLDWIDE INC.

2011 ANNUAL MEETING OF STOCKHOLDERS

NOTICE OF ANNUAL MEETING AND PROXY STATEMENT

i

ii

PROXY STATEMENT

2011 Annual Meeting of Stockholders

YRC WORLDWIDE INC.

10990 Roe Avenue

Overland Park, Kansas 66211

INTRODUCTION

We are furnishing this Proxy Statement to you in connection with the solicitation by the Board of Directors (the “Board”) of YRC Worldwide Inc., a Delaware corporation (the “Company”), of proxies for use at our 2011 Annual Meeting of Stockholders (the “Annual Meeting”), to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, at 10:00 a.m., Central time, on [            ,] [                    ], 2011, and at any and all reconvened meetings after any adjournments of the Annual Meeting. The Company’s telephone number is (913) 696-6100, and our mailing address is 10990 Roe Avenue, Overland Park, Kansas 66211. Our website is located at www.yrcw.com. Information on our website does not constitute a part of this Proxy Statement. When used in this Proxy Statement, the terms the “Company,” “we,” “us,” “our,” and similar terms refer to YRC Worldwide Inc.

On or before [                    ], 2011, we mailed to the record holders of our common stock, par value $0.01 per share (“Common Stock”), the record holder of our Series A Voting Preferred Stock (“Series A Preferred Stock”), the record holders of our 10% Series A Convertible Senior Secured Notes due 2015 (“Series A Notes”), and the record holders of our 10% Series B Convertible Senior Secured Notes due 2015 (“Series B Notes,” and collectively, with the Series A Notes, the “Convertible Notes”) a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access this Proxy Statement and our 2010 annual report online.

Throughout this proxy statement, the holders of Common Stock and the holder of Series A Preferred Stock are referred to collectively as “Stockholders,” and the holders of our Convertible Notes are referred to collectively as “Convertible Noteholders.”

Matters to be Considered at the Annual Meeting

At the Annual Meeting, you will consider and vote upon:

I.	The election of seven members of the Board;

II.	The approval of the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan (the “2011 Incentive Plan”), including the material terms of the performance goals under which compensation may be paid, which is intended to meet the performance-based compensation exception under Section 162(m) of the Internal Revenue Code, as amended (the “Code”);

III.	An amendment to the Company’s Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) to (i) effect a reverse stock split of Common Stock, at a ratio that will be determined by the Board that will range from one-for-fifty (1:50) to one-for-three hundred (1:300) (the “Reverse Stock Split”), and (ii) reduce the number of authorized shares of Common Stock by the reverse stock split ratio (the “Authorized Share Reduction”);

IV.	A non-binding proposal to approve the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement;

V.	A non-binding proposal recommending the frequency of future advisory votes on the compensation of the Company’s named executive officers;

VI.	The ratification of the appointment of KPMG LLP (“KPMG”) as the Company’s independent registered public accounting firm for 2011;

VII.	The adjournment of the Annual Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Annual Meeting to approve Proposals II or III; and

VIII.	The transaction of any other business as may properly come before the Annual Meeting or any reconvened meeting after an adjournment.

Questions and Answers

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of printed proxy materials?

Pursuant to the rules adopted by the Securities and Exchange Commission (“SEC”), the Company is making this Proxy Statement and its 2010 annual report available to Stockholders and Convertible Noteholders electronically via the Internet. On or before [                    ], 2011, we mailed the Notice to the record holders of our Common Stock, Series A Preferred Stock and Convertible Notes as of the record date. All holders of our Common Stock, Series A Preferred Stock and Convertible Notes will be able to access this Proxy Statement and our 2010 annual report on the website referred to in the Notice or request to receive printed copies of the proxy materials. Instructions on how to access the proxy materials via the Internet or to request a printed copy may be found in the Notice. We believe that this electronic process will expedite your receipt of the proxy materials and reduce the cost and the environmental impact of our Annual Meeting. We also encourage you to have all your accounts registered in the same name and address by contacting our transfer agent, Computershare Trust Company, N.A., at 1-800-884-4225, or at www.computershare.com/contactus.

How can I electronically access the proxy materials?

The Notice provides you with instructions on how to view our proxy materials for the Annual Meeting via the Internet. The website on which you will be able to view our proxy materials will also allow you to choose to receive future proxy materials electronically by email, which will save us the cost of printing and mailing documents to you. If you choose to receive future proxy materials by email, you will receive an email next year with instructions containing a link to the proxy voting site. Your election to receive proxy materials by email will remain in effect until you terminate it.

Who is entitled to vote at the Annual Meeting?

Stockholders and Convertible Noteholders of record as of the close of business on October 11, 2011 will be entitled to notice of, and to vote at, the Annual Meeting or any reconvened meetings after any adjournments of the Annual Meeting. Pursuant to our Certificate of Incorporation, the Convertible Noteholders are entitled to vote on an as-converted-to-common-stock basis, subject to certain limitations described below, on all matters on which our Common Stockholders are entitled to vote.

How many votes does each Stockholder and Convertible Noteholder have?

On the record date, October 11, 2011, the Company had [            ] shares of Common Stock and one share of Series A Voting Preferred Stock (in each case, exclusive of treasury shares) outstanding. Each Stockholder is entitled to one vote for each share of Common Stock and Series A Voting Preferred Stock held as of the record date.

On the record date, October 11, 2011, there were $142,644,445 and [$            ] in aggregate principal amount outstanding of Series A Notes and Series B Notes, respectively, after giving effect to interest paid in the form of additional Series A Notes and Series B Notes, respectively, as of September 30, 2011. Pursuant to our Certificate of Incorporation and the indentures governing the Convertible Notes, our Convertible Noteholders are entitled to vote on an as-converted-to-common-stock basis on all matters on which our Common Stockholders are entitled to vote, subject to certain limitations discussed below. Each holder of Series A Notes is entitled on an as-converted-to-common-stock basis to 8,822 shares of Common Stock for each $1,000 principal amount of Series A Notes held on the record date. Each holder of Series B Notes is entitled on an as-converted-to-common-stock basis to [            ] shares of Common Stock per $1,000 principal amount of Series B Notes held on the record date, which number of shares includes shares issuable in respect of the Make Whole Premium (as defined in the Series B Notes indenture). However, as set forth in our Certificate of Incorporation and in the indentures governing the Convertible Notes, in order to comply with NASDAQ Listing Rule 5640, each holder of Series A Notes is limited to 0.1089 votes for each share of Common Stock on an as-converted-to-common-stock basis and each holder of Series B Notes is limited to 0.0594 votes for each share of Common Stock on an as-converted-to-common-stock basis. On the record date, the holders of Series A Notes thereby held 137,040,772 votes and the holders of Series B Notes thereby held [            ] votes.

We refer to the total number of votes represented by our outstanding shares of Common Stock, the share of Series A Preferred Stock, and the Series A Notes and Series B Notes as the total “voting power” of the Company. As of the record date, the Stockholders held approximately [        %] of the total voting power entitled to vote at the Annual Meeting and our Convertible Noteholders held approximately [        %] of the total voting power entitled to vote at the Annual Meeting.

What matters am I voting on?

You are being asked to vote on the following matters:

I.	the election of seven directors;

II.	the approval of the 2011 Incentive Plan and approval of such plan pursuant to Section 162(m) of the Code;

III.	the approval of the Reverse Stock Split and the Authorized Share Reduction;

IV.	a non-binding proposal to approve the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement;

V.	a non-binding proposal recommending the frequency of future advisory votes on the compensation of the Company’s named executive officers;

VI.	the ratification of the appointment of KPMG as the Company’s independent registered public accounting firm for 2011;

VII.	the approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies, if there are not sufficient votes at the time of the Annual Meeting to approve Proposals II or III; and

VIII.	the transaction of any business as may properly come before the Annual Meeting.

How does the Board recommend I vote on the proposals?

The Board recommends that you vote “FOR” the proposed slate of directors; that you vote “FOR” the approval of the 2011 Incentive Plan and approval of such plan pursuant to Section 162(m) of the Code; that you vote “FOR” the Reverse Stock Split and Authorized Share Reduction; that you vote “FOR” the approval, on a non-binding basis, of the compensation paid to the Company’s named executive officers as disclosed in the Compensation Discussion and Analysis section and the accompanying tables contained in this Proxy Statement; that you select “every year” on the non-binding proposal recommending the frequency of advisory votes on the compensation of our named executive officers; that you vote “FOR” the ratification of the appointment of KPMG; and that you vote “FOR” the adjournment or postponement of the Annual Meeting to a later date, if there are not sufficient votes at the time of the Annual Meeting to approve Proposals II or III.

Why is the Board recommending that I vote “FOR” Proposal III—Approval of the Reverse Stock Split and Authorized Share Reduction?

The Board desires to effect the Reverse Stock Split and Authorized Share Reduction to attempt to increase the marketability and liquidity of our Common Stock and maintain a price per share for our Common Stock sufficient to satisfy continued listing requirements for the NASDAQ stock exchange, if our Common Stock remains listed on the NASDAQ stock exchange. As we have previously disclosed, we received a staff determination letter from NASDAQ stating that our Common Stock should be delisted because the issuance of the Series B Convertible Preferred Stock and the Convertible Notes in connection with the Restructuring (as defined below) without prior stockholder approval violated NASDAQ Listing Rules 5635(b) and 5635(d) and raised public interest concerns under NASDAQ Listing Rule 5101. We also received an additional staff determination letter stating that because the closing bid price of our Common Stock was under $1.00 for 30 consecutive business days a deficiency exists under NASDAQ Listing Rule 5450(a). We have appealed these determinations to a NASDAQ hearing panel and are awaiting its decision. We intend to file a Current Report on Form 8-K promptly after we receive the hearing panel’s decision and the contents of that Form 8-K are incorporated herein by reference. If our appeal is unsuccessful and our Common Stock is delisted from the NASDAQ stock exchange, we expect that it will be quoted on the over-the-counter market, which we refer to as the “OTC.” If this happens, we intend to file an application to relist our Common Stock on a national securities exchange. Eligibility for listing on a national securities exchange is subject to a number of criteria, such as public float, minimum share price, number of stockholders, market capitalization and other factors. We believe that the Reverse Stock Split will facilitate our efforts to satisfy these eligibility requirements to relist our Common Stock on a national securities exchange. There, however, can be no assurances we will be able to list our Common Stock on a national securities exchange. If our Common Stock is not listed on NASDAQ or another national securities exchange, it would have an adverse effect on the market liquidity of our Common Stock and, as a result, the market price for our Common Stock could become more volatile. Failure to list our Common Stock on a national securities exchange also could make it more difficult for us to raise additional capital.

How will the Board determine the specific reverse stock split ratio?

The Board’s selection of the specific reverse stock split ratio will be based primarily on the price level of our Common Stock at that time and the expected stability of that price level. We expect that the primary focus of the Board in determining the reverse stock split ratio will be to select a ratio that its believes is likely to result in increased marketability and liquidity of our Common Stock and may encourage interest and trading in our Common Stock. Many institutional investors and mutual funds, for example, have rules that prohibit them from buying into companies whose stock is less than $5 per share, and in some cases, $10 per share and many brokers tend to be discouraged from recommending low-priced stocks to their customers. We also believe that certain other investors are likely dissuaded from purchasing low-priced stocks. If our Common Stock remains listed on the NASDAQ stock exchange, the NASDAQ continued listing requirements require that our Common Stock trade above $1.00 per share, and if our Common Stock is not listed on the NASDAQ stock exchange, our ability to become listed on another national securities exchange will be subject to our satisfying a number of eligibility criteria, such as a minimum share price and other factors. We expect that the Board will consider these requirements in selecting a reverse stock split ratio. We expect that the Board will also consider whether investors and certain other parties, such as our customers, would expect our stock price to be in line with other major widely held companies, including our competitors. We expect that the Board will consider the recent volatility of our Common Stock and will take this into account in determining a reverse stock split ratio, so that even if our stock price remains volatile, it may remain above a price at which the Board feels our stock is attractive to investors and may satisfy the listing requirements of any applicable national securities exchange. Therefore, we expect that the Board will, in consultation with its advisors, consider: the recent market prices and trading history of our Common Stock; the outlook for the market price of our Common Stock; and the marketability of our Common Stock, or Common Stock linked instruments. We expect that the Board will also consider selecting a reverse stock split ratio that would result in a number of shares that would allow us to show meaningful changes in earnings per share on a periodic basis because, for example, if we had six billion shares outstanding, changes in earnings of less than $60 million would not be visible to investors in our earnings per share calculations (since such a change would be less than $0.01 of earnings per share).

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. In addition, the future conversion of some or all of the Convertible Notes would cause dilution to Common Stockholders and may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split.

Why did the Company undertake the restructuring?

We completed the transactions contemplated by the Restructuring (as defined below) in connection with our comprehensive plan to reduce costs, to improve operating results and cash flow from operations, to improve liquidity and to extend debt maturities. Moreover, certain agreements we had with our lenders, the International Brotherhood of Teamsters and multi-employer pension funds required that we complete the transactions. For a more complete description of the actions we are taking and have taken to reduce costs, to improve operating results and cash flow from operations, to improve liquidity and to extend debt maturities, see the heading “The Restructuring” below.

What happens if the Stockholders and Convertible Noteholders do not approve Proposal III—Approval of the Reverse Stock Split and Authorized Share Reduction?

The large number of shares of Common Stock issued in connection with the Restructuring (described below under the heading “The Restructuring”), among other things, has contributed to a sharp decline in the price per share of our Common Stock. This provided an additional basis for NASDAQ staff to determine to delist our Common Stock from NASDAQ, and may prevent us from listing our Common Stock on another securities exchange. Delisting of our Common Stock would have an adverse effect on the market liquidity of our Common Stock and, as a result, the market price for our Common Stock could become more volatile. Further, delisting also could make it more difficult for us to raise additional capital. Proposal III would allow the Board to reduce the number of authorized and outstanding shares of our Common Stock, which could help to raise the price per share of our Common Stock and enable us to regain compliance with the NASDAQ’s continued listing requirements, assuming our Common Stock is not delisted from the NASDAQ stock market prior to the effectuation of the Reverse Stock Split, or help meet the listing standards of another national securities exchange if our Common Stock is delisted from the NASDAQ stock exchange. Other factors, including (but not limited to) our financial results, market conditions and the market perception of our business, may adversely affect the market price of our Common Stock. In addition, the future conversion of some or all of the Convertible Notes would cause dilution to Common Stockholders and may adversely affect the market price of our Common Stock. Even if the Reverse Stock Split is implemented, there can be no assurance that the Reverse Stock Split will result in an increase in the market price of our Common Stock or that the market price of our Common Stock will not decrease at any time.

If the Stockholders and Convertible Noteholders approve the Reverse Stock Split and the Authorized Share Reduction, and the Company were to effect the Reverse Stock Split and Authorized Share Reduction, what effect would it have on the other matters presented in this Proxy Statement?

The Reverse Stock Split and Authorized Share Reduction will reduce the number of shares of Common Stock held by each of our Common Stockholders, including our executive officers and our directors and will reduce the number of shares issuable upon the conversion of our outstanding Convertible Notes, as well as our other convertible notes that are outstanding. It will not affect the one share of outstanding Series A Preferred Stock. It will also reduce the number of shares of restricted Common Stock, and the number of shares of Common Stock issuable upon the vesting of outstanding restricted share units, and upon the exercise of options, including the restricted stock, restricted share units and options granted to our named executive officers as reported in this Proxy Statement. The number of shares available for issuance under the 2011 Incentive Plan, if approved at the Annual Meeting (or the Company’s 2004 Long-Term Incentive and Equity Award Plan (the “2004 Plan”), if the 2011 Incentive Plan is not approved), will also be proportionately reduced. See Equity Compensation Plan Information and II—Proposal to Approve the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan and to Approve Such Plan Pursuant to Section 162(m) of the Code.

Do I have Dissenters’ Rights of Appraisal?

The Delaware General Corporate Law (the “DGCL”) does not provide dissenters’ rights of appraisal to the Company’s Stockholders or Convertible Noteholders in connection with any proposal described in this Proxy Statement.

What is the difference between holding Common Stock, Series A Preferred Stock or Convertible Notes as a Stockholder or Convertible Noteholder of record and as a beneficial owner?

Stockholder or Convertible Noteholders of Record. If your Common Stock is registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the Stockholder of record with respect to those shares of Common Stock and the Notice was sent directly to you by the Company. If you are the record holder of the Series A Preferred Stock, the Notice was sent directly to you by the Company. If your Convertible Notes are registered directly in your name, you are considered the Convertible Noteholder of record with respect to those Convertible Notes and the Notice was sent directly to you by the Company.

Beneficial owner of Common Stock or Convertible Notes. If your Common Stock or Convertible Notes are held in an account at a brokerage firm, bank, broker-dealer, or other similar organization, then you are the beneficial owner of the Common Stock or Convertible Notes, and that organization forwarded the Notice to you. The organization holding your account is considered the Stockholder or Convertible Noteholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct that organization on how to vote the Common Stock or Convertible Notes held in your account.

What is the quorum requirement for the Annual Meeting?

A majority of the voting power, consisting of the total number of votes represented in person or by proxy by our Common Stock, Series A Preferred Stock and Convertible Notes outstanding on the record date, must be present at the Annual Meeting to hold the Annual Meeting and conduct business; provided, however, to transact business with respect to Proposal III (the Reverse Stock Split and Authorized Share Reduction) in addition a majority of the voting power represented by our Common Stock must be present at the Annual Meeting. This is called a quorum. Your Common Stock, Series A Preferred Stock or Convertible Notes will be counted for purposes of determining if there is a quorum, whether representing votes for, against, withheld or abstained, or broker non-votes, if you:

•	are present and vote in person at the Annual Meeting; or

•	have voted via the Internet, by telephone or by properly submitting a proxy card or voting instruction form by mail.

If I am a Stockholder or Convertible Noteholder of record of Common Stock, Series A Preferred Stock or Convertible Notes, how do I vote?

If you are a Stockholder or Convertible Noteholder of record, you may vote in person at the Annual Meeting. We will give you a ballot when you arrive.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy via the Internet at www.proxyvote.com or by calling 1-800-690-6903 and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. If you are voting via the Internet, by telephone, or by returning an executed proxy card, your vote or proxy card must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) on [                    ], 2011 in order to be counted.

If I am a beneficial owner of Common Stock or Convertible Notes, how do I vote?

If you are a beneficial owner of Common Stock or Convertible Notes and you wish to vote in person at the Annual Meeting, you must obtain a valid legal proxy from the organization that holds your Common Stock or Convertible Notes.

If you do not wish to vote in person or if you will not be attending the Annual Meeting, you may vote by proxy. You can vote by proxy via the Internet at www.proxyvote.com or by calling the number set forth on the voting instruction form and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed voting instruction form and returning it as soon as possible using the enclosed envelope. If you are voting via the Internet, by telephone, or by returning an executed voting instructing form, your vote or voting instruction form must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) [            ], 2011 to be counted.

If I own shares of Common Stock through a Company sponsored 401(k) plan, how do I vote?

If you have invested in Common Stock through a Company sponsored 401(k) plan, you do not actually own shares of Common Stock. The 401(k) plan trustee owns the shares on behalf of the plan’s participants. Under the 401(k) plan, however, you have pass-through voting rights based on the amount of money you have invested in Common Stock. You may exercise your pass-through voting rights voting via the Internet at www.proxyvote.com or by calling 1-800-690-6903 and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. If you fail to timely give voting instructions to the 401(k) plan trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions have been received. Your vote or executed proxy card must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) on [                    ], 2011 to be counted.

If I own shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of our International Brotherhood of Teamsters employees, how do I vote?

If you own shares of Common Stock through the Teamster-National 401(k) Savings Plan for the benefit of our International Brotherhood of Teamsters (the “Teamsters”) employees, you do not actually own shares of Common Stock. The 401(k) plan trustee owns the shares on behalf of the plan’s participants. Under the Teamster-National 401(k) Savings Plan, however, you have pass-through voting rights based on the amount of money you have invested in Common Stock. You may exercise your pass-through voting rights voting via the Internet at www.proxyvote.com or by calling 1-800-690-6903 and following the instructions provided. If you request printed copies of the proxy materials by mail, you can also vote by mail by marking, signing and dating the enclosed proxy card and returning it as soon as possible using the enclosed envelope. If you fail to timely give voting instructions to the 401(k) plan trustee, your shares will be voted by the trustee in the same proportion as shares held by the trustee for which voting instructions have been received. Your vote or executed proxy card must be received by 11:59 p.m. Eastern time (or 10:59 p.m. Central time) on [                    ], 2011 to be counted.

What happens if I do not give specific voting instructions?

Stockholders or Convertible Noteholders of Record. If you are a Stockholder or Convertible Noteholder of record and you:

•	indicate when voting via the Internet or by telephone that you wish to vote as recommended by our Board; or

•	if you sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your Common Stock, Series A Preferred Stock and/or Convertible Notes in the manner recommended by our Board on all matters presented in this Proxy Statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Common Stock or Convertible Notes. If you are a beneficial owner of Common Stock or Convertible Notes and do not provide the organization that holds your Common Stock or Convertible Notes with specific voting instructions, the organization may generally vote on routine matters but cannot vote on non-routine matters. If the organization that holds your Common Stock or Convertible Notes does not receive instructions from you on how to vote your Common Stock or Convertible Notes on a non-routine matter, the organization does not have the authority to vote your Common Stock or Convertible Notes with respect to the non-routine matter. This is generally referred to as a “broker non-vote.” When our Inspector of Election tabulates the votes for any particular matter, broker non-votes will be counted for purposes of determining whether a quorum is present, but will not be treated as votes cast for or against the matter. We encourage you to provide voting instructions to the organization that holds your Common Stock or Convertible Notes by carefully following the instructions provided in the Notice.

Which proposals are considered “routine” or “non-routine”?

Proposal III (approval of the Reverse Stock Split and Authorized Share Reduction), Proposal VI (ratification of the appointment of KPMG) and Proposal VII (approval of adjournment or postponement of the Annual Meeting) involve matters that we believe will be considered routine.

Proposal I (election of directors), Proposal II (approval of the 2011 Incentive Plan and approval of such plan pursuant to Section 162(m) of the Code), Proposal IV (non-binding proposal to approve the compensation paid to the Company’s named executive officers as disclosed in this Proxy Statement) and Proposal V (non-binding proposal recommending the frequency of future advisory votes on the compensation of the Company’s named executive officers) involve matters that we believe will be considered non-routine.

How are abstentions and broker non-votes treated?

For the purpose of determining whether the Stockholders and Convertible Noteholders have approved Proposal III, abstentions and broker non-votes will have the same effect as a vote against Proposal III, but for the purpose of determining whether the Stockholders and Convertible Noteholders have approved Proposals I, II, IV, V, VI and VII, abstentions and broker non-votes will not be treated as votes cast for or against the proposal, and therefore, have no effect on the outcome of such proposals.

What is the voting requirement to approve each of the proposals?

The following table sets forth the voting requirement with respect to each of the proposals:

Proposal I – Election of seven directors	Each director must be elected by a plurality of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class.

Proposal II – Approval of the 2011 Incentive Plan and approval of such plan pursuant to Section 162(m) of the Code	To be approved, this proposal must be approved by a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Proposal III – Approval of the Reverse Stock Split and Authorized Share Reduction	To be approved, this proposal must be approved by (1) a majority of the votes held by our Stockholders and Convertible Noteholders voting together as a single class and (2) a majority of the votes held by the holders of our Common Stock, voting together as a single class.

Proposal IV – Approval of an advisory vote on executive compensation	To be approved, this proposal must be approved by a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Proposal V – Approval of an advisory vote on the frequency of holding an advisory vote on executive compensation

Stockholders and Convertible Noteholders will be able to specify one of four choices for this proposal on the proxy card: every year, every two years or every three years, or abstaining.

The option of one year, two years or three years that receives the affirmative vote of a majority of the votes cast will be the frequency for the advisory vote on executive compensation selected by our Stockholders and Convertible Noteholders. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our Stockholders and Convertible Noteholders.

Proposal VI – Ratificationof the appointment of KPMG as the Company’s independent registered public accounting firm	To be approved, this proposal must be approved by a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Proposal VII – Adjournmentof the Annual Meeting if there are not enough votes to approve Proposals II or III	To be approved, this proposal must be approved by a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

As an advisory vote, Proposals IV and V are not binding on the Company, the Board or the Compensation Committee, and the final decision with respect to the matters set forth in Proposals IV and V remains with the Board. Because we highly value the opinions of our Stockholders and Convertible Noteholders, however, the

Board and the Compensation Committee will consider the results of the advisory vote on Proposal IV when making future executive compensation decisions and will take into account the outcome of the advisory vote on Proposal V in considering the frequency of future advisory votes on executive compensation.

Can I change my vote after I have voted?

You may revoke your proxy and change your vote at any time before the final vote at the Annual Meeting. You may vote again on a later date via the Internet or by telephone (only your latest Internet or telephone proxy submitted prior to the Annual Meeting will be counted), or by signing and returning a new proxy card or voting instruction form with a later date, or by attending the Annual Meeting and voting in person. However, your attendance at the Annual Meeting will not automatically revoke your proxy unless you vote again at the Annual Meeting or specifically request in writing that your prior proxy be revoked.

Is my vote confidential?

Proxy instructions, ballots and voting tabulations that identify individual Stockholders or Convertible Noteholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within the Company or to third parties, except:

•	as necessary to meet applicable legal requirements;

•	to allow for the tabulation and certification of votes; and

•	to facilitate a successful proxy solicitation.

Occasionally, Stockholders or Convertible Noteholders provide written comments on their proxy cards, which may be forwarded to management and our Board.

Where can I find the voting results of the Annual Meeting?

The preliminary voting results may be announced at the Annual Meeting and promptly disclosed after the Annual Meeting. The final voting results will be tallied by the Inspector of Election and published in a Current Report on Form 8-K. The Company will also disclose the Board’s decision regarding the frequency of future votes on executive compensation in a Current Report on Form 8-K, after considering the frequency selected by the Stockholders and Convertible Noteholders.

Who is paying for the cost of this proxy solicitation?

The Company is paying the costs of the solicitation of proxies. We have retained Morrow & Co., LLC to assist with the solicitation of proxies for a nominal fee plus reasonable out-of-pocket expenses. We must pay brokerage firms and other persons representing beneficial owners of Common Stock and Convertible Notes their reasonable out-of-pocket expenses incurred in connection with forwarding the Notice to beneficial owners, forwarding printed proxy materials by mail to beneficial owners who specifically request them, and obtaining beneficial owners’ voting instructions.

In addition to soliciting proxies by mail, our Board members, officers and employees may solicit proxies on our behalf, without additional compensation, personally or by telephone. We may also solicit proxies by email from Stockholders or Convertible Noteholders who are our employees or who previously requested to receive proxy materials electronically.

The Restructuring

Background

The economic environment beginning in 2008, where market conditions were especially weak, and continuing in 2009 had a dramatic effect on our industry and on our Company. The weak economic environment negatively impacted our customers’ needs to ship and, therefore, negatively impacted the volume of freight we serviced and the price we received for our services. In addition, we believe that many of our then-existing customers reduced their business with us due to their concerns regarding our financial condition. In 2010, and continuing into 2011, market conditions started to rebound and our customer base stabilized and as a result our volumes stabilized in the first and second quarters of 2010 and began to grow sequentially, seasonally adjusted, throughout the remainder of 2010 and into 2011. Pricing conditions in the industry, however, remain competitive and we believe that we will continue to face competition stemming from excess capacity in the market in the near term.

In light of the past and current economic environment, and the resulting challenging business conditions, we have executed on a number of significant initiatives beginning in 2008 through 2011 to improve liquidity, which are described more fully in “Management’s Discussion and Analysis of Financial Condition and Results of Operations—Financial Condition—Liquidity” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011, and in our Current Reports on Form 8-K filed on July 25, 2011 and September 16, 2011.

The Restructuring

Between February 28, 2011 and April 29, 2011, we negotiated several definitive agreements that resulted in the following related transactions (among others the “Restructuring”):

•

the refinancing of claims of our lenders under our existing credit agreement (“credit agreement claims”), pursuant to which we (i) exchanged, for credit agreement claims, a combination of (A) approximately 3,717,948 shares of our Series B Convertible Preferred Stock, which was automatically converted into approximately 1,385 million shares of Common Stock equal to approximately 72.5% of the Common Stock outstanding immediately following the consummation of the Charter Amendment Merger (defined below), subject to dilution for the 2011 Incentive Plan and shares of Common Stock issuable in respect of the Series A Notes and the Series B Notes, allocated among all holders of credit agreement claims on a pro rata basis, and (B) $140.0 million in aggregate principal amount of the Series A Notes, allocated among all holders of all non-letter of credit (“non-LC”) credit agreement claims on a pro rata basis, (ii) amended and restated our existing credit agreement to provide for, among other things, (x) the conversion of credit agreement claims into a new term loan in the amount of the aggregate principal amount of the non-LC credit agreement claims less $305.0 million as of the closing date of the restructuring (the “closing date”), which was July 22, 2011, initially held by all holders of non-LC credit agreement claims on a pro rata basis and (y) an amended letter of credit facility for all letter of credit claims outstanding as of the closing date, and (iii) issued to certain holders of credit agreement claims $100.0 million in aggregate principal amount of the Series B Notes;

•

through a special purpose, bankruptcy remote subsidiary of ours, entry into an ABL facility with initial aggregate commitments of $400.0 million and minimum excess availability on the closing date of not less than $40.0 million (net of refinancing of the ABS facility and any reserves);

•	an amendment and restatement of the contribution deferral agreement and pension notes;

•

the issuance of approximately 1,282,051 shares of our Series B Convertible Preferred Stock to the Teamster-National 401(k) Savings Plan for the benefit of our Teamsters employees, which Series B Convertible Preferred Stock automatically converted into approximately 478 million shares of Common Stock equal to approximately 25.0% of the Common Stock outstanding immediately following the consummation of the Charter Amendment Merger (as defined below), subject to dilution for the 2011 Incentive Plan and shares of Common Stock issuable in respect of the Series A Notes and the Series B Notes; and

•

the merger of a wholly owned subsidiary of the Company with and into the Company with the Company as the surviving entity, which took place on September 16, 2011 (the “Charter Amendment Merger”), in connection with which the Company’s certificate of incorporation was amended and restated to, among other things, increase the amount of authorized shares of Common Stock to 10 billion shares to (i) permit the automatic conversion of all the shares of the Series B Convertible Preferred Stock into shares of our Common Stock and (ii) allow for conversion of the Series A Notes and the Series B Notes. Upon completion of the Charter Amendment Merger, the Series B Convertible Preferred Stock automatically converted into our Common Stock, and the Series A Notes and the Series B Notes received the voting and conversion rights as set forth in the respective indentures governing the Series A Notes and the Series B Notes.

Pursuant to the terms of the Restructuring, our entire board of directors (the “Old Board”) was required to resign effective immediately following the closing of the restructuring on July 22, 2011. Accordingly, Eugene I. Davis, Dennis E. Foster, Teresa Ghilarducci, Marnie S. Gordon, Beverly K. Goulet, Mark E. Holliday, John A. Lamar, William L. Trubeck and William D. Zollars resigned from the Company’s board of directors (the “Old Board Resignations”).

On July 21, 2011, the Old Board elected and designated Raymond J. Bromark, Douglas A. Carty, Matthew A. Doheny, Robert L. Friedman, James E. Hoffman, Michael J. Kneeland, Harry J. Wilson and James F. Winestock (collectively, the “New Board”) as continuing directors to fill the vacancies left by the resigning directors, effective immediately following the Old Board Resignations. On July 22, 2011, the New Board appointed James L. Welch as Chief Executive Officer of the Company and as a continuing director to fill the remaining vacancy on the Board. Messrs. Bromark, Doheny, Friedman, Hoffman, Kneeland and Winestock were nominated by the administrative agent under the Company’s existing credit agreement and the steering committee of an informal group of unaffiliated lenders and participants under the Company’s existing credit agreement. Pursuant to the terms of Company’s Series A Preferred Stock issued to the Teamsters in the Restructuring, the Teamsters selected Messrs. Carty and Wilson as the Series A Directors (as defined below). See also Changes with Respect to Named Executive Officers.

This summary of the Restructuring is intended to provide you with basic information concerning those items. However, it is not a substitute for reviewing our periodic reports filed with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2011 and June 30, 2011 and our current reports on Form 8-K. Except as otherwise required by applicable regulations, information is not included in this Proxy Statement for any period during which our directors or executive officers did not hold such position.

Stockholder and Convertible Noteholder Proposals and Communications with the Board

Stockholder and Convertible Noteholder Proposals

The Company currently intends to hold its 2012 annual Stockholders’ meeting (the “2012 Annual Meeting”) on or about May 17, 2012, which is more than 30 days before the first anniversary of the 2011 Annual Meeting. As a result, Stockholders’ and Convertible Noteholders’ proposals intended to be presented at and included in our proxy statement for the 2012 Annual Meeting must be received a reasonable time before we begin to print and mail our proxy materials for the 2012 Annual Meeting, which the Board has determined is March 1, 2012. Stockholder and Convertible Noteholder proposals should be submitted in writing to our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

Stockholder and Convertible Noteholder proposals that are proposed to be brought before the 2012 Annual Meeting and that we do not receive by the deadline described in the preceding paragraph will be considered not properly brought before that meeting, and will be out of order, unless we receive notice of the Stockholder or Convertible Noteholder proposal not less than 60 days nor more than 90 days prior to the date of the 2012 Annual Meeting, in accordance with our Bylaws. If, however, we give less than 70 days’ notice or prior public disclosure of the date of the 2012 Annual Meeting, then, to be timely, we must receive notice of a Stockholder or Convertible Noteholder proposal by the 10th day following the day that we mail notice of, or publicly disclose, the date of the 2012 Annual Meeting. We may use our discretionary authority to preclude any Stockholder or Convertible Noteholder proposal received after that time from presentment at the 2012 Annual Meeting.

Stockholder and Convertible Noteholder Director Nominee Proposals

Stockholders or Convertible Noteholders who wish to recommend qualified candidates to stand for election to our Board may write to our Secretary at YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211. Each Stockholder or Convertible Noteholder recommendation must set forth the following information about the candidate:

•	name, age, business address and, if known, residence address;

•	principal occupation or employment; and

•	number of shares of our Common Stock beneficially owned.

To be considered at the 2012 Annual Meeting, we must receive your recommendation not less than 14 days or more than 50 days prior to the date of the 2012 Annual Meeting. If, however, we give less than 21 days’ notice of the date of the 2012 Annual Meeting, we must receive your recommendation by the seventh day following the day that we mail notice of the date of the 2012 Annual Meeting. The Governance Committee of the Board will consider the suggestions. The Governance Committee uses criteria to consider any candidate for director nominees, including nominees that Stockholders submit. These criteria are set forth under the caption Structure and Functioning of the Board in this Proxy Statement in the subsection that discusses the Governance Committee.

Stockholder and Convertible Noteholder Communications with the Board

The Company encourages any Stockholder or Convertible Noteholder who desires to communicate with the Board with respect to the holder’s views and concerns to do so by writing to the Secretary of the Company, who shall assure that the Chairman of the Governance Committee receives the correspondence. The address of the Company’s Secretary is YRC Worldwide Inc., 10990 Roe Avenue, Overland Park, Kansas 66211.

Householding of Proxy Materials

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” stockholder materials, such as proxy statements, information statements and annual reports. This means that only one copy of this Proxy Statement may have been sent to multiple Stockholders or Convertible Noteholders in your household. To obtain a separate copy of this Proxy Statement, contact the Company’s Corporate Secretary at 913-696-6100 or by mail at 10990 Roe Avenue, Overland Park, Kansas, 66211. If you want to receive separate copies of stockholder materials in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or, if you are a record holder of Common Stock or Convertible Notes, you may contact Broadridge, either by calling toll-free at 1-800-542-1061, or by writing to Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717.

Section 16(a) Beneficial Ownership Reporting Compliance

Based solely on our review of copies of reports that persons required to file reports under Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), furnished to us, we believe that, for the year ended December 31, 2010, all filings required to be made by reporting persons with respect to the Company were timely made in accordance with the requirements of the Exchange Act.

Cautionary Note Regarding Forward-Looking Statements

This Proxy Statement contains “forward-looking statements.” Any statements about our expectations, beliefs, plans, objectives, assumptions, future events, future share price or performance are not historical facts and may be forward-looking. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “management believes,” “we believe,” “we intend” and similar words or phrases. Accordingly, these statements involve estimates, assumptions and uncertainties that could cause actual results to differ materially from those expressed in them. Our actual results could differ materially from those anticipated in such forward-looking statements as a result of several factors more fully described elsewhere in this Proxy Statement. All forward-looking statements are necessarily only estimates of future results and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Any forward-looking statements are qualified in their entirety by reference to the factors discussed throughout this Proxy Statement.

Forward-looking statements regarding future events and our future performance involve risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, without limitation, the following items:

•	our recurring losses from operations and negative operating cash flows raise substantial doubt as to our ability to continue as a going concern;

•	the volatility of our Common Stock’s market price and possible delisting of our common stock from the NASDAQ Global Select Market;

•	income tax liability as a result of the Restructuring;

•	increases in pension expense and funding obligations, including obligations to pay surcharges;

•	economic downturn, downturns in our customers’ business cycles and changes in their business practices;

•	competitor pricing activity;

•	the effect of any deterioration in our relationship with our employees;

•	self-insurance and claims expenses exceeding historical levels;

•	adverse changes in equity and debt markets and our ability to raise capital;

•	adverse changes in the regulatory environment;

•	effects of anti-terrorism measures on our business;

•	adverse legal proceeding or Internal Revenue Service audit outcomes;

•	failure to obtain projected benefits and cost savings from operational and performance initiatives;

•	covenants and other restrictions in our credit and other financing arrangements; and

•	the other risk factors that are from time to time included in our reports filed with the SEC.

Security Ownership of Management and Directors

Shares of our Common Stock that named executive officers, directors and executive officers of the Company owned as of September 30, 2011 include:

•	shares in which they may be deemed to have a beneficial interest;

•	shares credited to individual accounts in the Company’s 401(k) plan;

•	restricted share units subject to the Company’s 2004 Long-Term Incentive and Equity Award Plan (“Equity Plan”); and

•	shares subject to options that are exercisable on or prior to November 29, 2011.

All of the named executive officers, executive officers and directors have sole voting and dispositive power with respect to the shares of Common Stock reported below, and none of the shares reported below is pledged as security by any executive officer or director. See footnote (2) below regarding adjusted ownership amounts and percentages due to unvested restricted share units.

Name	Shares of Common Stock Owned as of 9/30/11 (1)		Shares that Person has Right to Acquire On or Prior to 11/29/11	Total Beneficial Ownership	Percent of Class	Unvested Share Units (2)	Adjusted Total Beneficial Ownership (2)	Adjusted Percent of Class (2)
James L. Welch	254		0	254	*	0	254	*
Michael J. Naatz	1,219	(3)	124	1,343	*	0	1,343	*
Phil J. Gaines	1,731	(3)	204	1,935	*	91	2,026	*
Jeff Rogers	76		129	205	*	0	205	*
William D. Zollars (4)	25,030	(3)	1,500	26,530	*	926	27,456	*
Sheila K. Taylor (5)	36		74	110	*	0	110	*
Michael J. Smid (6)	4,528	(3)	0	4,528	*	188	4,716	*
Daniel J. Churay (5)	329		0	329	*	0	329	*
James G. Kissinger (7)	1,093	(3)	160	1,253	*	0	1,253	*
Raymond J. Bromark	0		0	0	*	0	0	*
Douglas A. Carty	0		0	0	*	0	0	*
Matthew A. Doheny	0		0	0	*	0	0	*
Robert L. Friedman	0		0	0	*	0	0	*
James E. Hoffman	0		0	0	*	0	0	*
Michael J. Kneeland	0		0	0	*	0	0	*
Harry J. Wilson	0		0	0	*	0	0	*
James F. Winestock	0		0	0	*	0	0	*
All Directors and Executive Officers as a Group (13 persons)	1,697	(3)	355	2,052	*	0	2,052	*

*	Indicates less than 1% ownership. The percentages in the “Percent of Class” and “Adjusted Percent of Class” columns are based on 1,910,884,994 outstanding shares of Common Stock on September 30, 2011.
(1)	Direct ownership except for shares held in the YRC Worldwide Inc. 401(k) Plan, as of September 30, 2011, as follows: Mr. Naatz 20 shares; Mr. Kissinger 19 shares; and Mr. Rogers 2 shares.
(2)

The Company has granted rights to receive shares of the Company’s Common Stock called restricted share units under its Equity Plan. The restricted share units are subject to time vesting requirements. The unvested restricted share units are not included under the “Shares of Common Stock Owned as of 9/30/11” column and, except for restricted share units that vest on or prior to November 29, 2011, and are deemed to be beneficially owned, are not included in the “Shares that Person has Right to Acquire On or Prior to 11/29/11,” “Total Beneficial Ownership” and “Percent of Class” columns. However, to provide complete information regarding each of the Company’s directors’ and executive officers’ equity ownership in the Company, the restricted share units that vest after November 29, 2011 are included in the “Unvested Share Units,” “Adjusted Total Beneficial Ownership” and “Adjusted Percent of Class” columns above.
(3)	Under the Company’s 2009 Long-Term Incentive Plan, participating executive officers, including Messrs. Zollars, Smid, Naatz, Gaines and Kissinger have received awards of restricted stock that may vest, in each case, on the third anniversary of the date of grant upon the achievement of performance goals measured by the share price appreciation of the Company’s Common Stock. The restricted stock awards are included in the amounts set forth above and are as follows:

Name of Executive Officer	Number of Restricted Shares
Michael J. Naatz	870
Phil J. Gaines	1,091
William D. Zollars	9,247
Michael J. Smid	3,112
James G. Kissinger	1,074
Other Executive Officers	0

(4)	Effective with the closing of the exchange offer and related restructuring transactions on July 22, 2011, Mr. Zollars retired from the Company. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on the last Form 4 of Mr. Zollars filed before he retired. Mr. Zollars’ shares of restricted stock will continue to vest in accordance with their terms and the terms of his employment agreement, as amended.
(5)	Ms. Taylor resigned from the Company on March 31, 2011 and Mr. Churay resigned from the Company on November 1, 2010. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on the last Form 4 of Mr. Churay and Ms. Taylor filed before their resignations. In accordance with her separation agreement, Ms. Taylor’s options will continue to vest in accordance with their terms until March 31, 2012.
(6)	Mr. Smid retired from the Company on July 29, 2011. We do not track open market transactions of former executives. Therefore, these amounts represent shares reported on the last Form 4 of Mr. Smid filed before his retirement. In accordance with his separation agreement, Mr. Smid’s shares of restricted stock will continue to vest in accordance with their terms.
(7)	Mr. Kissinger left the Company on September 23, 2011. We do not track open market transaction of former executives. Therefore, these amounts represent shares owned through the Company’s 401(k) Plan and shares reported on the last Form 4 of Mr. Kissinger filed before he left the Company.

Security Ownership of Certain Holders of Record

As of September 16, 2011 (except as noted), the persons known to the Company to be holders of record of more than five percent of our Common Stock were:

	Common Stock
Name & Address of Holder of Record	Shares Held of Record as of 9/16/11 (1)		Shares that Person Has Right to Acquire on or Prior to 11/15/11 (2)		Total Ownership		% of Class (3)
Bank of America, N.A. 214 North Tryon St. Charlotte, North Carolina 28255	249,849,980		455,330,314		705,180,294		29.80%

Benefits Trust Company as custodian for Teamsters-National 401(k) Savings Plan Trust 5901 College Boulevard Suite 100 Overland Park, Kansas 66211	477,720,673		0		477,720,673		25.00%

Deutsche Bank AG 100 Plaza One, 2nd floor Jersey City, New Jersey 07311	161,339,531	(4)	311,004,344	(5)	472,343,875		21.26%

Affiliates of Cyrus Capital Partners, L.P. (6) 399 Park Avenue, 39th Floor New York, New York 10022	158,122,077	(6)	289,738,036	(6)	447,860,113	(6)	18.99%

The Royal Bank of Scotland plc 600 Washington Blvd., 9th floor Stamford, Connecticut 06901	144,335,181		263,038,566		407,373,747		18.74%

Affiliates of Owl Creek Asset Management, L.P. (7) 640 Fifth Avenue, Floor 20 New York, New York 10019	75,011,292	(7)	312,855,051	(7)	387,866,343	(7)	16.87%

Affiliates of Catalyst Fund Limited Partnership II (8) 77 King Street West, Suite 4320, P.O. Box 212 Royal Trust Tower Toronto, Ontario M5K 1J3, Canada	90,258,526	(8)	114,780,537	(8)	205,039,063	(8)	9.69%

Citigroup Global Markets Inc. 388 Greenwich Street, 22nd floor New York New York 10013	59,055,061		107,622,796		166,677,857		8.26%

Goldman Sachs & Co. 200 West Street New York, New York 10282	43,473,938		118,248,382		161,722,320		7.97%

Avenue Investments, LP 399 Park Avenue, 6th floor New York, New York 10022	51,295,142		93,481,007		144,776,149		7.22%

NB Distressed Debt Investment Fund Limited 190 South LaSalle Street, 23rd floor Chicago, Illinois 60603	40,366,328		68,238,076		108,604,404		5.49%

(1)	Except as noted, amounts shown are based on information provided to the transfer agent of the Company on September 16, 2011 in connection with the automatic conversion of all shares of the Series B Convertible Preferred Stock into shares of our Common Stock on such date.

(2)	Except as noted, amounts shown are the estimated number of shares of Common Stock issuable upon conversion of the Series B Notes held by the holder as of July 22, 2011. The aggregate principal amount of Series B Notes held by the holder is based on information provided by such holder in a subscription certificate and credit agreement claims submitted in connection with the issuance of the Series B Notes on July 22, 2011 as part of the restructuring.
(3)	Based on 1,910,884,994 shares of our Common Stock issued and outstanding as of September 19, 2011, plus the number of shares of our Common Stock deemed to be outstanding with respect to individual holders pursuant to Rule 13d-3(d)(1) under the Exchange Act.
(4)	Represents 93,742,118 shares of our Common Stock held by Deutsche Bank AG Cayman Islands Branch, 16,025,756 shares of our Common Stock held by Deutsche Bank AG New York Branch and 51,571,657 shares of our Common Stock held by Deutsche Bank Securities Inc.
(5)	Represents an estimated 46,182,369 shares of Common Stock issuable upon conversion of the Series B Notes held by Deutsche Bank AG New York Branch and an estimated 264,821,975 shares of Common Stock issuable upon conversion of the Series B Notes held by Deutsche Bank AG Cayman Islands Branch.
(6)	Based on a Schedule 13D filed on September 26, 2011, Cyrus Capital Partners, L.P., (“Cyrus”), Cyrus Capital Partners GP, L.L.C. (“Cyrus GP”) and Mr. Stephen C. Freidheim are each the beneficial owner of 447,860,113 shares of our Common Stock (including 289,738,036 shares of Common Stock issuable upon conversion of the Series B Notes) held by FBC Holdings, S.a.r.l. (“FBC”), Crescent 1, L.P., CRS Fund, Ltd., Cyrus Opportunities Master Fund II, Ltd. and Cyrus Select Opportunities Master Fund, Ltd. (collectively, the “Cyrus Funds”) as of September 26, 2011. FBC is the beneficial owner of 419,504,317 shares of our Common Stock (including 271,428,903 shares of Common Stock issuable upon conversion of the Series B Notes) as of September 26, 2011. FBC, which serves as a special purpose vehicle for making investments, is a wholly-owned subsidiary of Cyrus Opportunities Master Fund II, Ltd., CRS Fund, Ltd., Crescent 1, L.P. and Cyrus Select Opportunities Master Fund, Ltd., each of which are private investment funds engaged in the business of acquiring, holding and disposing of investments in various companies. Cyrus is the manager of FBC and the investment manager of each private fund holding an interest in FBC. Cyrus GP is the general partner of Cyrus. Mr. Freidheim is the managing member of Cyrus GP and the Chief Investment Officer of Cyrus.
(7)	Based on a Schedule 13G filed on September 26, 2011, Owl Creek I, L.P. (“Owl Creek I”) is the owner of 5,995,629 shares of our Common Stock (including 4,835,366 shares of Common Stock issuable upon conversion of the Series B Notes) as of September 26, 2011. Owl Creek II, L.P. (“Owl Creek II”) is the owner of 89,294,599 shares of our Common Stock (including 72,016,962 shares of Common Stock issuable upon conversion of the Series B Notes) as of September 26, 2011. Owl Creek Overseas Master Fund, Ltd. (“Owl Creek Overseas”) is the owner of 286,026,224 shares of our Common Stock (including 230,732,943 shares of Common Stock issuable upon conversion of the Series B Notes) as of September 26, 2011. Owl Creek SRI Master Fund, Ltd. (“Owl Creek SRI” and, together with Owl Creek I, Owl Creek II and Owl Creek Overseas, the “Owl Creek Funds”) is the owner of 6,549,891 shares of our Common Stock (including 5,269,780 shares of Common Stock issuable upon conversion of the Series B Notes) as of September 26, 2011. Owl Creek Advisors, LLC (“Owl Creek Advisors”), Owl Creek Asset Management, L.P. (“Owl Creek Asset Management”) and Jeffrey A. Altman are each the beneficial owner of 387,866,343 shares of our Common Stock (including 312,855,051 shares of Common Stock issuable upon conversion of the Series B Notes) as of September 26, 2011. Owl Creek Advisors serves as the general partner of, and has the power to direct the affairs of, Owl Creek I and Owl Creek II, and serves as manager of, and has the power to direct the affairs of, Owl Creek Overseas and Owl Creek SRI. Owl Creek Asset Management serves as the investment manager to, and has the power to direct the investment activities of the Owl Creek Funds. Jeffrey A. Altman is the managing member of Owl Creek Advisors and the general partner of the Owl Creek Asset Management.
(8)

Based on a Schedule 13G filed on September 26, 2011, Catalyst Fund Limited Partnership II is the owner of, and Catalyst Fund General Partner II Inc., CCGI Holdings II Inc., The Catalyst Capital Group Inc., Newton Glassman, Gabriel de Alba and Jonathan A. Levin are each the beneficial owner of, 205,039,063 shares of Common Stock (including 114,780,537 shares of our Common Stock issuable upon conversion of the Series B Notes) as of September 23, 2011. Catalyst Fund Limited Partnership II is an investment fund and a limited partnership. Catalyst Fund General Partner II Inc. is the general partner of Catalyst Fund Limited Partnership II. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers, and Newton Glassman is the director, of Catalyst Fund General Partner II Inc. Catalyst Fund General Partner II Inc. is a wholly-owned subsidiary of CCGI Holdings II Inc. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers, and Newton Glassman is the director, of CCGI Holdings II Inc. The Catalyst Capital Group Inc. is a privately held investment management firm and is the manager of certain managed funds, including Catalyst Fund Limited Partnership II. Newton Glassman, Gabriel de Alba and Jonathan A. Levin are the officers, and Newton Glassman is the director, of The Catalyst Capital Group Inc. Newton Glassman and Gabriel de Alba are President & Managing Partner and Managing Director & Partner, respectively, of The Catalyst Capital Group Inc. Messrs. Glassman, de Alba and Levin, through various roles exercise voting and investment control over Catalyst Fund Limited Partnership II.

As of July 22, 2011 (except as noted), the persons known to the Company to be holders of record of more than five percent of the Series A Notes were:

	Aggregate Principal Amount Held of Record
	Series A Notes (1)
Name & Address of Holder of Record	Aggregate Principal Amount (2)		% of Class (3)
Affiliates of Owl Creek Asset Management, L.P (4) 640 Fifth Avenue, Floor 20 New York, New York 10019	$17,573,269	(4)	12.55%

Bank of America, N.A. 214 North Tryon St. Charlotte, North Carolina 28255	$17,330,555		12.38%

Deutsche Bank AG (5) 100 Plaza One, 2nd floor Jersey City, New Jersey 07311	$14,993,612		10.71%

Affiliates of Cyrus Capital Partners, L.P. (6) 399 Park Avenue, 39th Floor New York, New York 10022	$13,926,355	(6)	9.95%

The Royal Bank of Scotland plc 600 Washington Blvd., 9th floor Stamford, Connecticut 06901	$13,582,863		9.70%

JPMorgan Chase Bank, National Association 383 Madison Avenue, 23th floor New York, New York 10179	$9,312,908		6.65%

Goldman Sachs & Co. 200 West Street New York, New York 10282	$8,210,718		5.86%

(1)	At any time after the second anniversary of the issue date of the Series A Notes, subject to certain limitations on conversion and issuance of shares, holders of the Series A Notes may convert any outstanding Series A Notes into shares of our Common Stock at the initial conversion price per share of approximately $0.1134. This represents a conversion rate of approximately 8,822 shares of Common Stock per $1,000 principal amount of Series A Notes. The conversion price may be adjusted for certain anti-dilution adjustments. See “Description of Series A Notes—Conversion Rights—Conversion Rate Adjustments” in the Form S-1 filed by the Company on September 23, 2011. The Series A Notes entitle the holders thereof to vote with the Common Stock on As-Converted-to-Common-Stock-Basis, subject to certain limitations. See “Description of Series A Notes—Equity Voting Rights” in the Form S-1 filed by the Company on September 23, 2011.
(2)	Except as noted, amounts shown are based on information provided by the holder in a letter of exchange and credit agreement claims submitted in connection with the issuance of the Series A Notes on July 22, 2011 as part of the restructuring.
(3)	Based on $140,000,000 aggregate principal amount of Series A Notes issued and outstanding as of July 22, 2011. Does not include Series A Notes paid-in-kind in respect of interest paid or to be paid on the Series A Notes.
(4)	According to a Form 3 filed on September 26, 2011, the Owl Creek Funds are the owner of, and Owl Creek Advisors, Owl Creek Asset Management and Jeffrey A. Altman are each the beneficial owner of, $17,573,269 aggregate principal amount of Series A Notes as of September 26, 2011.
(5)	Represents $2,204,399 aggregate principal amount of Series A Notes held by Deutsche Bank AG New York Branch and $12,789,213 aggregate principal amount of Series A Notes held by Deutsche Bank AG Cayman Islands Branch.
(6)	According to a Schedule 13D and a Form 3, each filed on September 26, 2011, FBC is the owner of $12,186,218 aggregate principal amount of the Series A Notes and the other Cyrus Funds are the owner of the remaining aggregate principal amount of Series A Notes as of September 26, 2011. Cyrus, Cyrus GP and Mr. Stephen C. Freidheim are each the beneficial owner of $13,926,355 aggregate principal amount of Series A Notes.

As of July 22, 2011 (except as noted), the persons known to the Company to be holders of record of more than five percent of the Series B Notes were:

	Aggregate Principal Amount Held of Record
	Series B Notes (1)
Name & Address of Holder of Record	Aggregate Principal Amount (2)		% of Class (3)
Bank of America, N.A. 214 North Tryon St. Charlotte, North Carolina 28255	$19,620,419		19.62%

Affiliates of Owl Creek Asset Management, L.P.(4) 640 Fifth Avenue, Floor 20 New York, New York 10019	$13,507,650	(4)	13.51%

Deutsche Bank AG (5) 100 Plaza One, 2nd floor Jersey City, New Jersey 07311	$13,401,338		13.40%

Affiliates of Cyrus Capital Partners, L.P.(6) 399 Park Avenue, 39th Floor New York, New York 10022	$11,696,012	(6)	11.70%

The Royal Bank of Scotland plc 600 Washington Blvd., 9th floor Stamford, Connecticut 06901	$11,334,468		11.33%

Goldman Sachs & Co. 200 West Street New York, New York 10282	$5,095,384		5.10%

(1)	As of September 16, 2011, holders of the Series B Notes may convert any outstanding Series B Notes into shares of our Common Stock at the initial conversion price per share of approximately $0.0618. This represents a conversion rate of approximately 16,187 shares of Common Stock per $1,000 principal amount of Series B Notes. The conversion price may be adjusted for certain anti-dilution adjustments. See “Description of Series B Notes—Conversion Rights—Conversion Rate Adjustments” in the Form S-1 filed by the Company on September 23, 2011. The Series B Notes entitle the holders thereof to vote with the Common Stock on As-Converted-to-Common-Stock-Basis, subject to certain limitations. See “Description of Series B Notes—Equity Voting Rights” in the Form S-1 filed by the Company on September 23, 2011.
(2)	Except as noted, amounts shown are based on information provided by the holder in a subscription certificate and credit agreement claims submitted in connection with the issuance of the Series B Notes on July 22, 2011 as part of the restructuring.
(3)	Based on $100,000,000 aggregate principal amount of Series B Notes issued and outstanding as of July 22, 2011. Does not include Series B Notes paid-in-kind in respect of interest or make whole premium paid or to be paid on the Series B Notes.
(4)	According to a Form 3 filed on September 26, 2011, the Owl Creek Funds are the owner of, and Owl Creek Advisors, Owl Creek Asset Management and Jeffrey A. Altman are each the beneficial owner of, $13,507,650 aggregate principal amount of Series B Notes as of September 26, 2011.
(5)	Represents $1,990,022 aggregate principal amount of Series B Notes held by Deutsche Bank AG New York Branch and $11,411,316 aggregate principal amount of Series B Notes held by Deutsche Bank AG Cayman Islands Branch.
(6)	According to a Form 3 filed on September 26, 2011, FBC is the owner of, and Cyrus, Cyrus G P and Mr. Stephen C. Freidheim are each the beneficial owner of, $11,696,012 aggregate principal amount of the Series B Notes as of September 26, 2011.

As of September 30, 2011 there is one share of Series A Voting Preferred Stock issued and outstanding. Holders of Series A Voting Preferred Stock are entitled to one vote per share on each matter on which Common Stock is entitled to vote. The Teamsters is the holder of the one outstanding share of the Series A Voting Preferred Stock.

I. PROPOSAL TO ELECT DIRECTORS

Directors to be Elected by the Holders of Common Stock, Series A Preferred Stock and Convertible Notes

At the Annual Meeting, our Stockholders and Convertible Noteholders will elect seven directors to hold office until the 2012 Annual Meeting or until their successors are elected and qualified, or until their earlier resignation, removal or death. Each director has served continuously since the date of his appointment. All nominees have consented to being named in this Proxy Statement and to serve if elected.

If any nominee should be unable or unwilling to stand for election as a director, it is intended that the Common Stock, Series A Preferred Stock and Convertible Notes represented by proxies will be voted for the election of a substitute that management may nominate.

Raymond J. Bromark Director since July 22, 2011	65

Retired Partner, PricewaterhouseCoopers LLP (accounting and consulting services) (1980 – 2006); Partner and Head of Professional, Technical, Risk and Quality Group (2000 – 2006), Global Audit Partner (1994 – 2000), Deputy Vice Chairman, Audit and Business Advisory Services (1990 – 1994), and Senior Partner (1980 – 1990), PricewaterhouseCoopers LLP; Consultant, PricewaterhouseCoopers LLP (2006 – 2007); Current Director: CA, Inc.(information technology management software and services); Tesoro Logistics GP, managing General Partner of Tesoro Logistics LP (crude oil and refined products logistics); Former Director, World Color Press Inc. (commercial printing) (2009 – 2010).

Mr. Bromark’s extensive experience in accounting, auditing, financial reporting, and compliance and regulatory matters; deep understanding of financial controls and familiarity with large public company audit clients; and experience in leadership positions at PricewaterhouseCoopers LLP will allow him to provide the Board with important knowledge of, and guidance regarding, financial and accounting issues affecting the Company.

Matthew A. Doheny Director since July 22, 2011	41

President, North Country Capital LLC (private investment firm) (since 2011); Portfolio Manager, Fintech Advisory Inc. (private investment firm) (2008 – 2010); Candidate for U.S. House of Representatives (2010); Managing Director, Distressed Assets Group, Deutsche Bank Securities Inc. (investment bank) (2000 – 2008).

Mr. Doheny’s financial expertise and experience as an investor in financially challenged companies will allow him to provide the Board with important insight into financial structure and financial challenges facing the Company.

Robert L. Friedman Director since July 22, 2011	68

Senior Managing Director, The Blackstone Group LP (investment and financial advisory firm) (since 1999); Chief Legal Officer (2003 – 2010) and Chief Administrative Officer (2003 – 2007), The Blackstone Group LP; Partner, Simpson Thacher & Bartlett (legal services) (1975 – 1999); Current Director: Axis Capital Holdings Ltd. (insurance and reinsurance), Orbitz Worldwide, Inc. (travel products and services), The India Fund, Inc. (closed end mutual fund), TRW Automotive Holdings Inc. (automobile systems, components, and modules).

Mr. Friedman’s extensive experience as outside counsel to public companies and their boards of directors with respect to governance and substantive matters; experience in financial analysis and investment analysis as a senior officer of a leading investment firm; and experience as a current or former director of a number of public companies will allow him to provide the Board with important knowledge and insight concerning a broad array of issues that the Company may encounter.

James E. Hoffman Director since July 22, 2011	58

Retired Executive Vice President, Alliant Energy Business Development and President, Alliant Energy Resources, Alliant Energy Corporation (electric and natural gas services) (1998 – 2005); Executive Vice President, IES Industries Inc. (predecessor to Alliant Energy Corporation) (1996 – 1998); Executive Vice President, IES Utilities Inc. (1995 – 1996); Chief Information Officer (1993 –1995) and Senior Vice President (1990 – 1993), MCI Communications (telecommunications); Executive Vice President, Telecom USA (telecommunications) (1988 – 1990). Mr. Hoffman is also the immediate past chairman of the board of the Iowa Health System, the largest health care provider in the state of Iowa.

Mr. Hoffman’s executive leadership, restructuring and other board experience will allow him to provide the Board with important insight into restructuring, financial and operational matters.

Michael J. Kneeland Director since July 22, 2011	57

President, Chief Executive Officer and Director, United Rentals, Inc. (equipment rental) (since 2008); Interim Chief Executive Officer (2007 – 2008), Executive Vice President and Chief Operating Officer (2007), Executive Vice President—Operations (2003 – 2007), Regional Vice President (2000 – 2004) and District Manager (1998 – 2000), United Rentals, Inc.; Current Director: United Rentals, Inc. (since 2008).

Mr. Kneeland’s experience in operations, logistics, information technology, real estate, risk management, human resources and public company oversight and governance at a large, publicly-held corporation will provide the Board with valuable insight into operational and strategic issues.

James L. Welch Director since July 22, 2011	57

Chief Executive Officer of YRC Worldwide Inc. (since July 2011); President and Chief Executive Officer, Dynamex Inc. (transportation and logistics services) (2008 – July 2011); Interim Chief Executive Officer, JHT Holdings (truck transportation) (2007 – 2008); President and Chief Executive Officer (2000 – 2007), and various other positions (1978 – 2000), Yellow Transportation (subsidiary of the Company); Current Director: SkyWest Inc. (regional airline) (since 2007); Former Director: Dynamex Inc. (transportation and logistics services), Spirit Aero Systems Holdings Inc. (commercial airplane assemblies and components), and Roadrunner Transportation (transportation and logistics services).

Mr. Welch’s executive experience in the transportation industry and almost 30-years of prior experience with the Company will allow him to provide the Board and management with important perspective on the Company and its opportunities, challenges and operations.

James F. Winestock Director since July 22, 2011	60

Retired Senior Vice President for U.S. Operations, United Parcel Service, Inc. (package delivery and freight transportation) (2004 - 2009); President and Chief Operating Officer, North Central Region (2000 – 2004), President and Chief Operating Officer, Midwest Region (1998 – 2000), and various other positions (1969 – 1998), United Parcel Service, Inc.

Mr. Winestock’s knowledge of the transportation industry, gained from over 40 years of leadership experience at United Parcel Service, will allow him to provide the Board with insight on the opportunities and challenges facing the industry. He will provide guidance on operational, management, and strategic issues facing the company.

Required Vote

The Company’s Bylaws state that for a director nominee to be elected, he must receive a plurality of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class with respect to that director nominee’s election at the Annual Meeting.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal I—Election of Directors.

THE BOARD RECOMMENDS A VOTE “FOR” ALL DIRECTOR NOMINEES

Directors Elected by the Holder of Series A Preferred Stock

Pursuant to the Series A Certificate of Designations, the holder of the Series A Preferred Stock has the right to elect two (2) directors (the “Series A Directors”). Each Series A Director was previously selected by the holder of our Series A Preferred Stock and has served continuously as a director since the date of his first election. THE HOLDERS OF COMMON STOCK AND CONVERTIBLE NOTES DO NOT VOTE ON THE ELECTION OF THESE DIRECTORS.

The term of office of each Series A Director terminates the earlier of: (i) the date on which no shares of Series A Preferred Stock are outstanding or the share of Series A Preferred Stock is subject to redemption pursuant to our Certificate of Incorporation; (ii) the death, resignation, retirement, disqualification or removal of such Series A Director or (iii) the due election and qualification of a successor to such Series A Director.

Douglas A. Carty Director since July 22, 2011	55

Chairman, Switzer-Carty Transportation Inc. (transportation) (since August 2011); Retired Commercial Director, North America, FirstGroup America (transportation) (2007 – 2008); President and Chief Executive Officer, Laidlaw Education Services (school buses) (2006 – 2007); Executive Vice President and Chief Financial Officer, Laidlaw International Ltd. (bus transportation) (2003 – 2006); Senior Vice President and Chief Financial Officer, Atlas Air Worldwide Holdings, Inc. (global air freight) (2001 – 2003); Senior Vice President and Chief Financial Officer, Canadian Airlines Corp. (commercial airline) (1996 – 2000); Current Director: Wajax Industries Ltd. (sales, parts and service of mobile equipment, industrial components and power systems) (since May 2009); Points International Ltd. (internet-based loyalty reward program management platform) (since 2001).

Mr. Carty’s executive experience in the transportation industry, work in financial restructurings and prior board experience will allow him to provide the Board important insight into financial matters and operational issues facing the Company.

Harry J. Wilson Director since July 22, 2011	39

Chairman and Chief Executive Officer, MAEVA Advisors, LLC (turnaround and restructuring boutique) (since 2011); New York State Comptroller Candidate (2010); Senior Advisor, President’s Auto Task Force, U.S. Treasury Department (2009); Partner (promoted from Senior Analyst), Silver Point Capital L.P. (private investment firm) (2003 – 2008); Principal (promoted from Associate), The Blackstone Group (private equity firm) (1999 – 2003).

Mr. Wilson’s extensive experience in financial and operational restructurings, financial expertise, recent work with the Company, his relationship with The International Brotherhood of Teamsters and his past experience as a director on a number of corporate boards will allow him to provide the Board with important insight into and guidance regarding financial and operational issues facing the Company.

Structure and Functioning of the Board

General

The total number of directors is nine, as set forth in the Company’s Certificate of Incorporation. Seven of the Company’s directors are elected annually at the annual Stockholders’ meeting by the holders of our Common Stock, Series A Preferred Stock and Convertible Notes voting together as a single class. Two of the Company’s directors are elected by the holder of the share of Series A Preferred Stock, pursuant to the Series A Certificate of Designations, each of whom must not be a former or current officer, director, employee or member of the Teamsters.

The Board has four standing committees. The Chairman of each committee handles the function of lead director for committee matters, serves as the spokesperson for the committee and provides recommendations and guidance to the Board and the Chairman of the Board.

The Board reviews from time to time its procedures and processes, as well as its Guidelines on Corporate Governance. The Guidelines on Corporate Governance are available on the Company’s website, www.yrcw.com. Each committee of the Board may retain its own legal or other advisors from time to time as the committee believes appropriate, and the committee will be responsible for the terms of the engagement and the amount of compensation of the advisors. The Company is responsible for payment of any compensation to the advisors pursuant to such terms. Under the Guidelines on Corporate Governance, the Board develops procedures for orientation and continuing education of the directors.

Recently Elected Directors

As described under “The Restructuring,” our Old Board was required to resign effective immediately following the closing of the Restructuring on July 22, 2011. Accordingly, Eugene I. Davis, Dennis E. Foster, Teresa Ghilarducci, Marnie S. Gordon, Beverly K. Goulet, Mark E. Holliday, John A. Lamar, William L. Trubeck and William D. Zollars resigned from the Company’s board of directors.

On July 21, 2011, the Old Board elected and designated Raymond J. Bromark, Douglas A. Carty, Matthew A. Doheny, Robert L. Friedman, James E. Hoffman, Michael J. Kneeland, Harry J. Wilson and James F. Winestock as continuing directors to fill the vacancies left by the resigning directors, effective immediately following the Old Board Resignations. On July 22, 2011, the New Board appointed James L. Welch as Chief Executive Officer of the Company and as a continuing director to fill the remaining vacancy on the Board. Messrs. Bromark, Doheny, Friedman, Hoffman, Kneeland and Winestock were nominated by the administrative agent under the Company’s existing credit agreement and the steering committee of an informal group of unaffiliated lenders and participants under the Company’s existing credit agreement. Pursuant to the terms of Company’s Series A Preferred Stock issued to the Teamsters in the Restructuring, the Teamsters selected Messrs. Carty and Wilson as the Series A Directors. The Company retained a professional search firm to assist a committee in identifying director, chief executive offer and chief financial officer candidates. There are no agreements or understandings between any of the members of the Board and the persons that originally nominated them. The Old Board Resignations and subsequent appointment of the New Board is hereinafter referred to as the “reconstitution of the Board.”

Director Independence

The Board has affirmatively determined the independence of each current director (other than Messrs. Wilson and Welch) in accordance with applicable law and the NASDAQ Stock Market rules. In addition, the Old Board determined that each member of the Old Board who served during 2010 and 2011 (other than Mr. Zollars, Mr. Lamar after he became an executive officer in 2010, and Mr. Trubeck after he became an executive officer in 2011) was independent in accordance with applicable law and the NASDAQ Stock Market rules. In addition, Michael T. Byrnes, Cassandra C. Carr, Howard M. Dean, Phillip J. Meek, Mark A. Schulz, and Carl W. Vogt, served on the Board during 2010, and were each affirmatively determined to be independent during their term of service in accordance with applicable law and the NASDAQ Stock Market Rules. None of the independent directors who served at any time during 2010 or 2011 had transactions with related persons, promoters or certain control persons that the Board needed to consider in determining independence.

Meetings of Board and Committees.

The Board held 25 meetings during 2010. The Board has four standing committees: the Audit/Ethics Committee; the Compensation Committee; the Governance Committee; and the Finance Committee. The Company policy with respect to attendance of Board and committee meetings is that each director should strive to attend at least 75% of the aggregate of the total number of meetings of the Board and of the committees of the Board on which the director serves. During 2010, each director attended at least 75% of the aggregate of the total number of meetings of the Board held during the period the person was a director and meetings of the Board committees on which the person served held during the period the person was a director.

The Company’s Guidelines on Corporate Governance provide that Board members are expected to attend annual meetings of the Company’s Stockholders in person or by telephone or other electronic means. All of the persons who were directors at the time of the 2010 Annual Meeting attended that meeting in person or via telephone.

Meetings of Independent Directors

The independent directors of the Company meet in regularly scheduled executive sessions at times and for reasons as they desire and set, with at least two executive sessions per year.

Audit/Ethics Committee

The Audit/Ethics Committee of the Board met eight times during 2010. Prior to the reconstitution of the Board described above, the Audit/Ethics Committee consisted of Mark E. Holliday (Chairman), Eugene I. Davis and Marnie S. Gordon, each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules. William L. Trubeck also served on the Audit/Ethics Committee in 2010 and 2011 until he resigned from the Audit/Ethics Committee, prior to becoming an executive officer of the Company. See Director Compensation—Relationship with Trubeck. Mr. Trubeck was affirmatively determined to be independent while serving on the Audit/Ethics Committee under applicable law and the NASDAQ Stock Market rules. The Old Board determined that each of Messrs. Holliday, Davis and Trubeck and Ms. Gordon was an “audit committee financial expert,” as that term is defined under SEC regulations, and that they each met the financial sophistication requirement of the NASDAQ Stock Market Rules. In addition, Howard M. Dean and Mark A. Schulz served on the Audit/Ethics Committee from January until May 2010. The Board determined that, during their service on the Audit/Ethics Committee, Messrs. Dean and Schulz were independent directors as that term is defined in applicable law and the NASDAQ Stock Market rules.

The Audit/Ethics Committee currently consists of Raymond J. Bromark (Chairman), Douglas A. Carty and Robert L. Friedman. The Board has determined that all of the current members of the Audit/Ethics Committee are independent directors, as that term is defined in applicable law and the NASDAQ Stock Market rules. The Board has determined that Messrs. Bromark, Carty and Friedman are “audit committee financial experts,” as that term is defined under SEC regulations and that they meet the financial sophistication requirement of the NASDAQ Stock Market rules. The Audit/Ethics Committee’s functions are described in detail in its charter, which is available on the Company’s website, www.yrcw.com. As described in its charter, the Audit/Ethics Committee’s primary functions include:

•	assisting the Board in discharging its responsibilities relating to the accounting, reporting and financial practices of the Company and its subsidiaries;

•	overseeing the accounting and financial reporting processes of the Company and its subsidiaries, including oversight of:

•	the integrity of the Company’s financial statements;

•	the Company’s systems of disclosure controls and procedures and internal controls;

•	the qualification and independence of the Company’s auditors; and

•	the performance of the Company’s internal audit function and independent auditors; and

•	overseeing the Company’s compliance with legal and regulatory requirements.

In connection with the foregoing, the Audit/Ethics Committee has responsibility and authority to act on behalf of the Board regarding the following:

•	appointing, compensating, retaining and overseeing the work of any public accounting firm that the Company employs for the purpose of preparing or issuing an audit report or related work;

•	pre-approving all audit services and non-audit services that the Company’s independent auditors provide to the Company and the fees for such services;

•	reviewing and approving the Company’s policy on retention of the independent auditor for any non-audit services;

•	resolving any disagreements between the Company’s management and the Company’s independent auditor regarding financial reporting;

•

establishing procedures for the receipt, retention and treatment of any complaints that the Company receives regarding accounting, internal controls or auditing matters and for the confidential, anonymous submission by employees of the Company of concerns regarding questionable accounting or auditing matters;

•

adopting, amending or modifying the Company’s Code of Conduct and a code of ethics (which is currently contained in the Company’s Code of Conduct) for the Company’s chief executive officer, chief financial officer, controller, principal accounting officer or persons serving in similar functions (the Company’s Code of Conduct is available on the Company’s website, www.yrcw.com);

•	reviewing all related-party transactions for potential conflict of interest situations on an ongoing basis;

•

reviewing important financial and operating topics that present potential significant risk to the Company and reviewing and discussing the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls in selected areas representing significant financial and business risk; and

•	reviewing and approving the report that the SEC requires to be included in the Company’s annual proxy statement.

In performing its functions, the Audit/Ethics Committee reviews the independence of the external auditor and the overall scope and focus of the annual audit. The Audit/Ethics Committee conducts discussions with the Company’s external auditor concerning relationships or services that may affect auditor objectivity or independence, and if the Audit/Ethics Committee is not satisfied with the auditors’ assurances of independence, the Audit/Ethics Committee will take, or recommend to the Board, appropriate action to ensure the independence of the external auditor. In addition, the chairman of the Audit/Ethics Committee is expressly authorized to approve the provision of non-audit services to the Company. The latter express authority was established to handle the approval of non-audit services prior to the engagement of the auditor or accountant before the next scheduled Audit/Ethics Committee meeting. The Audit/Ethics Committee approved all audit and audit related fees incurred in 2010.

Compensation Committee

The Compensation Committee of the Board met nine times during 2010. Prior to the reconstitution of the Board described above, the Compensation Committee consisted of Beverly K. Goulet (Chairperson), Dennis E. Foster and Mark E. Holliday, each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules. In addition, Michael T. Byrnes (January – May 2010), Cassandra C. Carr (January – May 2010), Phillip J. Meek (January – May 2010), and Carl W. Vogt (January – June 2010) served on the Compensation Committee during 2010. The Board determined that, during their service on the Compensation Committee, Messrs. Byrnes, Meek and Vogt and Ms. Carr were independent directors as that term is defined in applicable law and the NASDAQ Stock Market rules.

The Compensation Committee currently consists of Michael J. Kneeland (Chairman), Matthew A. Doheny and James E. Hoffman. The Board determined that all of the current members of the Compensation Committee are independent directors, as that term is defined in applicable law and the NASDAQ Stock Market rules. The Compensation Committee’s functions are described in detail in its charter, which is available on the Company’s website, www.yrcw.com. The Compensation Committee’s primary functions include:

•

setting compensation, benefit and compensation-related policies for the Company and, pursuant to those policies, determining the compensation and benefits of the designated “executive officers” and other key employees of the Company other than the chief executive officer;

•	reviewing and recommending for consideration by the independent members of the full Board, the compensation and benefits of the chief executive officer;

•	reviewing and recommending for the full Board’s consideration the compensation of the directors of the Company;

•	overseeing the development and implementation of the health, welfare and retirement benefit plans of the Company;

•	overseeing equity and other incentive compensation programs of the Company;

•

reviewing and discussing with management the “Compensation Discussion and Analysis,” or any similar report, prepared by management and recommending to the Board whether such report should be included in the Company’s proxy statement or Annual Report on Form 10-K, as applicable; and

•	reviewing and approving the “Compensation Committee Report” required by applicable SEC rules for inclusion in the Company’s proxy statement or Annual Report on Form 10-K, as applicable.

In addition to the foregoing functions, the Company’s chief executive officer and the Compensation Committee review management development and succession planning and make an annual report to an executive session of the independent directors.

The Compensation Committee has primary responsibility for determining the Company’s compensatory program for executive officers and directors. In evaluating the level of executive officer and director compensation, the Compensation Committee takes into consideration advice from its independent consultant and recommendations from the Company’s senior management. The Compensation Committee has the authority to directly engage consultants. The Compensation Committee engaged Frederic W. Cook & Co. in July 2007 to assist it in assessing the appropriateness of the Company’s executive compensatory program and to serve as its ongoing advisor relating to executive compensation matters. See Director Compensation and Compensation Discussion and Analysis for additional disclosure regarding the process for determining director and executive compensation during 2010.

Governance Committee

The Governance Committee of the Board met five times during 2010. The Governance Committee performs the functions of a nominating committee. Prior to the reconstitution of our Board described above, the Governance Committee consisted of Marnie S. Gordon (Chairperson), Dennis E. Foster, Teresa Ghilarducci and Beverly K. Goulet, each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules. John A. Lamar also served on the Governance Committee in

2010 and William L. Trubeck also served on the Governance Committee in 2010 and 2011, until Messrs. Trubeck and Lamar resigned from the Governance Committee in 2011 and 2010, respectively, prior to becoming executive officers of the Company. Messrs. Trubeck and Lamar were affirmatively determined to be independent while serving on the Governance Committee under applicable law and the NASDAQ Stock Market rules. In addition, Cassandra C. Carr and Carl W. Vogt served on the Governance Committee from January until May 2010. The Board determined that, during their service on the Governance Committee, Ms Carr and Mr. Vogt were independent directors as that term is defined in applicable law and the NASDAQ Stock Market rules.

The Governance Committee currently consists of James F. Winestock (Chairman), Douglas A. Carty and Michael J. Kneeland. The Board determined that all of the current members of the Governance Committee are independent directors, as that term is defined in the applicable law and the NASDAQ Stock Market rules. The Governance Committee’s functions are described in detail in its charter, which is available on the Company’s website, www.yrcw.com. The Governance Committee’s primary functions include:

•	assisting the Board by making recommendations regarding the size and composition of the Board and criteria for the selection of candidates to serve on the Board;

•

assisting the Board by identifying individuals qualified to become Board members and recommending the slate of director candidates to be nominated for election at the annual meeting of Stockholders (other than those directors appointed by the holder of the share of Series A Preferred Stock, if applicable);

•	recommending to the Board a set of corporate governance guidelines applicable to the Company and to oversee those guidelines;

•	assisting the Board in assessing director independence;

•	leading the Board and other committees in their annual self-evaluation process; and

•	recommending to the Board director nominees for each Board committee.

In performing its function of identifying candidates for director nominees, the Governance Committee has the sole authority to retain and compensate search firms to assist in the process.

All of the nominee directors included in this Proxy Statement are current directors. The Governance Committee reviewed the qualifications of each of the nominees to the Board and recommended each such person as a nominee for the Board. The Governance Committee accepts Stockholder and Convertible Noteholder director nominations in accordance with the policy for submitting proposals for director nominations set forth under the caption Stockholder and Convertible Noteholder Proposals and Communications with the Board in this Proxy Statement. The following criteria guide the Governance Committee in considering candidates for director nominees, including nominees that Stockholders submit:

•	personal traits and experience (i.e., an individual of the highest character and integrity, with experience at a strategy/policy-setting level or other senior executive level of experience);

•	the availability of sufficient time to carry out the responsibilities of a director;

•	the absence of any conflict of interest that would interfere with the director’s independence and the proper performance of his or her responsibilities;

•

the ability to utilize his or her unique experience and background to represent and act in the best interests of all Stockholders as a group and not to represent a particular constituent group or organization; and

•	the ownership of Company Common Stock.

The Company does not have a formal policy with regard to the consideration of diversity when considering candidates for election as directors, but believes that diversity is an important factor in determining the composition of the Board. Consequently, the Governance Committee strives to nominate directors with diverse experience and backgrounds that complement each other so that, as a group, the Board will possess the appropriate talent, skills, and expertise to oversee the Company’s business. In considering whether to recommend any candidate for inclusion in the Board’s director nominees, including those submitted by Stockholders or Convertible Noteholders, the Governance Committee will apply the selection criteria set forth in the Company’s Guidelines on Corporate Governance. These criteria include a nominee’s ability, judgment, objectivity, character, integrity, time availability, experience, background and ability to act in the best interests of the Stockholders as a group. While the Governance Committee considers all of the factors discussed above, it may or may not give greater weight to one factor or another when making its nomination decisions. The Governance Committee intends to assess its achievement of diversity through the review of Board composition as part of the Board’s annual self-assessment process.

Finance Committee

The Finance Committee of the Board met 20 times during 2010. Prior to the reconstitution of our Board described above, the Finance Committee consisted of Eugene I. Davis (Chairman), Marnie S. Gordon, Beverly K. Goulet and Mark E. Holliday, each of whom was determined by the Old Board to be an independent director, as that term is defined by applicable law and the NASDAQ Stock Market rules. In addition, Mark A. Schulz, Dennis E. Foster, and William L. Trubeck served on the Finance Committee from January until May 2010. The Board determined that, during their service on the Governance Committee, Messrs. Schulz, Foster and Trubeck were independent directors as that term is defined in applicable law and the NASDAQ Stock Market rules.

The Finance Committee currently consists of Matthew A. Doheny (Chairman), Robert L. Friedman and Harry J. Wilson. The Board determined that all of the current members of the Finance Committee, other than Mr. Wilson, are independent directors, as that term is defined by applicable law and the NASDAQ Stock Market rules. The Finance Committee’s primary functions include, after consultation with the Company’s management, the power and authority to approve the following:

•	the credit and cash management plans and strategies of the Company;

•	all sale lease-back transactions entered into by the Company or its subsidiaries;

•	subject to certain limitations with respect to extraordinary transactions, the terms and conditions of any sale or divesture by the Company of any assets;

•	the plans and activities for managing foreign currency exchange exposure and other exposure to economic risks; and

•	any documents or filings necessary to consummate any of the foregoing, and the officers and employees of the Company or its subsidiaries who have the authority to implement the foregoing.

After consultation with the Company’s management, the Committee has the power and authority to review and make recommendations to the Board regarding the following:

•	all transactions relating to the incurrence, or issuance, of any debt or equity by the Company;

•	all transactions related to the refinancing, repurchase, repayment, redemption, modification, retirement, amendment, renewal, replacement, or exchange of debt or equity of the Company;

•	the registration of any debt or equity securities of the Company or its subsidiaries with the SEC or any other applicable regulatory authority and the listing of such securities on any exchange;

•	the use and allocation of the proceeds from any financing transaction entered into by the Company; and

•	the engagement of any arranger or underwriter in connection with any corporate finance transaction.

Board Leadership Structure

Our Bylaws require that the offices of the Chairman of the Board and Chief Executive Officer be held by separate individuals. The Company’s Guidelines on Corporate Governance require that the Chairman of the Board be an independent director. The Company believes this separation allows the individuals serving in these positions to effectively utilize their skills and time on behalf of the Company. James E. Hoffman, who brings executive leadership, restructuring and other board experience to the Board, serves as independent Chairman of the Board and leads the Board. James L. Welch brings significant transportation industry experience, including almost 30 years of prior experience with the Company, to his day-to-day leadership role as Chief Executive Officer. Because Mr. Hoffman, as Chairman, qualifies as an independent director under the NASDAQ Stock Market rules, the Company does not have a Lead Independent Director.

The business of the Company is managed under the direction of the Board. There are nine members of the Board. The four standing Board committees—the Audit/Ethics Committee, the Compensation Committee, the Governance Committee and the Finance Committee—are an integral part of the Company’s Board leadership structure. These committees, of which all members are independent directors (other than Mr. Wilson, who serves only on the Finance Committee), are discussed in more detail above. In determining the membership of each standing committee, the Board members considered each director’s skill set to oversee the Company’s business, including the risks associated therewith. The leadership structure includes an experienced management team, upon whose advice, reports and opinions the Board relies. The Board also relies on the advice of counsel, accountants, executive compensation consultants, auditors and other expert advisors.

A robust committee framework sustains a line of communication among directors and with management. Regularly scheduled management reports and presentations, based on operational, financial, legal and risk management aspects of the Company’s operations, provide vital information to the Board. Directors have complete access to the Chief Executive Officer and other members of senior management.

Board’s Role in Risk Oversight

Management is primarily responsible for identifying and managing the risks facing the Company, and the Board oversees these efforts. Annually, the Board reviews management’s overall strategic plan, which includes evaluating the risks associated with that plan.

In addition, pursuant to its charter, the Audit/Ethics Committee is responsible for reviewing and discussing the Company’s business risk management process, including the adequacy of the Company’s overall control environment and controls related to selected areas representing significant financial and business risk. Furthermore, the Audit/Ethics Committee evaluates key financial statement issues and risks, their impact or potential effect on reported financial information and the process used by management to address such matters. Management briefs the Audit/Ethics Committee on business and financial risks facing the Company and the efforts being undertaken to manage these risks. The Audit/Ethics Committee then regularly reports to the full Board regarding those briefings as well as their own analyses and conclusions regarding the Company’s risk management process. In addition, the Compensation Committee oversees risks associated with the Company’s compensation policies and practices to ensure that they do not encourage excessive risk-taking that could result in material adverse effects upon the Company. The Board and each committee may also retain independent legal and other advisors to advise and assist the Board in carrying out its oversight responsibilities.

Legal Proceedings

To the best of our knowledge, there is no material proceeding to which any director, director nominee or executive officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, or any associate of such director, nominated director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.

Compensation Committee Interlocks and Insider Participation

During 2010, Michael T. Byrnes (January – May 2010), Cassandra Carr (January – May 2010), Phillip J. Meek (January – May 2010), Carl W. Vogt (January – June 2010), William L. Trubeck (June 2010 – February 2011), Beverly K. Goulet (May 2010 – July 2011), and Dennis Foster (January 2010 – July 2011) served on the Compensation Committee of the Board. Mr. Trubeck resigned from the Compensation Committee in February 2011, prior to being named as Interim Executive Vice President, Chief Financial Officer and Treasurer of the Company, and was replaced by Mark E. Holliday who served on the Compensation Committee from February 2011 to July 2011. See Director Compensation—Relationship with Trubeck.

The Compensation Committee currently consists of Michael J. Kneeland (Chairman), Matthew A. Doheny and James E. Hoffman. Currently and at all times during 2010, no executive officer of the Company serves or served on the compensation committee or serves or served as a director of another entity or member of a compensation committee of another entity where an executive officer of that entity also serves or served on the Compensation Committee or on the Board.

Director Compensation

As noted under the heading Structure and Functioning of the Board—Recently Elected Directors, in connection with the Restructuring, all nine of our directors serving as of July 22, 2011 resigned and the Board appointed new directors to fill the vacant positions created thereby. The current members of the Board do not participate in the Director Compensation Plan described below. On August 30, 2011, the Board approved the YRC Worldwide Inc. Director Compensation Plan (the “New Director Plan”), effective August 30, 2011. All of the non-employee directors of the Company, which includes Raymond J. Bromark, Douglas A. Carty, Matthew A. Doheny, Robert L. Friedman, James E. Hoffman, Michael J. Kneeland, Harry J. Wilson and James F. Winestock, participate in the New Director Plan. The New Director Plan provides for: (i) annual cash retainer of $75,000 for service on the Board ($125,000 for service as the Chairman of the Board), with additional retainers of $15,000 for service as the Audit/Ethics Committee Chairperson and $10,000 for other Committee Chairpersons; (ii) following (A) the Board’s adoption of the 2011 Incentive Plan, and (B) the effective date of the Reverse Stock Split, a grant of restricted stock units (“RSUs”) equal to $100,000 divided by $0.1134 (the conversion ratio of the Series A Notes), which grant shall be adjusted proportionately to reflect the Reverse Stock Split; (iii) with respect to the period from September 15, 2011 through the date of the annual stockholders’ meeting held in 2012, a grant of RSUs equal to $83,333 divided by the 30 day average closing price preceding the date of grant, to be made on the first business day following the annual stockholders’ meeting held in 2012; and (iv) on the first business day following the annual stockholders’ meeting held in 2013 and annually each year thereafter, a grant of RSUs equal to $100,000 divided by the 30 day average closing price preceding the date of grant. No additional compensation will be paid for attendance or participation at Board or committee meetings. The RSUs described above will vest one-third on each of the grant date, first anniversary of the grant date, and second anniversary of the grant date. Grants of RSUs will be made pursuant to a standard form of restricted stock unit agreement for non-employee directors, also adopted by the Board on August 30, 2011.

As required by applicable SEC rules, the information below sets forth compensation information for our outside directors for the fiscal year ended December 31, 2010 and has not been updated to reflect the 2011 reconstitution of our Board or to reflect their compensation. This disclosure is also consistent with disclosure under the same heading in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. On December 31, 2009, we completed an exchange offer converting approximately $470 million in aggregate principal amount of debt into equity (the “2009 Exchange Offer”). As part of the 2009 Exchange Offer, eight of our nine directors were required to resign and were replaced with seven individuals selected or approved by representatives of the former noteholders in May 2010, and one individual nominated by the Teamsters in June 2010. Two individuals selected or approved by the former noteholders, Messrs. Foster and Trubeck, were existing Board members. The Board members selected in connection with the 2009 Exchange Offer, other than Ms. Ghilarducci, were elected at our 2010 Annual Meeting of Stockholders. Ms. Ghilarducci was appointed to our Board on June 29, 2010 as a nominee of the Teamsters in connection with the resignation of Mr. Vogt. As required by applicable SEC rules, the disclosure provided by this section covers all persons who at any time served as an outside director of the Company during 2010.

Name	Meeting, Retainer and Other Fees Received in Cash ($) (1)	All Other Compensation ($) (3)		Total ($)
Outside directors who were selected or approved in connection with the 2009 Exchange Offer and who resigned in connection with the Restructuring
Eugene I. Davis	115,557	—		115,557
Dennis E. Foster (2)	102,582	2,741	(4)	105,323
Teresa Ghilarducci	85,871	—		85,871
Marnie S. Gordon	109,857	—		109,857
Beverly K. Goulet	115,145	—		115,145
Mark E. Holliday	117,207	—		117,207
John A. Lamar	90,507	141,333	(5)	231,840
William L. Trubeck (2)	103,707	2,741	(4)	106,448

Directors who resigned in connection with the 2009 Exchange Offer (2)
Michael T. Byrnes	19,200	29,541	(6)	48,741
Cassandra C. Carr	4,050	2,741	(4)	20,485
Howard M. Dean	11,550	2,741	(4)	14,875
Phillip J. Meek	10,200	2,741	(4)	14,320
Mark A. Schulz	15,750	2,741	(4)	18,491
Carl W. Vogt	16,050	2,741	(4)	20,331

(1)	Of these amounts, $51,507 for each of the Directors who were selected or approved in connection with the 2009 Exchange Offer represents a pro-rated portion of the $80,000 cash payment made in April 2011 attributable to Board service during the 2010-2011 annual cycle.
(2)	Each of Messrs. Byrnes, Dean, Meek, Foster, Schulz, Trubeck and Vogt and Ms. Carr held 687 restricted share units as of December 31, 2010.
(3)	Messrs. Dean, Meek and Vogt and Ms. Carr previously had deferred receipt of shares of Common Stock earned pursuant to the Company’s Director Compensation Plan until they ceased to be directors of the Company. As a result, in connection with their resignations from the Board, Messrs. Dean, Meek, Vogt and Ms. Carr received 1,217, 2,872, 3,208 and 28,530 shares of Common Stock, respectively, that had a value on the date of receipt of $584, $1,379, $481 and $13,694, respectively. These amounts are not included in the table above.
(4)	Represents the value of a retirement gift and taxes thereon.
(5)	Represents amounts paid for services as chief restructuring officer. See—Lamar Agreement below.
(6)	Includes $2,741 representing the value of a retirement gift and taxes thereon and $26,800 in fees paid for services as a consultant after he resigned from the Board. See—Byrnes Agreement below.

The Director Compensation Plan applicable in 2010 set forth the compensation our outside directors were eligible to receive for their service on the Board for the period of time between each annual Stockholders’ meeting (the “annual cycle”). An outside director is a director that is not an employee of the Company. Pursuant to the Director Compensation Plan applicable in 2010, our outside directors were eligible to receive the following annual compensation:

•

a retainer for Board services of $50,000 and a retainer for service as a chairperson of a committee (committee members do not receive retainers) as follows: Governance Committee – $5,000; Finance Committee – $5,000; Pension and Benefits Strategy Committee – $5,000; Compensation Committee – $7,500; and Audit/Ethics Committee – $10,000. A minimum of 50% of the retainer fees were typically paid in Company Common Stock, with the stock award determined annually on the date of the Board meeting immediately following our annual meeting of Stockholders based on the closing price of our

Common Stock on that date. Directors had the option of receiving up to 100% of the retainer fees in Company Common Stock and could elect to defer receipt of all of their retainer fees received in Common Stock. Directors elected during the year were to receive all of their pro-rated retainer fees for the year of election in cash;

•	an attendance fee of $1,500 for each Board meeting and $1,500 for each committee meeting attended. Directors could elect to defer all of their meeting fees;

•	reimbursement of costs or expenses incurred in relation to Board and committee meetings; and

•

a grant of restricted share units equivalent in value to $77,500 based on the reported closing price of our Common Stock on the date of grant. These restricted share units vested in one-third increments on the anniversary of the grant date, which was the date of the Board meeting immediately following our annual meeting of Stockholders, and were issued the restricted share units from our 2004 Plan.

In conjunction with the continuation of the reduction in employee wages and salaries in 2010 (described in more detail below in Compensation Discussion and Analysis), for the 2010-2011 annual cycle, our Board voluntarily continued the fee reduction implemented in 2009 and reduced by 10% all fees for regular Board and committee meetings attended and all cash retainer fees, including annual retainers and retainers for service as chairperson of Board committees. The Board also continued to waive all fees for telephonic special meetings of the Board and the Audit/Ethics, Compensation and Governance Committees in 2010. As noted below, in April 2011, fees for telephonic special meetings of the Board and these committees were reinstated.

At a Board meeting on June 29, 2010, for the 2010-2011 annual cycle, the Board decided to pay the annual and committee chairperson retainer fees 100% in cash instead of 50% in cash and 50% in shares of Company Common Stock. In addition, given the Company’s ongoing restructuring efforts, the Board initially delayed until December the annual restricted share unit grant for the 2010-2011 annual cycle, and then gave it further consideration in April 2011, as noted below.

In April 2011, the Compensation Committee with the assistance of the Compensation Committee’s independent compensation consultant, Frederic W. Cook & Co. (the “Consultant”), reviewed the directors’ compensation. The Consultant advised that the following modifications to the amount and structure of the Board’s compensation were reasonable and that, as modified, the Board’s compensation would still be below the competitive market median. Based on the recommendation of the Compensation Committee and the Consultant’s advice, the Board approved the following modifications to Board compensation:

•	the 2011-2012 annual cycle began on May 11, 2011, which was the one-year anniversary of the appointment of a majority of the members of the Board;

•	continuation of the 10% reduction implemented in 2009 of all fees for Board and committee meetings and all cash retainer fees for the 2011-2012 annual cycle;

•	for the 2011-2012 annual cycle, continuing to pay the annual and committee chairperson retainer fees 100% in cash;

•	reinstatement of meeting fees for telephonic special meetings of the Board and the Audit/Ethics, Compensation and Governance committees of the Board, consistent with the Director Compensation Plan;

•

payment of compensation in the amount of $80,000 in cash for the 2010-2011 annual cycle (paid in April 2011), and $80,000 in cash for the 2011-2012 annual cycle to be paid at the beginning of the 2011-2012 annual cycle; and

•	no annual restricted share unit grant for the 2010-2011 or the 2011-2012 annual cycle.

Prior to 2009, our outside directors were subject to the equity ownership requirements set forth in our prior Director Compensation Plan, which required our outside directors to own shares of Company Common Stock or restricted share units equal in value to three times the annual board retainer. Due to the severe economic recession, the Company’s operating results, the issuance of almost one billion shares of Common Stock in connection with our debt-for-equity exchange offer completed in 2009, and the subsequent 1-for-25 reverse split of our Common Stock, and the issuance of Series B Convertible Preferred Stock (which has since converted into approximately 1,863 million shares of Common Stock) and the Convertible Notes in the Restructuring, the price per share of our Common Stock has been dramatically lower than when the equity ownership requirement was established. Therefore, the Board suspended the equity ownership requirement set forth in the previous Director Compensation Plan. Though the New Director Plan does not contain equity ownership requirements, the Guidelines on Corporate Governance provide that directors should have an equity ownership in the Company, and toward that end, each outside director is to be paid a portion of his or her director compensation in Common Stock to the extent, and with such exceptions, as determined by the Board. If the Stockholders and Convertible Noteholders approve the 2011 Incentive Plan and the Reverse Stock Split at the Annual Meeting, each current director will receive a grant of restricted stock with a value equal to $100,000 divided by $0.1134 (the conversion ratio of the Company’s Series A Notes), which grant shall be adjusted proportionately to reflect the Reverse Stock Split. Pursuant to the New Director Plan, directors will also receive restricted stock unit grants annually in subsequent years.

Lamar Agreement

On November 8, 2010, we entered into a one-year letter agreement with John A. Lamar pursuant to which he acted as our Chief Restructuring Officer. As Chief Restructuring Officer, Mr. Lamar reported directly to the Board and was responsible for, among other things, overseeing strategy, operations and restructuring efforts in our effort to achieve short- and long-term viability and business recovery. In exchange for these services and in addition to fees received as a director, Mr. Lamar received $80,000 per month, plus reimbursement of travel and other business expenses and was eligible for a $500,000 success fee payable at the end of the one-year term based on the achievement of specific objectives and business results determined by the Board. Pursuant to the terms of the Restructuring, Mr. Lamar resigned as Chief Restructuring Officer immediately following the closing of the Restructuring on July 22, 2011. In connection with his resignation, we paid Mr. Lamar $838,667, comprised of a $500,000 success fee and $338,667 in monthly fees he would have earned through the end of his one-year letter agreement with the Company.

Relationship with Trubeck

On March 7, 2011, we announced the appointment of William L. Trubeck as our Interim Executive Vice President and Chief Financial Officer effective as of March 31, 2011. From March 7, 2011 through March 31, 2011, Mr. Trubeck provided certain consulting services in his role as a director to provide for an orderly transition of the chief financial officer role at the Company. In exchange for these services and in addition to fees received as a director, Mr. Trubeck received $50,000 per month, plus reimbursement of travel and other business expenses. Pursuant to the terms of the Restructuring, Mr. Trubeck resigned as Interim Executive Vice President and Chief Financial Officer immediately following the closing of the Restructuring on July 22, 2011. In connection with his resignation, we paid Mr. Trubeck a $150,000 success fee.

Byrnes Agreement

On May 11, 2010, we entered into a consulting agreement with Michael T. Byrnes pursuant to which he is advising us regarding our operations in China and other Asian countries and is serving as a director of our China joint ventures, JHJ International Transportation Co., Ltd. and Shanghai Jiayu Logistics Co, Ltd. In exchange for these services, Mr. Byrnes receives $6,700 per month, plus reimbursement of travel and other business expenses. The consulting agreement can be terminated by either party upon 30 days prior written notice. The consulting agreement also imposes certain confidentiality, non-disparagement obligations on Mr. Byrnes and requires the Company to indemnify Mr. Byrnes to the maximum extent permitted by Delaware law from certain litigation damages and costs. In addition, so long as Mr. Byrnes is a director of JHJ International Transportation Co., Ltd. or Shanghai Jiayu Logistics Co., Ltd., the Company is required to cover Mr. Byrnes under any directors’ and officers’ liability insurance maintained by the Company to the maximum extent of the coverage available for any director or officer of the Company.

Changes with Respect to Named Executive Officers

The disclosure provided by the Compensation Discussion and Analysis section below discusses activities undertaken and compensation paid in 2010 and is consistent with the disclosure provided under the same heading in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect the changes in executive officers since the Restructuring. See “The Restructuring” above for information on our restructuring efforts completed in 2011.

Since the filing of the Form 10-K/A on April 29, 2011, William D. Zollars, former Chairman of the Board, President and Chief Executive Officer, Michael J. Smid, former Chief Operations Officer and President of YRC Inc., and James G. Kissinger, former Executive Vice President and Chief Administrative Officer, have terminated employment with the Company and Michael J. Naatz has assumed a new role with the Company.

Mr. Zollars retired from the Company on July 22, 2011, upon the closing of the Restructuring, and he will receive the benefits to which he is entitled under his Employment Agreement (as amended by the Letter Agreement), as described below under the headings Summary Compensation Table—Zollars Employment Agreement and Pension Benefits—Company Supplemental Retirement Plans—William Zollars Supplemental Retirement Arrangement. Under the terms of Mr. Zollars’ Employment Agreement (as amended by the Letter Agreement), the Company will pay Mr. Zollars the present value of his non-qualified contractual benefit, actuarially reduced based on a discount rate equal to the Moody’s Corporate Bond Rate, as in effect the date the supplemental retirement benefit is paid, in a lump sum within 30 days following the six-month anniversary of his retirement, which was July 22, 2011. The Company may or may not fund its obligation to make this non-qualified supplemental retirement payment, and until payment, Mr. Zollars is considered an unsecured, general creditor of the Company with respect to this payment. The Moody’s corporate bond rate is the rate that the Company uses for calculating the lump sum non-qualified retirement benefit of other designated executives. All outstanding equity grants to Mr. Zollars will be governed in accordance with the applicable grant agreements, the 2004 Plan and his Employment Agreement. Under the Employment Agreement, Mr. Zollars agreed not to engage in Competition (as defined in the Employment Agreement) for 24 months following termination, not to solicit any customer or certain potential customers of the Company, and not to solicit employment of certain employees of the Company or otherwise knowingly interfere in any material respect with the business accounts of the Company for 24 months following termination.

Mr. Smid’s employment with the Company terminated effective July 29, 2011, and he received the benefits to which he was entitled under the Retention Payment, Non-Competition, Non-Solicitation, Non-Disparagement, and Confidentiality Agreement dated June 2, 2009 by and between the Company and Mr. Smid (the “Smid Agreement”) and our Executive Severance Policy, as described below. In connection with Mr. Smid’s departure, the Company entered into a Separation Agreement and Complete Release with Mr. Smid pursuant to which Mr. Smid received benefits described in the Company’s Executive Severance Policy described below under the heading Potential Benefits Upon Termination or Change in Control—Executive Severance Policy, and the Smid Agreement. Consistent with the Executive Severance Policy, the separation agreement provides Mr. Smid with his then-current base salary and continuation of certain health and welfare benefits for a 24-month period following his cessation of employment, subject to certain limitations including compliance with certain confidentiality, non-competition, non-solicitation and non-disparagement covenants set forth in the separation agreement.

Mr. Smid is also eligible for benefits pursuant to the Company’s 401(k) Plan, the Yellow Corporation Pension Plan, and the Supplemental Executive Pension Plan (the “SEPP”), as modified by the Smid Agreement, as described below under the headings Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Michael J. Smid Agreement and Pension Benefits. Under the SEPP, as modified by the Smid Agreement, Mr. Smid will receive a lump sum payment equal to 80% of his accrued benefit within 30 days after the date that is six months following his termination of employment, which was July 29, 2011. The Company may or may not fund its obligation to make this non-qualified supplemental retirement payment, and until payment, Mr. Smid is considered an unsecured, general creditor of the Company with respect to this payment. He is also bound by the non-competition and non-solicitation agreements contained in the Smid Agreement that extend for six months following termination of his employment and certain non-disparagement and confidentiality agreements contained in such agreement that extend indefinitely. Mr. Smid must comply with the non-competition, non-solicitation, non-disparagement and confidentiality provisions of such agreement as a condition to receiving and retaining the SEPP benefits provided by the Smid Agreement. All of Mr. Smid’s outstanding stock options were terminated and cancelled as of the date of his employment termination. All other outstanding equity grants to Mr. Smid will be governed in accordance with the applicable grant agreements and the 2004 Plan.

On September 26, 2011, the Company announced changes to its corporate organizational structure, which it believes will streamline the organization and enable the Company to manage its business more effectively and efficiently. In connection with these changes, on September 23, 2011, the position of Executive Vice President and Chief Administrative Officer of the Company was eliminated and, as a result, Mr. Kissinger left the Company. In connection with Mr. Kissinger’s departure, Mr. Kissinger will be eligible for benefits described in the Company’s Executive Severance Policy, as described below under the heading Potential Benefits Upon Termination or Change in Control—Executive Severance Policy, upon compliance with the terms of the Executive Severance Policy. Pursuant to the Non-Competition Agreement, Mr. Kissinger is also subject to a six-month non-competition and a nine-month non-solicitation period following termination of employment and is subject to certain confidentiality and non-disparagement provisions. See Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Sheila K. Taylor, Michael J. Naatz, James G. Kissinger and Daniel J. Churay Agreements.

On September 26, 2011, Michael J. Naatz, formerly President—Customer Care Division and Chief Customer Officer of the Company, was appointed President of USF Holland, Inc. Mr. Naatz will receive compensation commensurate with his additional responsibilities, including eligibility for performance-based equity and cash incentives. The position of President—Customer Care Division and Chief Customer Officer of the Company has been eliminated.

Compensation Discussion and Analysis

Executive Summary of 2010 Activity Related to Our Comprehensive Recovery Plan

In 2010, we continued our efforts to execute our comprehensive recovery plan to reduce our cost structure and improve our operating results, cash flows from operations, liquidity and financial condition. At the end of 2009, we successfully completed an exchange offer converting approximately $470 million in aggregate principal amount of debt into equity. As part of this exchange offer, eight of the Company’s nine directors were required to resign and were replaced with seven individuals selected or approved by our former note holders in May 2010 and one individual nominated by the International Brotherhood of Teamsters (the “Teamsters”) in June 2010. Two of the individuals selected or approved by the former note holders were existing board members. As part of this Board change, the Compensation Committee (the “Committee”) was restructured from a four- to a three-person committee with one member who was previously a member of the Committee and two new members.

During 2010, due in large part to the efforts of our dedicated employees, including our named executive officers, we made significant advancements in the execution of our comprehensive recovery plan. Specifically,

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our employees represented by the Teamsters ratified a modification to our labor agreement that, among other things, modified work rules, extended the temporary cessation of pension contributions to multi-employer pension funds until June 1, 2011 and extended the term of the labor agreement from March 31, 2013 to March 31, 2015;

•	we negotiated amendments to our contribution deferral agreement with certain multi-employer pension funds to, among other things, continue the deferral of contributions to these funds;

•

we renewed our asset-backed securitization facility (“ABS facility”) in October 2010 and negotiated amendments to our credit agreement and our ABS facility to, among other things, provide us greater access to the liquidity that our revolving credit facility provides, continue the deferral of interest and fees and amend certain financial covenants;

•	we raised an aggregate of $70 million through the issuance of our 6% Senior Notes due 2014 in February and August of 2010, which allowed us to retire other debt that came due during 2010;

•	we raised $15.4 million of net proceeds through the sale of common stock pursuant to an at-the-market offering during the second quarter of 2010;

•	we received net proceeds of $34.3 million from the sale of a majority of our logistics business in August 2010;

•	we completed the sale of excess property and equipment and the sale and leaseback of certain core operating facilities;

•	we reduced the number of terminals to adjust our transportation networks to current shipping volumes;

•	we made changes to our overall risk management structure to reduce our letter of credit requirements in various states related to workers’ compensation insurance;

•	we effected a 1-for-25 reverse stock split; and

•	we implemented other cost reduction measures in general, administrative and other areas.

All of these accomplishments were made despite the fact that in 2010 we, again, significantly reduced our overall workforce and implemented or continued the following cost-cutting measures related to the compensation of our employees:

•	we continued a 15% wage reduction for substantially all of our union employees and a 10% wage reduction for substantially all of our non-union employees, including our named executive officers,

resulting in the base salaries for our named executive officers that were in most cases lower than 2008 base salaries;

•	we did not provide annual bonus opportunities in 2010 for our executives, including our named executive officers;

•	we did not provide long-term incentive opportunities in 2010 for our executives, including our named executive officers;

•	we continued the temporary cessation of contributions to our multi-employer pension funds;

•	we continued the suspension of Company matching 401(k) contributions for non-union employees, including our named executives; and

•	we again increased the amount our non-union employees, including our named executive officers, were required to pay under our health and welfare benefit plans.

In addition, as indicated above under Director Compensation, in 2010 our Board continued their voluntary reduction of fees and waiver of certain special telephonic meeting fees, which was significant due to the numerous special telephonic board and committee meetings held in connection with our efforts regarding our comprehensive recovery plan.

Compensation Philosophy and Objectives; Components of Executive Compensation

Our Committee has established an executive compensation philosophy that supports our near and long-term strategic objectives to:

•

attract and retain high caliber executives whose leadership skills can enable us to effectively navigate the financial challenges affecting our Company and to effectively compete in our market segments; and

•	provide incentives that encourage executives to attain the highest level of organizational performance to maximize stakeholder recovery without encouraging excessive risk taking.

To achieve these objectives, historically our executive compensation program provided base salaries that were reflective of responsible market practices, a significant portion of total compensation that was based on the achievement of annual, long-term and individual performance goals, and almost all long-term incentive compensation in the form of equity to further align our executives’ interests with our stockholders.

Due to the financial challenges facing our Company in 2010, the Committee deviated from its historical compensation practices and, similar to 2009, designed an executive compensation program to align our employees’ compensation (including our named executive officers) with our financial condition and our need to retain high-caliber employees (including our named executive officers) to assist us in executing our comprehensive recovery plan. In 2010, the components of our named executive officers’ compensation consisted of:

•	base salaries;

•

retention opportunities (other than Mr. Zollars), in the form of cash and increased retirement benefits, pursuant to the terms of non-competition, non-solicitation, non-disparagement and confidentiality agreements entered into in 2008 and 2009; and

•	perquisite and other benefit plans and programs that we sponsor.

The base salaries of our named executive officers in most instances were frozen at 2009 levels. This resulted in base salaries for most of our named executive officers being less than they were as of December 31, 2008, due to the continuation in 2010 of the 10% wage reduction for substantially all of our non-union employees implemented in 2009 and the continuation for the first two weeks of 2010 of a seasonal wage reduction of 18%

implemented in the last two weeks of 2009, which effectively resulted in a 28% wage reduction for this period. An additional 5% seasonal wage reduction, which occurred from October through December 2009, caused an additional variance between 2009 and 2010 reported base salary. The Committee did not provide an annual bonus or a long-term incentive opportunity for 2010 as it had in the past due to the financial uncertainty facing the Company and the prior implementation of the non-competition agreements. The Committee believed the combination of base salary and retention opportunity appropriately balanced the Company’s need to cut costs and preserve liquidity while incenting and retaining our named executive officers to assist with execution of our comprehensive recovery plan.

Determining Executive Compensation

The Committee has primary responsibility for determining the compensation package for the named executive officers with the assistance of the Company’s chief executive officer and the Committee’s independent compensation consultant, Frederic W. Cook & Co. (the “Consultant”). Prior to 2009, the Committee utilized information that the Consultant provided from various survey groups in determining the appropriate level and form of compensation. Generally, the Committee aimed to provide base salaries, target annual incentive and long-term incentive opportunities and total compensation for the named executive officers that were near the market median of the applicable survey group for similar positions, with the opportunity for the named executive officers to receive annual incentive and long-term incentive compensation in excess of (or less than) target if we exceed (or fail to achieve) our target performance goals. The Committee also considered experience, tenure in position, scope of an executive’s responsibilities, performance and any other factors that could be relevant at the time when setting salaries and target annual incentive and long-term incentive opportunity levels.

As indicated above, due primarily to the Company’s commitment to its comprehensive recovery plan, the Committee did not follow historical practices in determining that 2010 compensation would consist solely of base salary, retention opportunities where needed to retain talent, and perquisite and other benefit plans and programs we sponsored. The Committee focused on implementing responsible compensation practices that would balance the Company’s need to cut costs and preserve liquidity while incenting and retaining our named executive officers to execute our comprehensive recovery plan. As part of its decision to freeze the 2010 base salaries of most of the named executive officers at 2009 levels (which resulted in base salaries for those individuals being less than they were as of December 31, 2008), the Committee considered the effect that this decision would have on its need to retain executives in order to be able to effectively execute its comprehensive recovery plan. As part of this exercise, the Consultant provided the Committee with guidance and advice derived from the Towers Perrin Compensation Data Bank (CDB) Executive Database (the “Database”). The Database includes more than 500 companies and presents the compensation levels and practices of companies across a broad section of industries, including aerospace/defense and automotive and transportation, chemicals, computer hardware, software and services, consumer products (excluding food and beverage), electronics and scientific equipment, food and beverages, metals and mining, oil and gas, pharmaceutical, retail and telecommunications. A list of the companies contained in the Database is attached as Appendix I to this Proxy Statement. The data derived from the Database assisted the Committee in concluding that while the base salaries of the named executive officers were below market, and in one instance significantly below market, that the base salaries combined with any retention opportunity should be sufficient to retain the talent needed to help the Company navigate the financial challenges facing it.

Chief Executive Officer Compensation

In January 2006, the Committee and the full Board (other than Mr. Zollars) determined it was beneficial for us to enter into an employment agreement with Mr. Zollars and established his base salary and annual incentive and long-term incentive opportunities (as set forth in his employment agreement) using a similar method as was used for the other named executive officers at the time, which was targeting each element of compensation and total compensation near the market median of an applicable survey group. See Executive Compensation—Zollars Employment Agreement for a discussion of the terms of Mr. Zollars’ employment agreement. Mr. Zollars’ January 2006 employment agreement requires the Board to annually review his base salary to determine whether it should be increased. Other than special equity opportunities (which have previously been provided and subsequently forfeited due to the Company’s failure to meet the required financial targets) and the supplemental retirement benefits contained in Mr. Zollars’ employment agreement, the compensation policies for Mr. Zollars are essentially the same as for our other named executive officers. The variation between Mr. Zollars’ and the other named executive officers’ compensation reflects the scope and increased level of responsibility of the chief executive officer position compared with our other named executive officers.

In addition, supplemental retirement benefits were provided to Mr. Zollars as part of his new hire package in 1996 and were critical to attract him as a mid-career top executive. These benefits were continued in his 2006 employment agreement and are calculated by reference to the Yellow Corporation Pension Plan (the “Yellow Pension Plan”). When we froze future benefit accruals under the Yellow Pension Plan in July 2008, the future benefit accruals under Mr. Zollars’ employment agreement were also frozen.

Due to the Committee’s decision to maintain 2010 salaries at 2009 levels and the high level of Board member interaction with Mr. Zollars in connection with our restructuring efforts, the Board did not feel it was necessary or worthwhile for Mr. Zollars to engage in a self-evaluation process as he had in prior years. Instead, the Board met in executive session without Mr. Zollars and decided to maintain Mr. Zollars’ 2010 base salary at its 2009 level, which was approximately 10% lower than his base salary in 2008.

Compensation for Named Executive Officers (other than the Chief Executive Officer)

In past years, the chief executive officer set performance goals for the other named executive officers. The chief executive officer would then review the performance of each named executive officer (excluding himself) with the Committee and make recommendations as to the compensation for each executive. Taking into account the chief executive officer’s performance review of the named executive officers, the Committee would then approve the compensation for each named executive officer other than the chief executive officer. Due to the Company’s focus on executing its comprehensive recovery plan, this practice was not followed in determining the named executive officer’s compensation in 2010. Instead, the Committee focused on balancing the Company’s need to preserve liquidity against its need to retain executive talent. As discussed above, in light of these factors and market data and advice the Consultant derived from the Database, the Committee decided to provide its named executives with compensation primarily in the form of base salaries and retention opportunities (other than Mr. Zollars). The Committee did not offer any annual or long-term, cash or equity, incentive opportunities because it did not believe these incentives could be structured in a way to provide meaningful incentive to the named executive officers due, among other things, to the pending changes in the Committee and the financial uncertainty facing the Company at the beginning of 2010.

Consultant

The Committee’s Consultant provides guidance and advice to the Committee regarding executive officer compensation trends, reviews compensation plan design and suggests alternative ways to deliver compensation to align the executive’s compensation with Company goals. Frederic W. Cook & Co. has been the Committee’s independent consultant since July 2007. The Consultant provides no other services to the Company.

Summary of Compensation Components

Base Salary

Prior to 2009, base salary for each named executive officer was determined based on a number of factors including: the salary level for similar positions in applicable survey groups, the named executive officer’s experience, tenure in position, scope of responsibility and performance, and internal pay equity among our executive officers. The performance of each named executive officer was also evaluated by reference to individual goals that the named executive officer, together with the chief executive officer (and in the case of the chief executive officer, together with the Board), established each year, including:

•	developing and executing our strategies;

•	developing personnel within the executive’s control or management; and

•	participating in and contributing to programs that positively impact our operations and growth.

Consistent with 2009, the Committee departed from past practices and, as discussed above, after considering the Company’s financial situation and its need to preserve liquidity and to retain its key executives to help execute its comprehensive recovery plan, the Committee decided to maintain the 2010 base salaries for the named executive officers (other than Mr. Naatz and Sheila K. Taylor) at the levels that existed at the beginning of 2009 prior to the wage reductions implemented throughout 2009. The base salary amounts for 2010 reflected in the Summary Compensation Table include a seasonal reduction of 18% that was implemented in the last two weeks of 2009 and was continued during the first two weeks of 2010.

Ms. Taylor was promoted to Chief Financial Officer in October 2009. At that time, the Committee increased Ms. Taylor’s base salary, but not to a level that would have been required had the Company hired a Chief Financial Officer from outside the organization. In February of 2010, the Committee formally considered Ms. Taylor’s salary and after examining data the Consultant derived from the Database, concluded that Ms. Taylor’s base salary was significantly below market. In recognition of this fact, and Ms. Taylor’s significant responsibilities in connection with our restructuring efforts and in furtherance of internal pay equity, the Committee decided to increase Ms. Taylor’s 2010 base salary over her 2009 base salary by approximately 10%. The Committee acknowledged that even with this increase, Ms. Taylor’s base salary was still below market and committed to reevaluate her base salary later in 2010. In July 2010, the Committee again considered Ms. Taylor’s base salary. In light of the contribution Ms. Taylor had made to our restructuring efforts and her performance as our Chief Financial Officer during the previous nine months, the Committee decided to increase Ms. Taylor’s base salary by an additional 16%, which, after the increases, put Ms. Taylor’s compensation at the lower end of the market median range.

Mr. Naatz also received a base salary adjustment in April 2010 to reflect his increased duties and responsibilities in connection with his promotion to our President—Customer Care Division and Chief Customer Officer of the Company. In this position, Mr. Naatz assumed responsibilities for overseeing all aspects of the Company’s sales and sales support function in addition to his previous responsibilities for customer care, revenue management, cargo claims, freight bill entry and technology.

Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements

During 2008 and 2009, we entered into certain non-competition, non-solicitation, non-disparagement and confidentiality agreements (“non-competition agreements”) with our named executive officers (other than Mr. Zollars). In general, each provides for payments to our named executive officers in exchange for certain non-competition, non-solicitation, non-disparagement and confidentiality agreements. The Committee decided that these non-competition agreements were important to help ensure the retention of key executives who were crucial to the execution of our comprehensive recovery plan and to protect the Company from competition if they did terminate their employment with us. A summary of these non-competition agreements and the payments made in 2010 pursuant to the terms of the agreements is set forth below.

Sheila K. Taylor, Michael J. Naatz, James G. Kissinger and Daniel J. Churay Agreements. The Company entered into a non-competition agreement with each of Sheila K. Taylor, Michael J. Naatz, James G. Kissinger and Daniel J. Churay in 2009 (the “Non-Competition Agreements”). Pursuant to the Non-Competition Agreements, each executive officer agreed to a three-month non-competition and non-solicitation period following any termination of employment and agreed to certain confidentiality and non-disparagement provisions. In exchange for these agreements and to incent the officer to remain employed with the Company, the Company agreed to pay each officer an amount equal to one times the officer’s base salary (as of the date of the Agreement and prior to any reductions) in equal installments on January 2, 2010, April 1, 2010 and July 1, 2010 if the officer was employed on those dates. These payments were made to each officer. If the officer had resigned or had been terminated with Cause (as defined in the applicable Non-Competition Agreement) before March 31, 2010, the officer would have been required to return the January 2, 2010 payment. In addition, in exchange for the April 1, 2010 payment and July 1, 2010 payment, the non-competition and non-solicitation period was extended to six and nine months, respectively. If the officer had resigned or had been terminated with Cause before June 30, 2010, the officer would have been required to return the April 1, 2010 payment, and if the officer had resigned or had been terminated with Cause before September 30, 2010, the officer would have been required to return the July 1, 2010 payment.

In connection with Ms. Taylor’s resignation from the Company in March 2011, we entered into a Separation Agreement and Release with her (the “Separation Agreement”) pursuant to which she will continue to receive her 2011 base salary and certain health and welfare benefits, and her outstanding options will continue to vest in accordance with their terms, for a 12-month period ending March 31, 2012, subject to certain limitations and her compliance with the covenants of her Non-Competition Agreement. The Separation Agreement contains customary language in which Ms. Taylor, to the fullest extent allowed by law, releases us and our subsidiaries and affiliates from all claims she may have in any way related to or arising from her employment with the Company or the cessation of her employment. In March 2011, we also entered into an amendment of Ms. Taylor’s Non-Competition Agreement to clarify the specific less-than-truckload, truckload and logistics companies that are subject to the restrictive covenants under her Non-Competition Agreement. The Non-Competition Agreement continues to have a nine-month term following termination of Ms. Taylor’s employment; provided, that Ms. Taylor must comply with the terms of the Non-Competition Agreement as a condition to receiving the separation payments and health and welfare benefit continuation through March 31, 2012 under her Separation Agreement.

Michael J. Smid Agreement. The Company entered into a non-competition agreement with Michael J. Smid in June 2009 (the “Smid Agreement”). Pursuant to the Smid Agreement, Mr. Smid agreed to a six-month non-competition and non-solicitation period following any termination of his employment and agreed to certain confidentiality and non-disparagement provisions. In exchange for these agreements and to incent Mr. Smid to remain employed with the Company, the Company agreed that if Mr. Smid remained employed through April 7, 2011 or was terminated without Cause (as defined in the Smid Agreement) prior to April 7, 2011, he would be entitled to 60% of his accrued benefit under the Company’s Supplemental Executive Pension Plan (the “SEPP”) instead of 42%. Because Mr. Smid remained employed through April 7, 2011, he is now entitled to this increased benefit. The Smid Agreement further provides that if Mr. Smid remains employed through April 7, 2012 or is terminated without Cause on or after April 7, 2011 but prior to April 7, 2013, he will be entitled to 80% of his accrued benefit under the SEPP, instead of 60%. Further, if Mr. Smid dies or becomes disabled while employed prior to April 7, 2013, he will be entitled to 100% of his accrued benefit under the SEPP. If Mr. Smid remains employed through April 7, 2013, the Smid Agreement does not modify the SEPP benefits which he is entitled to receive. Mr. Smid will not receive the benefits under the Smid Agreement if he is terminated for Cause or if he breaches the Smid Agreement. For the purposes of the Smid Agreement, Cause means: (1) Mr. Smid’s conviction of a felony involving acts of dishonesty, fraud, or moral turpitude; (2) Mr. Smid’s willful or repeated failure to perform his duties; (3) willful misconduct material to his employment; (4) material breach of Company policies or rules; (5) Mr. Smid’s material and demonstrable dishonesty related to his employment; or (6) gross negligence in the performance of his job duties.

Phil J. Gaines Agreements. The Company entered into a non-competition agreement with Phil J. Gaines in December 2008, which was subsequently amended (the “Gaines Agreement”). Pursuant to the Gaines Agreement, Mr. Gaines agreed to a six-month non-competition and non-solicitation period following any termination of his employment and agreed to certain confidentiality and non-disparagement provisions. In exchange for these agreements and to incent Mr. Gaines to remain employed with the Company, the Company agreed to pay Mr. Gaines an amount equal to one times Mr. Gaines’s base salary (as of the date of the Gaines Agreement) in equal installments in each of January 2010, April 2010 and July 2010 if he was still employed at those times. Mr. Gaines received the payments due in 2010. If Mr. Gaines had resigned prior to July 1, 2010, Mr. Gaines would have been required to return all payments he had received under the Gaines Agreement, and the Company would not have been required to pay Mr. Gaines the July payment. On March 28, 2011, the Company entered into an additional agreement with Mr. Gaines, which, among other things, modified his executive severance agreement and the Company’s executive severance policy as it applies to him. See Potential Payments on Termination or Change of Control—Gaines Agreement.

Perquisite Program

The named executive officers participate in our executive perquisite program. In 2010, perquisite levels were maintained at 2009 levels, which had been reduced by 10% from 2008 levels, reflecting the 10% reduction in the named executive officers’ base salaries during 2009. There is no requirement that a named executive officer spend the perquisite payments on any particular item. Perquisites are limited to cash payments. Perquisite payments are subject to local, state and federal income taxation and withholding. Perquisite payments are included in the “All Other Compensation” column of the Summary Compensation Table.

Benefit Plans

The named executive officers are eligible to participate in our health and welfare plans, including those that provide medical, dental, life insurance and accidental death and dismemberment benefits, generally on the same basis as our other employees, but our named executive officers pay a higher amount for these benefits as the employee portion of the cost for these plans increases as an employee’s salary increases. In 2010, the employee portion of the cost under these plans again increased.

The named executive officers participate in our defined contribution 401(k) plan, which is a tax-qualified retirement savings plan. The Internal Revenue Code of 1986, as amended (the “Code”), limits the contributions the named executive officers can make to the 401(k) plan. In 2009, in connection with union wage concessions, we suspended indefinitely Company-matching contributions under the 401(k) plan for our employees, including our named executive officers.

We sponsor two qualified pension plans for employees of the Company and certain participating subsidiaries that commenced employment prior to January 1, 2004. We froze benefit accruals on and after July 1, 2008 under these plans. Messrs. Zollars, Smid, Churay and Gaines and Ms. Taylor participated in the Yellow Pension Plan. See Pension Benefits for a discussion of this qualified pension plan.

Because the Code limits our named executive officers’ benefit payments from qualified defined benefit plans and contributions to qualified defined contribution plans, we have adopted nonqualified deferred compensation plans, including a supplemental pension plan to restore benefits that these limitations would otherwise take away. We may or may not fund our obligations under these plans in advance of an executive’s retirement, and the executive is considered an unsecured, general creditor of the Company with respect to our obligations to make payments under these plans. Messrs. Smid, Churay and Gaines participate in our supplemental pension plan. Mr. Zollars does not participate in the supplemental pension plan. Instead, he will receive supplemental retirement benefits pursuant to the terms of his employment agreement with us. See Pension Benefits for a discussion of this supplemental pension plan and Mr. Zollars’ employment agreement. In July 2008, the Company froze all employees’ benefit accruals under the Company’s qualified and non-qualified defined benefit plans and Mr. Zollars’ benefit accruals under his employment agreement.

Severance and Other Termination-of-Employment Benefits

We have entered into executive severance agreements with our named executive officers that provide for payment if an executive is terminated without cause within the two-year period after a change of control transaction or between the initiation and culmination of a change of control transaction or resigns for good reason within two years after a change of control transaction. We also maintain an executive severance policy that provides for payment if an executive is terminated without cause or as a result of the elimination of the executive’s position, a restructuring of the Company or a reduction in work force or if the executive resigns for good reason. To receive payment under this policy, the executive must execute a release of the Company from liabilities and obligations and agree to certain confidentiality, non-competition and non-solicitation provisions. This severance policy does not cover Mr. Zollars, as he is entitled to severance benefits pursuant to the terms of his employment agreement. The severance policy also does not apply if the named executive officer is otherwise entitled to severance payments, including under an executive severance agreement. The Company’s severance arrangements for our named executive officers are described in Potential Payments upon Termination or Change of Control.

We have implemented change of control arrangements and a severance policy to attract and retain executive officers that we believe will bring the greatest value to our stakeholders. The Committee believes these arrangements are crucial to incent named executive officers to remain employed with us during periods of uncertainty, including the one currently facing us, and to obtain the highest value for us when considering any potential change of control transaction. The benefits that may be received under the executive severance arrangements were based on data received from the Consultant in 2008, were consistent with market practices in 2008, and do not affect other elements of compensation for the named executive officers.

Equity Ownership Guidelines

In 2004, the Committee established equity ownership guidelines for our executive officers who actively participate in our long-term incentive plan (or any successor to that plan). These guidelines establish equity ownership targets based on an executive’s base salary and salary grade level. The target levels of ownership for each executive are phased in over a six-year period beginning with the executive’s first year of participation in our long-term incentive plan. If an executive does not achieve the desired target level of equity ownership by the end of the six-year period or does not achieve specified interim target levels, the Committee may award restricted share units in lieu of cash that the executive is entitled to receive under our long-term incentive plan or our annual incentive bonus program as necessary to bring the executive into or move the executive towards the target levels.

The equity ownership guidelines provide for a target number of shares measured at December 31 of each year of participation in our long-term incentive plan based upon the higher of the (i) average closing market price of a share of our common stock for all trading days during the fourth quarter of the calculation year and (ii) closing market price on the last day in the fourth quarter of the calculation year and as determined under the equity ownership guidelines. The equity ownership guidelines also include provisions prohibiting our executives from entering into transactions involving derivatives where the underlying equity is our common stock used to satisfy the ownership guidelines, or from pledging any of those shares.

The target equity ownership for each of the named executive officers that is currently employed by us is as follows: Mr. Zollars—5x base salary; Mr. Smid—4x base salary; Messrs. Naatz and Kissinger—3x base salary; and Mr. Gaines—2x base salary. Due to the severe economic recession, the Company’s operating results, the issuance of almost one billion shares of common stock in connection with our debt-for-equity exchange offer completed in December 2009 and the subsequent 1-for-25 reverse split of our common stock, the price per share of our common stock has been dramatically lower than when the equity ownership guidelines were established. Therefore, as of December 31, 2010, the named executive officers subject to the ownership guidelines did not satisfy the equity ownership guidelines. The Committee exercised its discretion to temporarily suspend the equity ownership guidelines in 2009 and has not lifted the suspension in light of the Company’s restructuring efforts. The Committee is committed to the continued alignment of our executive compensation practices and our stockholders interests and anticipates reviewing the equity ownership guidelines after our restructuring is complete.

Executive Compensation Recovery Policy

In December 2007, the Committee adopted an executive compensation recovery policy that allows the Committee, in its sole discretion, to recover from our executive officers annual and long-term incentive-based compensation in the event of a restatement of our financial statements as a result of errors, omissions or fraud, regardless of whether the executive officers caused the restatement. The incentive compensation subject to recovery is limited to incentive compensation granted after December 2007 that exceeds the compensation that would otherwise have been granted based on the restated financial results for the restated periods, but only to the extent of unvested or deferred equity award. The Committee will consider the impact of taxes previously paid with respect to the incentive compensation when determining whether and to what extent to recover incentive compensation.

Limitations on Deductibility of Executive Compensation

Section 162(m) of the Code, places a limit of $1 million on the amount of compensation that we may deduct for federal income tax purposes in any year with respect to certain executive officers. Certain performance-based compensation and certain other compensation that our stockholders have approved are not subject to the deduction limit. We have qualified certain compensation paid to executive officers for deductibility under Section 162(m), including compensation expense related to incentive compensation that we grant pursuant to our 2004 Long-Term Incentive and Equity Award Plan. We may from time to time pay compensation to our executive officers that may not be deductible for federal income tax purposes.

Compensation Committee Report

The Committee has reviewed and discussed with management the Compensation Discussion and Analysis, and based on such review and discussion, the Committee recommended to the Board of the Company that the Compensation Discussion and Analysis be included in the Form 10-K/A (which is consistent with this Proxy Statement).

Beverly Goulet, Chair*

Dennis Foster*

Mark E. Holliday*

*	These individuals were members of the Committee at the time the Compensation Discussion and Analysis was recommended to the Board for inclusion in the Form 10-K/A, but are no longer members of the Board of the Company. The current members of the Compensation Committee did not take part in the relevant review and discussion.

Compensation Risk Assessment

The prior Compensation Committee and management, along with assistance from the Consultant with respect to executive management plans, have reviewed our compensation policies and practices, including incentive programs, to ensure they do not encourage excessive risk taking. Based on this review, we believe that our compensation policies and practices are not reasonably likely to have a material adverse effect on us.

Executive Compensation

This disclosure is identical to the disclosure made under the same headings in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect the changes in executive officers since the Restructuring. See Changes with Respect to Named Executive Officers above for information on events that have occurred since we filed the Form 10-K/A with the SEC on April 29, 2011.

The table below sets forth compensation in the fiscal year ended December 31, 2010 for our named executive officers. The table also reflects compensation for the fiscal years ended December 31, 2008 and 2009 for those individuals who were also named executive officers in those years.

Summary Compensation Table

Name and Principal Position	Year	Salary ($) (1)		Bonus ($)		Stock Awards ($) (2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($) (3)	Change in Pension Value ($) (4)	All Other Compensation ($) (5)	Total ($)
William D. Zollars Chairman of the Board, President and Chief Executive Officer	2010 2009 2008	927,030 928,104 1,040,000		0 0 0		0 843,767 1,227,520	0 0 247,125	0 0 678,600	1,067,000 566,000 1,023,000	157,668 135,000 171,895	2,151,698 2,472,871 4,388,140

Michael J. Smid Chief Operations Officer and President of YRC Inc.	2010 2009 2008	534,825 530,477 605,885	(6)	0 0 0		0 283,963 330,485	0 0 71,172	0 0 217,935	230,000 178,000 124,000	22,500 28,450 419,572	787,325 1,020,890 1,769,048

Michael J. Naatz President—Customer Care Division and Chief Customer Officer	2010	377,896		349,998	(7)	0	0	0	—	20,279	748,173

Phil J. Gaines (8) Senior Vice President and Chief Financial Officer of YRC Inc.	2010 2009	303,068 295,235		339,999 0	(7)	0 99,521	0	0 0	76,000 60,000	24,580 22,708	743,647 477,464

James G. Kissinger Executive Vice President and Chief Administrative Officer	2010 2009 2008	280,783 278,401 306,539		306,000 0 70,000	(7) (9)	0 97,965 0	0 0 75,280	0 0 76,673	— — —	22,500 22,708 31,900	609,283 399,074 560,632

Former Officers (10)

Sheila K. Taylor Executive Vice President and Chief Financial Officer	2010 2009	398,825 193,193		339,999 0	(7)	0 0	0 2,637	0 0	7,000 5,000	22,500 9,523	768,324 210,353

Daniel J. Churay Executive Vice President, General Counsel and Secretary	2010 2009 2008	395,952 349,924 369,018	(11)	409,998 0 0	(7)	0 124,943 172,050	0 0 33,609	0 0 96,314	23,000 17,000 19,000	20,625 22,708 31,900	849,575 514,575 721,891

(1)	See Compensation Discussion and Analysis—Summary of Compensation Components—Base Salary for a discussion of base salary reductions affecting all named executive officers during 2010 and adjustments to the base salaries of Ms. Taylor and Mr. Naatz during 2010.
(2)	For 2009, amounts represent the aggregate grant date fair value computed in accordance with FASB ASC Topic 718 of the restricted stock granted to our named executive officers (other than Ms. Taylor) under our 2009 Long-Term Incentive Plan (“2009 LTIP”). Under the 2009 LTIP, (i) 20% of our named executive officers’ 2009 opportunity was based upon the achievement of a 2009 EBITDA target (payable one-half in cash and one-half in restricted stock) and (ii) 80% of the 2009 opportunity was based on the price appreciation of our common stock (all of which was payable in restricted stock). Based on the Monte Carlo simulation model, the grant date fair value of the restricted stock that could vest based on our three-year share price appreciation was $3.65/share. None of the restricted stock vested based on our 2009 EBITDA and all of it was forfeited.

For 2008, the amounts represent the aggregate grant date fair value of restricted share units granted to Messrs. Zollars, Smid and Churay for the 2005-2007 performance period under our previous long-term incentive plan. No assumptions were necessary to determine the grant date fair value.

(3)	For 2010 and 2009, no cash payments were made under our annual cash incentive bonus program or under the applicable long-term incentive plan. For 2008, the amounts represent cash awards made under the applicable long-term incentive plan.
(4)	The amounts reported in this column represent the aggregate change in the actuarial present value of the accumulated benefit under our qualified and non-qualified defined benefit pension plans. Messrs, Naatz and Kissinger are not eligible to participate in our pension plans. Benefit accruals under our pension plans were frozen on and after July 1, 2008. The increase in benefits in 2010 was due to a decrease in the interest rate used to calculate the present value of the benefit. The monthly benefit payable at retirement did not increase.
(5)	All other compensation for 2010 includes the following:

Name	Flexible Perquisite Allowance ($) (a)	Legal Expense Reimbursement ($) (b)	Annual Physical ($) (c)	Total ($)
William D. Zollars	135,000	22,668	—	157,668
Michael J. Smid	22,500	—	—	22,500
Michael J. Naatz	18,000	—	2,279	20,279
Phil J. Gaines	22,500	—	2,080	24,580
James G. Kissinger	22,500	—	—	22,500
Sheila K. Taylor	22,500	—	—	22,500
Daniel J. Churay	20,625	—	—	20,625

(a)	The Company provides each named executive officer with cash payments for perquisites, which are more fully described in Compensation Discussion and Analysis—Summary of Compensation Components—Perquisite Program.
(b)	Pursuant to the Letter Agreement described in Zollars Employment Agreement below.
(c)	Each executive officer is entitled to an annual physical at the Company’s cost at a location selected by the Company. Mr. Naatz and Mr. Gaines were the only named executive directors to have such physicals in 2010.

(6)	The Company paid Mr. Smid $5,885 representing amounts earned and accrued, but unpaid, for vacation days that Mr. Smid did not take. Pursuant to Company policy, Mr. Smid was required to use this amount to pay his out-of-pocket costs for Company provided benefits.
(7)	Represents amounts paid pursuant to non-competition agreements. See Compensation Discussion and Analysis—Summary of Compensation Components—Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements for discussion of these agreements.
(8)	Mr. Gaines was an executive officer of the Company for only a portion of 2010.
(9)	Represents a one-time payment in connection with the commencement of employment with the Company.
(10)	Ms. Taylor resigned from the Company effective as of March 31, 2011, and Mr. Churay resigned from the Company effective as of December 1, 2010.
(11)	The Company paid Mr. Churay $24,048 representing amounts earned and accrued, but unpaid, for vacation days that Mr. Churay did not take prior to his resignation.

Zollars Employment Agreement

This disclosure is identical to the disclosure made under the same headings in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect the changes in executive officers since the Restructuring. See Changes with Respect to Named Executive Officers above for information on events that have occurred since we filed the Form 10-K/A with the SEC on April 29, 2011.

The Company entered into an Employment Agreement with Mr. Zollars on January 25, 2006, which was subsequently amended, that contains the following key terms and conditions:

•

a five-year term commencing January 1, 2006, and ending on December 31, 2010. Pursuant to the Letter Agreement described below, the Company and Mr. Zollars have agreed that the Employment Agreement will remain in effect until Mr. Zollars’ retirement upon successful completion of the Company’s comprehensive recovery plan;

•

a base salary that is reviewed annually, with current base salary equal to $936,000 due to Mr. Zollars’ agreement to participate in the non-union wage reductions described in Compensation Discussion and Analysis;

•	participation in any annual pay-for-performance plan maintained by the Company at target level of 150% of base salary (the Company did not implement such a plan in 2010);

•	participation in the Company’s long-term incentive plan with a target level of 300% of base salary (the Company did not implement such a plan in 2010);

•

a grant on January 26, 2006 of 1,293 restricted shares of the Company’s common stock (adjusted to reflect the Company’s 1-for-25 reverse stock split on September 30, 2010), with full vesting and removal of the restrictions contingent upon the Company having positive net income for the five-year period ending December 31, 2010, and Mr. Zollars not having terminated his employment without “good reason” on or before December 31, 2010. Mr. Zollars forfeited all of these restricted shares because the five-year net income target was not met;

•

an additional potential grant of shares of the Company’s common stock, between January 1, 2009 and March 31, 2009, having a value of up to $1.5 million, with the number of shares granted determined by comparing the Company’s growth in net operating profit after taxes (“NOPAT”) and annual return on committed capital (“ROC”) for 2006, 2007 and 2008 against the NOPAT growth and annual ROC of the companies in the S&P MidCap 400 Index. The performance measures were weighted 30% on NOPAT growth and 70% on ROC. Mr. Zollars did not receive any of these shares because the threshold target for the three-year period was not met;

•

retention of a fully vested, supplemental retirement benefit, payable upon termination as a lump sum rather than in installments during retirement, and the lump sum payment equal to the difference between the net present values of the benefits that Mr. Zollars would have received under the Company’s pension plan if the benefit would have commenced as of his normal retirement date (as defined under the pension plan) and would have been paid in a single life annuity over the longer of his life or his spouse’s life, using his actual years of service (which effective July 1, 2008 was frozen at 11 years) plus 16 years and the benefit Mr. Zollars would have received if the Code did not limit his compensation;

•	ability to exercise vested options for 90 days following termination for any reason other than Good Reason (as defined in the Employment Agreement), death or disability; and

•	certain payments after a termination in connection with a Change of Control as described below under Potential Payments Upon Termination or Change of Control—Zollars Employment Agreement.

Under the Employment Agreement, Mr. Zollars agreed not to divulge any Confidential Information (as defined in the Employment Agreement), not to engage in Competition (as defined in the Employment Agreement) for 24 months following termination, not to solicit any customer or certain potential customers of the Company, and not to solicit employment of certain employees of the Company or otherwise knowingly interfere in any material respect with the business accounts of the Company for 24 months following termination. Mr. Zollars must execute a full release of any liabilities or obligations (excluding indemnification obligations) prior to receiving any payments upon termination, other than unpaid salary and bonus, if any, and the supplemental retirement benefits described above and benefits under other employee benefit plans.

The Company also has a severance agreement with Mr. Zollars which is described below in Potential Payments Upon Termination or Change of Control—Executive Severance Agreements.

On September 28, 2010, the Company and Mr. Zollars entered into a letter agreement (the “Letter Agreement”) which amended the Employment Agreement and memorialized Mr. Zollars’ intent to retire from the Company upon the successful completion of the Company’s comprehensive recovery plan and the naming of Mr. Zollars’ successor. Until Mr. Zollars’ retirement, all agreements he has with the Company, including the

Employment Agreement described above and in Potential Payments upon Termination or Change of Control, and the executive severance agreement described in Potential Payments upon Termination or Change of Control, will remain in effect. In addition, Mr. Zollars waived his right to receive all severance benefits upon his retirement (except as applicable upon a Change of Control), other than payments of vested supplemental retirement benefits. The Company and Mr. Zollars agreed that his supplemental retirement benefit will be calculated based on a discount rate equal to the Moody’s Corporate Bond Rate, as in effect on the date the supplemental retirement benefit is paid, and all outstanding equity grants will be governed in accordance with the applicable grant agreements, his Employment Agreement and his severance agreement. The Company agreed to pay Mr. Zollars’ attorney fees incurred in connection with the negotiation and documentation of the Letter Agreement.

Outstanding Equity Awards at Fiscal Year End

This disclosure is identical to the disclosure made under the same headings in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect the changes in executive officers since the Restructuring. See Changes with Respect to Named Executive Officers above for information on events that have occurred since we filed the Form 10-K/A with the SEC on April 29, 2011.

The following table sets forth the outstanding stock options and stock awards for each of our named executive officers as of December 31, 2010. No information is provided in this table for Mr. Churay because he resigned prior to December 31, 2010, and forfeited all of his unvested and unexercised equity awards. On September 30, 2010, we effected a 1-for-25 reverse stock split of our common stock. All share amounts and exercise prices have been adjusted to reflect the reverse stock split.

	Option Awards				Stock Awards
Name	No. of securities underlying unexercised options (#) exercisable	No. of securities underlying unexercised options (#) unexercisable	Option exercise price ($)	Option expiration date	No. of shares or units of stock that have not vested (#) (1)		Market value of shares or units that have not vested ($) (2)	Equity incentive plan awards: Number of unearned shares or other rights that have not yet vested (#) (3)	Equity Incentive plan awards: Market or payout value of unearned shares, units or other rights that have not yet vested ($) (2)
William D. Zollars
3/30/2009								9,247	34,399
5/15/2008 (4)	1,000	500	470.50	5/15/2018
2/21/2008					3,071		11,424
7/20/2006					267		993
2/24/2006					659		2,451
1/26/2006					1,293	(5)	4,810
7/14/2005					191		711
2/25/2005					937		3,486

					6,418		23,875	9,247	34,399
Michael J. Smid
3/30/2009								3,112	11,577
5/15/2008 (4)	288	144	470.50	5/15/2018
2/20/2008					786		2,924
7/19/2006					54		201
2/24/2006					134		498
7/14/2005					35		130
2/25/2005					168		625

					1,177		4,378	3,112	11,577
Michael J. Naatz
3/30/2009								870	3,236
5/15/2008 (4)	82	42	470.50	5/15/2018
2/20/2008					248		923

					248		923	870	3,236
Phil J. Gaines
3/30/2009								1,091	4,059
5/15/2008 (4)	82	42	470.50	5/15/2018
4/17/2003	80		673.50	4/17/2013
2/20/2008					300		1,116
7/19/2006					26		97
2/24/2006					65		242
7/14/2005					13		48
2/25/2005					64		238

					468		1,741	1,091	4,059
James G. Kissinger
3/30/2009								1,074	3,995
5/15/2008 (4)	106	54	470.50	5/15/2018

								1,074	3,995
Sheila K. Taylor
1/2/2009 (6)	13	38	83.50	1/2/2019
5/15/2008 (4)	32	16	470.50	5/15/2018
2/20/2008					38		141

(1)	Except as otherwise indicated, all amounts represent unvested restricted share units granted pursuant to the Company’s previous long-term incentive plans. Restricted share units granted in 2008 vest on the third anniversary of the grant date. Restricted share units granted prior to 2007 vest as follows—fifty percent on the third anniversary of the grant date and fifty percent on the sixth anniversary of the grant date.
(2)	The calculation of the market value of unvested stock awards is based on the per share closing price of the Company’s common stock of $3.72 on December 31, 2010.
(3)	All amounts represent unvested restricted stock awarded under our 2009 LTIP and assumes that the threshold performance goal is met. If the relevant performance goals are met, these restricted shares vest on the third anniversary of the grant date. The EBITDA performance goal was not met for 2009. Therefore, all shares that could vest based on this goal were forfeited in 2010.
(4)	Represent options granted pursuant to the Company’s Equity Plan that vest in one-third increments on January 1, 2009, 2010 and 2011.
(5)	Subsequent to December 31, 2010, these shares were forfeited because the five-year net income target was not met. See—Zollars Employment Agreement.
(6)	Represent options granted pursuant to the Company’s Non-Union Employee Option Plan that vest in one-fourth increments on January 2, 2010, 2011, 2012 and 2013. Pursuant to the Separation Agreement we entered into with Ms. Taylor, these options will continue to vest in accordance with their terms through March 31, 2012, subject to certain limitations, at which time all unvested options will be forfeited. See Compensation Discussion and Analysis—Summary of Compensation Components—Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Sheila K. Taylor, Michael J. Naatz, James G. Kissinger and Daniel J. Churay Agreements for a discussion of the Separation Agreement.

Option Exercises and Stock Vested

This disclosure is identical to the disclosure made under the same heading in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect changes in executive officers since the Restructuring. See Changes With Respect to Named Executive Officers above for information on events that have occurred since we filed the Form 10-K/A on April 29, 2011.

The following table sets forth information with respect to options exercised and stock awards vested for our named executive officers during the fiscal year ended December 31, 2010. On September 30, 2010, we effected a 1-for-25 reverse stock split of our common stock. All share amounts have been adjusted to reflect the reverse stock split.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)(2)
William D. Zollars	0	0	2,597	30,920
Michael J. Smid	0	0	509	6,085
Michael J. Naatz	0	0	109	1,418
Phil J. Gaines	0	0	196	2,414
James G. Kissinger	0	0	0	0
Sheila K. Taylor	0	0	12	160
Daniel J. Churay	0	0	351	4,168

(1)	Except for Ms. Taylor, amounts represent the gross number of restricted share units under our previous long-term incentive plans that vested during 2010. For Ms. Taylor, amounts represent the gross number of restricted share units granted under our previous executive share program that vested in 2010.
(2)	Amounts represent the value of the vested stock awards based on the closing price of our common stock on the vesting date or the next business day if the vesting date was not a business day.

Pension Benefits

This disclosure is consistent with the disclosure made under the same headings in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect the changes in executive officers since the Restructuring. See Changes with Respect to Named Executive Officers above for information on events that have occurred since we filed the Form 10-K/A with the SEC on April 29, 2011.

The following table sets forth information regarding pension benefits for our named executive officers (other than Messrs. Naatz and Kissinger who are not entitled to pension benefits) with respect to the fiscal year ended December 31, 2010.

Name	Plan Name	No. of Years Credited Service (#) (1)		Present Value of Accumulated Benefit ($) (2)	Payments During Last Fiscal Year ($)
William D. Zollars	Yellow Pension Contractual Supplemental Retirement	11 27	(3)	314,000 10,138,000	0 0

Michael J. Smid	Yellow Pension Supplemental Pension	22 22		708,000 1,273,000	0 0

Phil J. Gaines	Yellow Pension Supplemental Pension	17 17		374,000 188,000	0 0

Sheila K. Taylor	Yellow Pension	5		41,000	0

Daniel J. Churay	Yellow Pension Supplemental Pension	5 5		79,000 72,000	0 0

(1)	Effective July 1, 2008, benefit accruals under all plans and agreements were frozen.
(2)	In calculating the present value of the accumulated pension benefit, the following assumptions were used:

a)	a FASB ASC Topic 715 discount rate of 5.79%,
b)	an expected retirement age of 65 was used for Mr. Zollars which is the normal retirement age in the Yellow Pension Plan, and an expected retirement age of 58, 56, 57 and 63 for Mr. Smid, Mr. Gaines, Ms. Taylor and Mr. Churay, respectively, was used because those are the earliest ages at which each may retire under the applicable plan without benefit reduction,
c)	the RP-2000 was used as the post-retirement mortality table and no table was used for pre-retirement mortality, and
d)	a discount percentage of 5.79% was used to calculate the lump sum distribution, except for Mr. Zollars for whom the Moody’s corporate bond rate of 5.15% was used pursuant to the terms of his contractual arrangement.

(3)	Under a separate contractual supplemental retirement agreement described in the narrative below, Mr. Zollars is credited with an additional 16 years of credited service. The value of the enhanced benefit is proportional to the additional years of service.

Yellow Pension Plan

The Company’s and certain of its subsidiaries’ officers participate in the Yellow Pension Plan, a noncontributory, defined benefit pension plan. This plan covers all regular full-time and regular part-time office, clerical, sales, supervisory and executive personnel of the Company and certain participating subsidiaries (excluding directors who are not salaried employees) who are at least age 21, are employed in the United States, who are not otherwise covered by a pension plan under a collective bargaining agreement and who commenced employment with the Company or one of the participating subsidiaries prior to January 1, 2004. The Yellow Pension Plan benefits are calculated based solely on salaries and cash annual incentive compensation. Benefit accruals under the Yellow Pension Plan were frozen on and after July 1, 2008. Compensation reported in the Summary Compensation Table includes amounts that are not covered compensation under the Yellow Pension Plan. Participants are vested after five years of service.

A participant retiring at age 65 will receive an annual pension benefit (single life basis) amounting to 1 – 2/3% of his or her final average annual compensation paid in the five highest consecutive years of the participant’s last ten consecutive years of participation, multiplied by his or her total years of participation, the product of which is reduced by 50% of the amount of his or her primary social security entitlement at retirement (prorated if participation is less than 30 years). The pension of the highest-paid executive officers will likely be reduced from the above formula because of limitations under the Employment Retirement Income Security Act of 1974, as amended (“ERISA”).

If a participant is age 55 to 65 and has ten or more years of credited service, the participant is eligible for early retirement, subject to a reduction in his accrued benefit. For example, the accrued benefit is reduced to 40% of the full benefit at age 55, 60% at age 60 and 90% at age 64. Mr. Zollars, who is age 63, is the only named executive officer currently eligible for early retirement under the Yellow Pension Plan. Mr. Smid, who is age 56, will be eligible for early retirement under the Yellow Pension Plan as of May 1, 2011.

Company Supplemental Retirement Plans

ERISA and the Code limit covered compensation under the Yellow Pension Plan to $245,000 in 2010 and impose maximum annual benefit limitations, which may cause a reduction in the pension payable under the pension plan. In the future, regulations issued under the Code may adjust these limitations. The Company has adopted supplemental retirement plans to provide for the payment of the benefits that plan participants would lose as a result of present or future Code provisions limiting the benefits payable or the compensation taken into account.

Supplemental Executive Pension Plan. The Company maintains a Supplemental Executive Pension Plan (the “SEPP”) for certain executives who participated in the Yellow Pension Plan, except for Mr. Zollars who has contractual supplemental retirement benefits. The SEPP is intended to be a benefit restoration plan that provides nonqualified deferred benefits to executives whose qualified benefits the Code has limited. The Compensation Committee designates members of management as eligible participants in the SEPP.

Benefits under the SEPP are paid in a lump sum payment or in the form of an annuity following the earliest to occur of the following:

•	the executive’s death; or

•	the later of:

(A)	the executive attaining the executive’s Earliest Retirement Date (as defined in the Yellow Pension Plan); and

(B)	the earlier of:

(1)	the executive’s termination of employment; and

(2)	a specified payment date elected by the executive.

Notwithstanding the above, if the present value of the executive’s SEPP benefit amount is less than or equal to $10,000, the benefit is payable only as a single lump sum. In addition, if a Change of Control (described below) occurs, the present value of the executive’s SEPP benefit amount will be actuarially reduced and paid in a lump sum within 30 days following the Change of Control.

Benefits are payable under the SEPP if an executive’s benefit under the Yellow Pension Plan has been limited under Sections 401(a)(17) (with respect to annual compensation) and 415 (with respect to benefits) of the Code. To determine the amount of a SEPP benefit, if any, the benefit under the Yellow Pension Plan is calculated without regard to the Code Sections 401(a)(17) or 415 limits, less the amount of the benefit actually payable under the Yellow Pension Plan. The compensation used to determine the benefit is the compensation used in determining the benefit under the Yellow Pension Plan and is essentially the compensation reported for federal income tax purposes (i.e., includes salary and annual incentive compensation and excludes fringe benefits). Effective July 1, 2008, benefit accruals under the SEPP were frozen.

Michael Smid Supplemental Retirement Agreement. The Company entered into a non-competition agreement with Mr. Smid pursuant to which Mr. Smid agreed to certain non-competition, non-solicitation, confidentiality and non-disparagement provisions in exchange for certain increases in his accrued benefit under the SEPP. See Compensation Discussion and Analysis—Summary of Compensation Components—Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Michael J. Smid Agreement.

William Zollars Supplemental Retirement Arrangement. Mr. Zollars’ employment agreement provides a non-qualified, supplemental retirement benefit. As with the Company’s other executives, this benefit supplements Mr. Zollars’ qualified pension plan benefit above the statutory limitation on Company contributions to the Company’s qualified defined pension plan, and the Company may or may not fund its obligations with respect to Mr. Zollars’ non-qualified, supplemental retirement benefit in advance of his retirement. Mr. Zollars is considered an unsecured, general creditor of the Company with respect to the Company’s obligations for the payment of his non-qualified, supplemental retirement benefit. Mr. Zollars’ supplemental retirement benefit is determined by calculating the net present value of his benefit under the Yellow Pension Plan, assuming no Code limitations, normal retirement age, a single life annuity payment over the life of Mr. Zollars or his spouse, his actual years of credited service plus 16 additional years credited service, and his compensation as defined in the Yellow Pension Plan (i.e., including salary and bonus and excluding fringe benefits), less the net present value of the actual benefit payable to Mr. Zollars under the Yellow Pension Plan. Effective July 1, 2008, the supplemental retirement benefit accruals to which Mr. Zollars is entitled were frozen. Under the terms of Mr. Zollars’ Employment Agreement (as amended by the Letter Agreement), the Company will pay the present value of his non-qualified contractual benefit, actuarially reduced, in a lump sum to Mr. Zollars upon (1) a Change of Control (as defined in his executive severance agreement), (2) his retirement pursuant to the Letter Agreement, (3) his death or disability or (4) his termination for Cause (as defined in his Employment Agreement) or his resignation without Good Reason (as defined in his Employment Agreement). The Moody’s corporate bond rate is the rate that the Company uses for calculating the lump sum non-qualified retirement benefit of other designated executives.

Payments based on a termination of employment under any of the foregoing plans are paid six months following the termination of employment. For the definition of “Change of Control” used in the Company’s plans and severance arrangements described above, see Potential Payments upon Termination or Change of Control.

Potential Payments upon Termination or Change of Control

This disclosure is consistent with the disclosure made under the same headings in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect the changes in executive officers since the Restructuring. See Changes with Respect to Named Executive Officers above for information on events that have occurred since we filed the Form 10-K/A with the SEC on April 29, 2011.

The following narrative and table, together with the other information in this Proxy Statement, describe the potential payments and benefits under our written agreements and compensation and benefit plans and arrangements to which our named executive officers (other than Ms. Taylor and Mr. Churay) would be entitled upon termination of employment or a change of control. No information is provided in the narrative or table for Ms. Taylor because she resigned as of March 31, 2011. See Compensation Discussion and Analysis—Summary of Compensation Components—Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Sheila K. Taylor, Michael J. Naatz, James G. Kissinger and Daniel J. Churay Agreements for a description of the compensation and benefits payable to Ms. Taylor in connection with her resignation. She is not entitled to any additional payments or benefits. No information is provided in the narrative or table for Mr. Churay because he resigned prior to December 31, 2010, and he did not receive any severance payments or other benefits and forfeited all of his unvested equity awards.

The amounts discussed in the narratives and shown in the table below also do not include payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts pursuant to the terms of our pension plans, and contractual supplemental retirement benefits, which are described under Pension Benefits above.

Executive Severance Agreements

The Company has entered into executive severance agreements with each of our named executive officers currently employed by the Company. As described below, certain provisions of Mr. Zollars’ agreement are different than the other named executive officers.

Under the executive severance agreements, payments may be due to an executive if, after or in connection with a “Change of Control” transaction:

•

the executive’s employment is terminated for any reason other than death, permanent disability, retirement at or after the executive’s normal retirement age or “cause,” either within the two-year period after the Change of Control or within the period between the initiation and culmination of the Change of Control transaction; or

•

the executive resigns within two years after a Change of Control due to an adverse change in title, authority or duties, a transfer to a new location, a substantial increase in travel time, a reduction in salary, or a reduction in fringe benefits or annual bonus below a level consistent with the Company’s practice prior to the Change of Control.

If one of the foregoing events occurs, the executive severance agreements provide that the executive shall be entitled to:

•

the executive’s normal compensation and benefits through the date of termination and the executive’s annual incentive earned for the year of termination based on the actual achievement of predetermined criteria and paid at the same time annual incentives are paid to similarly situated employees;

•

a lump sum cash amount equal to two times the executive’s current base salary and target annual incentive for the year of termination (or, if no target annual incentive has been established, a specified percentage of base salary, which percentage at December 31, 2010 was as follows: 150% – Mr. Zollars; 75% – Mr. Smid; 55% – Mr. Naatz; and 50% – Messrs. Kissinger and Gaines), or such other percentage as the Compensation Committee determines in its sole discretion); and

•

benefits substantially similar to the benefits the executive would have received had he or she remained employed (including health and welfare plan benefits, disability benefits, and perquisite plans and programs, but not contributions to defined contribution or defined benefit plans) for a period of two years.

Severance benefits are also subject to a gross-up provision if it is determined that the benefits the executive severance agreements provide are subject to the excise tax that Section 4999 of the Code imposes. Further, in the event of a Change of Control, all options to acquire Company shares, all shares of restricted Company stock, all performance or restricted share units and any other equity or phantom grants and awards would become immediately vested, exercisable and non-forfeitable and all conditions of any grant or award would be deemed to be satisfied. The executive severance agreements also require the named executive officers to keep information relating to the business of the Company that comes into his or her possession during employment confidential, not to use such information for his or her benefit and not to aid any other person in the use of such information in competition with the Company.

In addition, in the event of a Change of Control, regardless of whether Mr. Zollars’ employment is terminated, Mr. Zollars is entitled to receive his supplemental retirement benefit provided in his Employment Agreement within 30 days of the Change of Control, subject to actuarial reductions for early payment.

A termination is for “cause” if it is:

•	the result of a conviction of a felony involving moral turpitude by a court of competent jurisdiction, which is no longer subject to direct appeal;

•	conduct that is materially and demonstrably injurious to the Company; or

•	the executive’s willful engagement in one or more acts of dishonesty resulting in material personal gain to the executive at the Company’s expense.

“Change of Control” for the purpose of these executive severance agreements shall be deemed to have taken place if:

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act, purchases or otherwise acquires shares of the Company after the date of the agreement that, together with stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of the Company;

•

a third person, including a “group” as defined in Section 13(d)(3) of the Exchange Act purchases or otherwise acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or group) shares of the Company after the date of the agreement and as a result thereof becomes the beneficial owner of shares of the Company having 35% or more of the total number of votes that may be cast for election of directors of the Company; or

•

as the result of, or in connection with any cash tender or exchange offer, merger or other Business Combination, or contested election, or any combination of the foregoing transactions, the Continuing Directors shall cease to constitute a majority of the Board of the Company or any successor to the Company during any 12-month period.

“Business Combination” means any transaction that is referred to as a “business combination” in the certificate of incorporation of the Company, as amended, as in effect at the time the executive severance agreement was executed.

“Continuing Director” means a director of the Company who meets the definition of Continuing Director contained in the certificate of incorporation of the Company, as amended, as in effect at the time the executive severance agreement was executed.

In calculating the payments to be made and the benefits to be provided to each named executive officer under the executive severance agreement in the table below, we made the following assumptions:

•	the change of control transaction qualifies as a change of control under Section 280G of the Code;

•	under Section 280G of the Code, only Mr. Naatz has been determined to be a “disqualified individual,” and as such is entitled to the gross-up and excise tax payments;

•	Mr. Zollars would receive payout under his Employment Agreement rather than his executive severance agreement in the event of a Change of Control; and

•	a stock price of $3.72, the per share closing price of the Company’s common stock on December 31, 2010.

Zollars Employment Agreement

As described above under—Zollars Employment Agreement, the Company and Mr. Zollars have entered into an Employment Agreement that provides him with benefits in connection with certain termination scenarios that are not addressed in his executive severance agreement. Under his Employment Agreement, if the Company terminates Mr. Zollars’ employment other than for “cause” or Mr. Zollars resigns for “good reason” after or in connection with a “Change of Control” (as defined in the executive severance agreements) or if Mr. Zollars terminates his employment at any time within the three-month period beginning six months after a “Change of Control” (as defined in the executive severance agreements) he shall be entitled to the following:

•	a separation payment in an amount equal to three times his current base salary and target annual incentive for the year of termination;

•

benefits substantially similar to the benefits he would have received had he remained employed (including health and welfare benefits, but not pension, perquisite or long- or short-term disability benefits) for two years;

•	immediate vesting of all outstanding options and equity based awards; and

•	payment of his supplemental retirement benefits provided for in his Employment Agreement within 30 days of the Change of Control subject to actuarial reductions for early payment.

Mr. Zollars’ severance benefits are also subject to a gross-up provision if it is determined that the benefits described above are subject to the excise tax that Section 4999 of the Code imposes. If Mr. Zollars is entitled to benefits under the scenarios described above, he is required to elect to receive payments under his Employment Agreement or his executive severance agreement. He is not entitled to receive payments under both. Further, if Mr. Zollars is otherwise eligible to receive benefits under his executive severance agreement, he is not entitled to benefits under the Employment Agreement.

Mr. Zollars’ Employment Agreement also provides that if he dies, becomes permanently disabled, is terminated for “cause” or resigns without “good reason,” in addition to the payment of normal compensation and benefits through the date of termination and, in the case of death or disability, the payment of his annual incentive for the year of termination based on the actual achievement of pre-determined criteria, he is entitled to payment of his supplemental retirement benefit, subject to actuarial reduction, provided for in his Employment Agreement within 30 days of the date of termination in the event of death or disability or 30 days following the six-month anniversary of the date of his termination in the event of a termination for “cause” or resignation without “good reason.” In addition, in the event Mr. Zollars terminates his employment for any reason other than “good reason”, death or disability, his vested options are exercisable for 90 days after his termination. For the purposes of his Employment Agreement, “cause” means

•	Mr. Zollars willfully engaging in conduct that is materially and demonstrably injurious to the Company, or

•	Mr. Zollars willfully engaging in an act(s) of dishonesty resulting in material personal gain to Mr. Zollars at the expense of the Company.

“Good reason” for the purposes of the Employment Agreement means the occurrence, without Mr. Zollars prior written consent, of any of the following:

•	he is assigned any duties inconsistent with his position, authorities, duties or other responsibilities set forth in the Employment Agreement;

•	his principal place of employment is relocated to a location more than 35 miles from Overland Park, Kansas;

•	his annual compensation opportunity, including annual and long -term incentive opportunity is significantly reduced; or

•	the Company materially breaches the Employment Agreement.

Mr. Zollars is also required to execute a release of any liabilities or obligations (excluding indemnification obligations) prior to receiving any payments upon termination, other than unpaid salary and bonus, if any, supplemental retirement benefits and benefits under other employee benefit plans, and is bound by the confidentiality, non-competition and non-solicitation provisions, described above under—Zollars Employment Agreement.

In addition, upon Mr. Zollars’ retirement as contemplated by the Letter Agreement, Mr. Zollars is entitled only to his supplemental retirement benefit provided in his Employment Agreement within 30 days following the six-month anniversary of his retirement. No other termination or severance benefits under his Employment Agreement or his executive severance agreement are payable.

Executive Severance Policy

In addition to the executive severance agreements, we have implemented an executive severance policy for certain senior executives if (i) the executive’s employment is terminated as a result of the elimination of the executive’s position, a restructuring of the Company or a reduction in work force, (ii) the executive is terminated without “cause” or (iii) the executive terminates his or her employment for “good reason”. This policy applies to each of the named executive officers currently employed by the Company, except Mr. Zollars who has a written employment contract that provides for severance benefits. If any of the foregoing events occurs, the severance policy provides that the executive shall be entitled to:

•	a severance payment equivalent to two times the executive’s current annual salary, payable in semi-monthly installments for 24 months;

•	outplacement services consisting of an 18-month program with a value of up to $10,000;

•

provision of COBRA continuation benefits at the Company’s expense for up to two years, with an earlier termination if the executive becomes eligible for health plan coverage following new employment; and

•

payment of the executive’s annual incentive if the executive is terminated after the end of the calendar year but before the annual incentive payments are distributed, with the assumption made that all personal performance targets or goals were met.

After termination of employment, the executive will not be entitled to participate in any of the Company’s other benefits, including pension, 401(k), disability, perquisite, employee assistance, equity participation and other plans. If the executive is terminated before the end of the calendar year, no partial annual incentive payments will be made for the partial year.

The applicable stock option agreement and plan will govern any outstanding stock options at the time of termination of employment, and options will continue to vest until severance payment installments end, except that if the executive engages in a “prohibited activity” during the two-year period after termination of employment, then the executive will forfeit the right to any further vesting of the executive’s options and the executive will not receive any undelivered shares upon the exercise of any vested options. The applicable restricted share unit or stock award agreement and equity plan will govern any restricted share units and stock awards at the time of termination of employment and awards will continue to vest until severance payment installments end, except that if the executive engages in a “prohibited activity” during the two-year period after termination of employment, the executive shall forfeit the right to any further vesting of the awards and the executive will not receive any undelivered shares of Company common stock upon the lapse of any applicable restrictions.

For purposes of determining whether an executive is entitled to receive severance benefits under this policy:

•

“cause” means the executive’s willful engagement in conduct materially and demonstrably injurious to the property or business of the Company, including fraud, misappropriation of funds or other property of the Company, other willful misconduct, gross negligence or conviction of a felony; and

•	“good reason” means:

•

the relocation of the executive’s principal place of performance of the executive’s duties and responsibilities (“employment domicile”) to a location more than 50 miles from the executive’s current employment domicile;

•

requiring the executive to travel 15% more than the executive traveled for the business of the Company in the preceding 12 months (counting each day or partial day of travel outside of the 100 mile radius of the executive’s current employment domicile as a travel day); or

•	a reduction in the executive’s base salary, bonus opportunity or long-term incentive opportunity other than reductions that are applicable to all similarly situated executives.

For purposes of the foregoing, a “prohibited activity” is deemed to have occurred if the executive:

•

divulges any non-public, confidential or proprietary information of the Company, but excluding any information that becomes generally available to the public other than as a result of the executive’s disclosure and information that becomes available to the executive on a non-confidential basis after the executive’s termination of employment;

•

directly or indirectly consults or becomes affiliated with, engages in business or becomes employed by a competitor of the Company or any of the Company’s subsidiaries or affiliates (the “Company Group”), but excluding (i) ownership of up to 5% of the stock of a business registered under the Exchange Act so long as the executive does not actively participate in the business during the two-year period after termination and (ii) employment with a professional firm that provides advice to competitors of the Company so long as the executive does not personally provide this advice; or

•	directly or indirectly, does any of the following without the written consent of the Company:

•	solicits, from any customer doing business with the Company Group that is known to the executive, business of the same or of a similar nature to the business of the Company Group with the customer;

•

solicits, from any potential customer of the Company Group that is known to the executive, business of the same or of a similar nature to that which has been the subject of a known written or oral bid, offer or proposal by the Company Group, to the potential customer, or of substantial preparation with a view to making such a bid, proposal or offer to such potential customer;

•	solicits the employment or services of any person who the executive knew was employed by the Company Group; or

•	otherwise knowingly interferes in any material respect with the business or accounts of the Company Group.

An executive shall be disqualified from receiving severance benefits under this policy if he or she:

•	is terminated for “cause”;

•	dies, retires prior to termination, resigns prior to termination, or suffers a permanent disability prior to termination;

•	receives severance benefits under the executive severance agreement; or

•	revokes the separation agreement and general release (discussed below).

In exchange for the severance benefits, each executive must execute a separation agreement that includes (i) a full release of the Company from any liabilities or obligations (excluding accrued and vested pension and compensation obligations, the obligations under the executive severance policy and any indemnification to which the executive is entitled), (ii) an agreement to cooperate with the Company in legal proceedings and investigations, (iii) a confidentiality agreement with respect to the Company’s confidential information, (iv) an agreement not to engage in a “prohibited activity” during the two-year period after termination, and (v) an agreement to settle issues with respect to the separation agreement through arbitration.

The separation agreement provides that if the executive engages in a “prohibited activity” in the first six months after termination, the Company may sue the executive for return of severance payments and seek an injunction against such activities during the first six months after termination. Thereafter, the Company may discontinue severance benefits (other than those required by applicable law such as COBRA).

The Compensation Committee of the Board may amend or terminate this policy; provided, that any amendment that is detrimental to the interests of an executive at the time of the amendment or any termination with respect to an executive shall only be effective 24 months from the date of the Compensation Committee’s action to amend or terminate.

Smid Agreement

Pursuant to the Smid Agreement, in exchange for certain non-competition, non-solicitation, confidentiality and non-disparagement provisions, Mr. Smid is entitled to certain increases in his accrued benefit under the SEPP if he is terminated without Cause (as defined in the Smid Agreement) prior to April 7, 2013, or if he dies or becomes disabled while employed prior to April 7, 2013. See Compensation Discussion and Analysis—Summary of Compensation Components—Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Michael J. Smid Agreement.

Gaines Agreement

On March 28, 2011, the Company and Phil J. Gaines entered into an agreement (the “Gaines Amendment”) regarding Mr. Gaines’ new role as Senior Vice President and Chief Financial Officer of YRC Inc. The Gaines Amendment sets forth modifications to the executive severance agreement with Mr. Gaines and the Company’s executive severance policy as it applies to Mr. Gaines. Mr. Gaines received a cash payment equal to $229,500 on April 1, 2011, in connection with his assumption of this new role (the “April Payment”). In the event Mr. Gaines voluntarily leaves the Company prior to December 31, 2011, he will forfeit any severance benefits normally available under the executive severance policy, but will retain the April Payment. If (A) Mr. Gaines is involuntarily terminated prior to March 31, 2012 as a result of elimination of his position, a restructuring of the Company or a reduction in force, or he is involuntarily terminated without “cause” (as defined in the executive severance policy) or (B) Mr. Gaines voluntarily leaves the Company after December 31, 2011 but prior to March 31, 2012, then, in each case, Mr. Gaines will be eligible to receive severance benefits under the executive severance policy, except that Mr. Gaines’ cash severance payments would be limited to $382,500 (payable over 15 months from his termination date). If a Change of Control (as defined in the executive severance agreement) occurs prior to March 31, 2012 and Mr. Gaines voluntarily leaves the Company within 90 days of the close of such transaction, then Mr. Gaines will be eligible to receive severance benefits under his executive severance agreement, except that Mr. Gaines’ cash severance payments would be reduced by the April Payment. If Mr. Gaines remains employed by the Company after March 31, 2012, he will be eligible for benefits under his executive severance agreement and the Company’s executive severance policy then in effect without any of the modifications set forth in the Gaines Amendment.

Restricted Stock and Restricted Share Unit Award Agreements

Our named executive officers currently employed by the Company are parties to restricted stock award agreements and/or restricted share unit award agreements. These agreements provide that if a named executive officer’s employment terminates prior to the vesting of the restricted stock or restricted share unit, as applicable, due to the executive’s death, disability or retirement at or after age 65, all of the unvested equity will immediately vest. If an executive retires at or after age 55 and the executive’s age plus his years of service equals at least 75, then the restricted stock and restricted share units will continue to vest in accordance with their terms as if the executive had remained employed by the Company until he reaches age 65, at which time the stock will become fully vested. If, however, the executive divulges confidential information about the Company, solicits employees of the Company, or competes with the Company after retirement but prior to the time his equity is vested, all unvested equity will be forfeited. If the executive is terminated and is entitled to benefits under the executive severance policy described above, then the restricted share units and restricted stock awards will vest in accordance with such policy. If the executive’s employment is terminated for any reason other than death, disability or retirement and if the executive severance policy does not apply, all unvested stock awards will be forfeited, but the Company in its sole discretion may immediately vest any stock award or permit the continued vesting after termination. In addition, upon a change of control (as defined in the executive severance agreements described above), all unvested restricted stock and restricted share units will immediately vest.

Option Award Agreements

Each of our named executive officers received an option grant in May 2008. The award agreement for these grants provides that if a named executive officer’s employment terminates due to death or disability, all unvested options become fully vested and exercisable for one year after the executive’s death or permanent disability. If the executive retires at or after age 65, the option becomes fully vested and exercisable until the option expires. If the executive retires at or after age 55 and the executive’s age plus years of service equals at least 75, then the option will continue to vest and become exercisable as if the executive had remained employed by the Company and will become fully vested at age 65 and will remain exercisable until the option expires. If, however, the executive divulges confidential information about the Company, solicits employees of the Company, or competes with the Company after retirement but before the option is exercised, then all unvested options will be forfeited and the right to exercise any vested option shall terminate. If the executive is terminated and is entitled to benefits under the executive severance policy described above, then the options will vest and become exercisable in accordance with such policy. If the employment of any executive (other than Mr. Zollars whose option vesting is governed by the terms of his Employment Agreement described above) is terminated for any reason other than death, disability or retirement and if the executive severance policy does not apply, all unvested options will be forfeited and all vested options must be exercised within 90 days of termination, but the Company in its sole discretion may immediately vest, or permit the continued vesting of, any option and may permit the exercise of any option prior to its expiration. In addition, upon a change of control (as defined in the executive severance agreements described above), all unvested options become fully vested and all options are exercisable until the expiration of the option.

Potential Payments upon Certain Triggering Events

This disclosure is identical to the disclosure made under the same headings in the Company’s Form 10-K/A filed with the SEC on April 29, 2011. It does not reflect the changes in executive officers since the Restructuring. See Changes with Respect to Named Executive Officers above for information on events that have occurred since we filed the Form 10-K/A with the SEC on April 29, 2011.

As discussed in Changes with Respect to Named Executive Officers above, Mr. Zollars retired from the Company on July 22, 2011, upon the closing of the Restructuring and he will receive the benefits to which he is entitled under his Employment Agreement (as amended by the Letter Agreement), as described above under the headings Summary Compensation Table—Zollars Employment Agreement and Company Supplemental Retirement Plans—William Zollars Supplemental Retirement Arrangement. No other termination or severance benefits under his Employment Agreement or his executive severance agreement are payable. Mr. Smid’s employment with the Company terminated effective July 29, 2011, and he received the benefits to which he was entitled under the Smid Agreement and our Executive Severance Policy, as described above. No other termination or severance benefits are payable. On September 23, 2011, the position of Executive Vice President and Chief Administrative Officer of the Company was eliminated and, as a result, James G. Kissinger left the Company. In connection with Mr. Kissinger’s departure, Mr. Kissinger will be eligible for benefits described in the Company’s Executive Severance Policy, upon compliance with the terms of the Executive Severance Policy.

The following table provides estimates of the value of payments and benefits that would become payable or accrue to our named executive officers as of December 31, 2010 under the scenarios described below, in each case based on the assumptions described in the footnotes to the tables. No information is provided in this table for Ms. Taylor because she resigned as of March 31, 2011. See Compensation Discussion and Analysis—Summary of Compensation Components—Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Sheila K. Taylor, Michael J. Naatz, James G. Kissinger and Daniel J. Churay Agreements for a description of the compensation and benefits payable to Ms. Taylor in connection with her resignation. She is not entitled to any additional payments or benefits. No information is provided in this table for Mr. Churay because he resigned prior to December 31, 2010, and he did not receive any severance payments or other benefits and forfeited all of his unvested equity awards.

		Type of Payment (1)
Name	Type of Termination (2) $	Cash Severance $		Equity Awards (3) $		Other Payments $		Gross-Up and Excise Tax Payments $	Total Payments $
William D. Zollars	Termination or Resignation in connection with Change of Control under Severance Agreement (4)	4,680,000	(5)	58,274		304,967	(6)	- 0 -	5,043,241

	Termination or Resignation in connection with a Change of Control under Employment Agreement (7)	7,020,000		58,274		34,343	(8)	- 0 -	7,112,617

	Retirement pursuant to Letter Agreement	—		58,274	(9)	—		—	58,274

	Change of Control with No Termination, Death or Disability	—		58,274		—		—	58,274

Michael J. Smid	Termination or Resignation in connection with Change of Control under Severance Agreement (4)	1,890,000	(5)	15,955		79,967	(6)	- 0 -	1,985,922

	Termination Covered by Executive Severance Policy (10)	1,080,000	(11)	15,955	(12)	44,253	(13)	—	1,140,208

	Change of Control with No Termination, Death or Disability	—		15,995		—	(14)	—	15,955

	Retirement	—		15,995	(9)	—		—	15,995

		Type of Payment (1)
Name	Type of Termination (2) $	Cash Severance $		Equity Awards (3) $		Other Payments $		Gross-Up and Excise Tax Payments $	Total Payments $

Michael J. Naatz	Termination in connection with Change of Control under Severance Agreement (4)	1,240,000	(5)	4,159		64,926	(6)	501,616	1,810,701

	Termination Covered by Executive Severance Policy (10)	800,000	(11)	4,159	(12)	38,212	(13)	—	842,371

	Change of Control with No Termination Death or Disability	—		4,159		—		—	4,159

Phil J. Gaines	Termination or Resignation in connection with Change of Control under Severance Agreement (4)	918,000	(5)	5,800		79,967	(6)	- 0 -	1,003,767

	Termination Covered by Executive Severance Policy (10)	612,000	(11)	5,800	(12)	44,253	(13)	—	662,053

	Change of Control with No Termination, Death or Disability	—		5,800		—		—	5,800

James G. Kissinger	Termination or Resignation in connection with Change of Control under Severance Agreement (4)	850,500	(5)	3,995		64,439	(6)	- 0 -	918,934

	Termination Covered by Executive Severance Policy (10)	567,000	(11)	3,995	(12)	28,725	(13)	—	599,720

	Change of Control with No Termination, Death or Disability	—		3,995		—		—	3,955

(1)	This table excludes payments and benefits to the extent they are provided on a non-discriminatory basis to eligible salaried employees upon termination of employment, including accrued salary and vacation pay and distribution of balances under our 401(k) plan. The amounts also exclude payment of accrued amounts pursuant to our pension plans and contractual supplemental retirement benefits, which are described under Pension Benefits.
(2)	If a named executive officer (other than Mr. Zollars) is terminated for any reason other than death, disability or retirement and if he or she is not entitled to benefits under an executive severance agreement or the executive severance policy, absent special determination from the Company with respect to equity awards, he or she will not be entitled to any special or accelerated benefits, but will be entitled to receive various payouts and benefits that vested prior to the termination date.
(3)	The information in this column reflects only the value of restricted stock and restricted share units that will vest upon the triggering event and excludes any value for options because the exercise price for the options exceeded the price of our common stock on December 31, 2010. The information also excludes awards that were vested on December 31, 2010. Pursuant to our equity award agreements and applicable plans, all unvested restricted stock and restricted share units will vest upon a change of control or death or disability of the holder of the award. On December 31, 2010, the closing price of the Company’s common stock was $3.72.
(4)	Under the executive severance agreements, these payments are only made if the executive is terminated without “cause” either within the two-year period after a Change of Control (as defined in the executive severance agreements) or within the period between the initiation and culmination of a Change of Control or the executive resigns within two years after a Change of Control for certain specified reasons. See—Executive Severance Agreements above.
(5)

In accordance with the executive severance agreements, amounts represent a one-time lump sum payment equal to two times the sum of (a) the named executive officer’s base salary at December 31, 2010, and (b) a specified percentage of the named executive officer’s base salary, which percentage at December 31, 2010 was as follows: (150% – Mr. Zollars; 75% – Mr. Smid; 55% – Mr. Naatz; and 50% – Messrs. Kissinger and Gaines).

(6)	Amounts represent the value of benefits and perquisites continuation for 24 months (assuming no executive obtains a physical).

Name	Value of Benefit Continuation	Value of Perquisite Continuation	Total
William D. Zollars	34,967	270,000	304,967
Michael J. Smid	34,967	45,000	79,967
Michael J. Naatz	28,926	36,000	64,926
Phil J. Gaines	34,967	45,000	79,967
James G. Kissinger	19,439	45,000	64,439

(7)	If, as a result of his resignation or termination after a Change of Control, Mr. Zollars is entitled to benefits under both his Employment Agreement and his executive severance agreement, he must elect to receive payment pursuant to one of the agreements; he is not entitled to payments under both. Further, if Mr. Zollars is otherwise eligible to receive benefits under his executive severance agreement, he is not entitled to benefits under his Employment Agreement.
(8)	In accordance with Mr. Zollars’ Employment Agreement, this amount represents the value of continuation of benefits (other than long- and short-term disability and perquisites) for 24 months.
(9)	In accordance with the terms of applicable restricted stock and restricted share unit award agreements, restricted stock and restricted share units will continue to vest until normal retirement age is reached. This amount reflects the value as of December 31, 2010 of all unvested shares of restricted stock and restricted share units that would vest upon retirement.
(10)	Under the executive severance policy, these payments are only made if (i) the executive’s employment is terminated as a result of the elimination of the executive’s position, a restructure of the Company or a reduction in work force; (ii) the executive is terminated without “cause” or (iii) the executive terminates his or her employment for “good reason.” See—Executive Severance Policy above.
(11)	In accordance with the executive severance policy, this amount represents two times the executive’s base salary at December 31, 2010 payable in equal bi-monthly installments for 24 months.
(12)	In accordance with the executive severance policy, restricted stock and restricted share units will continue to vest for 24 months. This amount reflects value as of December 31, 2010 of all unvested shares of restricted stock and restricted share units that could vest within 24 months of December 31, 2010.
(13)	In accordance with the executive severance policy, this amount represents the value of COBRA continuation benefits for up to two years and outplacement services consisting of an 18-month program with a value of up to $10,000.
(14)	Pursuant to the Smid Agreement, if Mr. Smid had died or become disabled on December 31, 2010, he would have been entitled to an additional $374,000 over the amounts shown in the Pension Benefits table. See Compensation Discussion and Analysis—Summary of Compensation Components—Non-Competition, Non-Solicitation, Non-Disparagement and Confidentiality Agreements—Michael J. Smid Agreement and Pension Benefits.

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2010, with respect to our compensation plans under which equity securities are authorized for issuance. On October 1, 2010, we effected a 1-for-25 reverse stock split of our Common Stock. All share amounts have been adjusted to reflect the reverse stock split.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans excluding securities reflected in column (a)
Equity compensation plans approved by security holders	11,214,663	(1)	$17.62	(2)	2,790,439	(3)
Equity compensation plans not approved by security holders	0		0		0

Total	11,214,663		$17.62		2,790,439

(1)	Includes 11,172,283 shares issuable upon the exercise of stock options and 42,380 shares issuable upon vesting of restricted share units.
(2)	Amount does not take into account shares issuable upon vesting of restricted share units, which have no exercise price.
(3)	Represents 2,790,439 shares available for issuance under our 2004 Plan. We have not granted any equity awards under our 2004 Plan since December 31, 2010.

Audit/Ethics Committee Report

The Audit/Ethics Committee of the Board provides assistance to the Board in, among other matters, fulfilling its responsibility in matters relating to the accounting and reporting practices of the Company, the adequacy of the Company’s financial controls and the quality and integrity of the financial statements of the Company. The Audit/Ethics Committee also oversees the Company’s compliance programs.

The Audit/Ethics Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2010.

The Audit/Ethics Committee has discussed with KPMG, the Company’s independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended.

The Audit/Ethics Committee has received the written disclosures and the letter from KPMG required by the applicable requirements of the Public Company Accounting Oversight Board regarding KPMG’s communications with the Audit/Ethics Committee regarding independence, and has discussed with KPMG its independence from the Company.

Based on the reviews and discussions referred to above, the Audit/Ethics Committee recommended to the Board that the financial statements referred to above be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010.

The foregoing report is furnished by the Audit/Ethics Committee of the Board.

Mark E. Holliday*

Eugene I. Davis*

Maurice S. Gordon*

*	These individuals were members of the Audit/Ethics Committee at the time the reviews and discussions referred to above were conducted and at the time the financial statements referred to above were recommended for inclusion in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010, but are no longer members of the Board of the Company. The current members of the Audit/Ethics Committee did not take part in the relevant review and discussions.

Audit Fees. The Audit/Ethics Committee presents the following summary of all fees paid to KPMG during 2010 and 2009:

	KPMG 2010	KPMG 2009
Audit fees (1)	$2,900,413	$3,811,230
Audit related fees (2)	0	36,263
Tax fees	0	0
All other fees	0	0

Total	$2,900,413	$3,847,493

(1)	Audit fees represent fees for professional services provided in connection with the audit of our financial statements and the effectiveness of internal control over financial reporting, the review of our quarterly financial statements and audit services provided in connection with other statutory or regulatory filings.
(2)	Audit-related fees consist primarily of consultations regarding accounting matters.

Pursuant to the Audit/Ethics Committee Charter, the Audit/Ethics Committee approves all audit and non-audit services provided by the Company’s auditors. In addition, the chairman of the Audit/Ethics Committee is expressly authorized to approve the provision of non-audit services to the Company, provided that any approval by the chairman must be reported to the Audit/Ethics Committee at its next meeting. The latter express authority was established to handle approval of non-audit services prior to the engagement of the auditor or accountant before the next scheduled Audit/Ethics Committee meeting. The prior Audit/Ethics Committee approved all audit and audit-related fees incurred in 2010. None of the services provided by the Company’s auditor were approved by the prior Audit/Ethics Committee pursuant to the exception set forth in paragraph (c)(7)(i)(c) of Rule 2-01 of Regulation S-X.

The prior Audit/Ethics Committee considered and determined that the level of KPMG’s fees for provision of services other than the audit and the quarterly review services is compatible with maintaining KPMG’s independence.

Certain Relationships and Related Transactions

Agreements with Alvarez & Marsal. On August 20, 2009, the Company entered into a letter agreement (the “Initial Letter Agreement”) with Alvarez & Marsal North America, LLC (“A&M”) that replaced a December 2008 letter agreement between the Company and A&M. Pursuant to the Initial Letter Agreement, Richard Williamson, a Managing Director of A&M, served as our Chief Strategy Officer, and additional A&M personnel provided services as set forth in the Initial Letter Agreement. Mr. Williamson and the additional personnel agreed to, among other things, assist our CEO in the development of restructuring plans and strategic alternatives, generate plans to improve liquidity, and identify and drive accountability for possible cost reduction and operations improvement opportunities. Mr. Williamson reported directly to the Finance Committee of the Board. The Company agreed to pay A&M $690.00 per hour for Mr. Williamson’s services and to pay A&M $225.00 to $775.00 per hour with respect to the services provided by the additional personnel. In addition, the Company agreed to pay A&M for reasonable out of pocket expenses. During 2010, the Company paid A&M approximately $6.4 million for the services of Mr. Williamson and the additional personnel. Pursuant to an amendment to the Initial Letter Agreement, the Company also agreed to pay A&M an incentive fee equal to $3.0 million related to the Company’s completion of the debt-for-equity exchange in December 2009, $1.0 million of which was paid in 2009 and $2.0 million of which was paid on April 1, 2010. As of December 31, 2010, Mr. Williamson no longer served as our Chief Strategy Officer.

On February 15, 2011, the Company entered into another letter agreement with A&M, effective as of December 31, 2010 (the “Second Letter Agreement”) that terminated the Initial Letter Agreement other than provisions dealing primarily with confidentiality and indemnification obligations. Pursuant to the Second Letter Agreement, A&M agreed to provide the Company with services in connection with the Restructuring. Representatives of A&M reported directly to the Board and the Chief Executive Officer. The Company agreed to pay A&M $225.00 to $775.00 per hour for the services of its personnel provided under the Second Letter Agreement plus reimbursement for reasonable out of pocket expenses.

On July 22, 2011, the Company entered into another letter agreement (the “Third Letter Agreement”) with A&M that terminated the Second Letter Agreement. Pursuant to the Third Letter Agreement, Mr. Pierson serves as interim Chief Financial Officer beginning as of August 8, 2011, following the Company’s filing of its Quarterly Report on Form 10-Q for the second quarter of 2011 and additional A&M personnel will provide services as set forth in the Third Letter Agreement. Mr. Pierson and the other personnel agreed to, among other things, assist our Chief Executive Officer in performing a financial review of the Company, develop additional business plans and alternatives for maximizing the enterprise value of the Company, and identify and implement possible cost reduction and operations improvement opportunities. Mr. Pierson and the other personnel report directly to the Board and the Chief Executive Officer, or such other officers as directed by the Board. The Company will pay A&M $650.00 per hour for Mr. Pierson’s services. The Company agreed to pay A&M between $225.00 to $775.00 per hour with respect to the services provided by Mr. Pierson and the other A&M personnel. In addition, the Company agreed to pay A&M for reasonable out-of-pocket expenses. In addition, the Third Letter Agreement provides for A&M to retain the $300,000 retainer paid under the Initial Engagement Letter and retained pursuant to the Second Letter Agreement which will be credited against any amounts due at the termination of the Third Letter Agreement and returned upon satisfaction of all obligations under the Third Letter Agreement. The Third Letter Agreement may be terminated by either party by giving 15 days written notice. During 2011, the Company has paid A&M approximately $5.3 million for the services of Jamie G. Pierson and the other personnel pursuant to the Second Letter Agreement and the Third Letter Agreement.

Under the Initial Letter Agreement and the Third Letter Agreement, the Company is required to indemnify Mr. Williamson and Mr. Pierson to the same extent as the most favorable indemnification it extends to its officers and directors. The Company is also required to cover Mr. Williamson and Mr. Pierson as an officer under its existing director and officer insurance policy and maintain such insurance for at least two years after the termination of the Initial Letter Agreement in the case of Mr. Williamson and for at least six years after termination of the Third Letter Agreement in the case of Mr. Pierson. The Company has also agreed to indemnify

A&M from all liabilities related to A&M’s services under the Initial Letter Agreement, Second Letter Agreement and Third Letter Agreement, unless such liabilities resulted primarily from A&M’s gross negligence or willful misconduct. In connection with the Initial Letter Agreement, the Second Letter Agreement and the Third Letter Agreement, Mr. Williamson and Mr. Pierson and the additional personnel are independently compensated pursuant to arrangements with A&M, over which the Company has no control, and they will not receive any compensation directly from the Company or participate in any of the Company’s employee benefits.

Other Related Party Agreements. The Company entered into agreements with John A. Lamar, a former director, William L. Trubeck, a former director, and Michael T. Byrnes, a former director, pursuant to which each previously provided or is providing services to the Company. A description of those agreements is set forth under the headings Director Compensation—Lamar Agreement, Director Compensation—Relationship with Trubeck, and Director Compensation—Byrnes Agreement, respectively, which descriptions are incorporated herein by reference. Mr. Zollars’ son-in-law is employed in the marketing area of the Company and had no direct reporting relationship to Mr. Zollars, and his total compensation for 2010 was less than $135,000 and is expected to be less than $135,000 for 2011.

Agreement with MAEVA Advisors. Harry J. Wilson, a current director of the Company, is Chairman and Chief Executive Officer of MAEVA Advisors, LLC (“MAEVA”), which provided certain financial advisory services in connection with the Restructuring to the Joint Management and Labor Committee of the Company (the “JMLC”) pursuant to a letter agreement dated January 19, 2011, between the JMLC and MAEVA. The letter agreement was terminated effective immediately following the closing of the Restructuring on July 22, 2011 except for the provisions that require the New Board to consider and vote on an additional fee proposal from MAEVA for services provided to the JMLC in connection with the Restructuring and the provisions that provide for indemnification of MAEVA against losses in connection with the services provided by MAEVA under the letter agreement. During the term of the engagement, the Company paid approximately $4.1 million to MAEVA, including a $3.0 million success fee at the closing of the Restructuring, plus reimbursement for reasonable and actual expenses.

Code of Conduct. The Company’s Code of Conduct (available on the Company’s website at www.yrcw.com) contains conflict of interest procedures that require referral of any potential conflict to the Company’s General Counsel. The General Counsel will then report his findings and recommendations to the appropriate senior officer or supervisor, who will then determine, in conjunction with the General Counsel, the appropriate action to be taken. The Code of Conduct strongly recommends that Company officers and employees disclose the potential conflict prior to taking any action. Pursuant to the Company’s Code of Conduct, the Audit/Ethics Committee reviews and approves any related party transactions involving any of the Company’s executive officers and any member of the Board based on the facts and circumstances of the individual situation. The Code of Conduct did not require Audit/Ethics Committee approval of the transactions with A&M because neither Mr. Williamson nor Mr. Pierson was an executive officer at the time the Company entered into the agreements. The Code of Conduct did not require Audit/Ethics Committee approval of the transactions with Mr. Wilson because Mr. Wilson was not a director at the time the Company entered into the agreement. In addition, the entire Old Board approved the agreements with each of Messrs. Lamar, Trubeck and Byrnes due to the nature of the agreements, with each director abstaining on the vote with respect to his agreement. The prior Audit/Ethics Committee formally ratified the employment relationship with Mr. Zollars’ son-in-law. For any conflicts of interest that do not involve a related party transaction, the Chief Executive Officer of the Company may seek approval of the potential conflict from the Chairman of the Audit/Ethics Committee. Any director seeking approval or waiver of a potential conflict of interest should recuse himself or herself from any decision on whether to approve an activity or waive the potential conflict. A “related party transaction” is defined in the Company’s Code of Conduct as any transaction that would be required to be disclosed in the Company’s Annual Report on Form 10-K pursuant to Item 404 of SEC Regulation S-K. Since the adoption of the Company’s Code of Conduct in 2003, the Audit/Ethics Committee has not waived any potential conflict of interest.

“Conflicts of interest” are described generally in the Code of Conduct as situations in which either a director’s, officer’s or employee’s personal involvement or financial affairs are, or may appear to be, in conflict with their responsibility to act in the best interest of the Company. A conflict of interest is considered to exist when an individual’s personal involvement or financial affairs may adversely influence his or her judgment in the performance of his or her duty to the Company. Examples of potential conflicts of interest provided in the Code of Conduct are:

•

a director, officer or employee, directly or indirectly, or one of his or her immediate family members, owns or has a financial interest in another organization that is a competitor, customer, contractor or supplier of the Company;

•

a director, officer or employee, directly or indirectly, or one of his or her immediate family members, serves as a director, officer, employee, consultant or agent of an organization that is a competitor of the Company, or which does business with the Company as a supplier, customer, or contractor; and

•

a director, officer or employee, or one of his or her immediate family members, is a principal party to a transaction with the Company involving the rental or purchase of real estate, goods or services.

II. PROPOSAL TO APPROVE THE YRC WORLDWIDE INC. 2011 INCENTIVE AND EQUITY

AWARD PLAN AND TO APPROVE SUCH PLAN PURSUANT TO SECTION 162(m) OF THE CODE

General

On July 22, 2011, the Company completed the Restructuring. See The Restructuring. The Restructuring provided that a management incentive plan would be implemented as soon as reasonably practicable after the completion of the Restructuring to provide designated members of post-Restructuring management with shares of our Common Stock and/or stock option awards, exercisable for our Common Stock.

At the Company’s special meeting of Stockholders held on September 16, 2011, the Company’s Stockholders approved a merger between the Company and its recently formed, wholly-owned subsidiary, YRC Merger Sub, Inc., a Delaware corporation, which, among other things, amended and restated the Company’s Certificate of Incorporation to, among other things, increase the amount of authorized shares of Common Stock to 10 billion shares to allow the conversion of all the shares of the Series B Convertible Preferred Stock into shares of our Common Stock, and to provide sufficient authorized shares of Common Stock for conversion of the Series A Notes and Series B Notes issued in the Restructuring. The Company’s proxy statement for the special meeting also stated that, if Stockholders approved the merger, the Company would reserve shares of Common Stock for a new management incentive plan.

The 2011 Incentive Plan is intended to replace the 2004 Plan and the YRC Worldwide Inc. Annual Incentive Bonus Program. No new grants will be made under the 2004 Plan or the YRC Worldwide Inc. Annual Incentive Bonus Program after the adoption of the 2011 Incentive Plan.

On September 26, 2011, the Board, subject to Stockholder approval, (a) authorized the adoption of the 2011 Incentive Plan and (b) recommended that the 2011 Incentive Plan be approved by Stockholders and Convertible Noteholders. A copy of the 2011 Incentive Plan is attached hereto as Appendix II.

The Board believes that the success of the Company is largely dependent on its ability to attract and retain highly-qualified employees and non-employee directors and that by offering them the opportunity to receive equity and cash awards, the Company will enhance its ability to attract and retain such persons. Further, the Company strongly believes in aligning the interests of its employees, especially its executive officers, with those of its Stockholders. Accordingly, the Company is proposing that the Stockholders and Convertible Noteholders approve the 2011 Incentive Plan.

The 2011 Incentive Plan authorizes the issuance of “qualified performance-based compensation” awards (both cash and stock-based) which meet the requirements of Section 162(m) of the Code regarding deductibility of executive compensation. Section 162(m) generally limits to $1 million the amount that a publicly held corporation is allowed to deduct each year for the compensation paid to certain “covered employees.” “Qualified performance-based compensation” is not subject to the $1 million deduction limit. A “covered employee” is any employee who as of the close of the tax year is the principal executive officer of the corporation or whose total compensation for that taxable year is required to be reported to Stockholders under the Exchange Act by reason of such employee being among the three highest compensated officers for the tax year (other than the principal executive officer or the principal financial officer).

To qualify as “qualified performance-based compensation,” certain criteria must be satisfied and the material terms under which the compensation is to be paid, including the performance goals, must be disclosed to, and approved by, stockholders before the compensation is paid. Generally, stockholders are required to re-approve the criteria and the material terms of the plan every five years. If approved by the Company’s Stockholders and Convertible Noteholders, the 2011 Incentive Plan will enable the Compensation Committee to grant qualified performance-based compensation awards under the 2011 Incentive Plan that will be exempt from the deduction limits of Section 162(m) of the Code for five years.

Highlights of the 2011 Incentive Plan

The following highlights key terms of the 2011 Incentive Plan:

•

If Stockholders and Convertible Noteholders approve the 2011 Incentive Plan, the number of Shares (as defined in the 2011 Incentive Plan) authorized for issuance under the 2011 Incentive Plan will be 600 million Shares, subject to adjustment in the event of any stock split or reverse stock split of the Common Stock. Accordingly, if the Reverse Stock Split and Authorized Share Reduction is approved, then the number of Shares authorized for issuance with be reduced by the Reverse Stock Split ratio. The Shares reserved for issuance under the 2011 Incentive Plan represent approximately ten percent of the Company’s outstanding shares of Common Stock on a fully diluted basis, giving effect to the conversion of the Series A Notes and Series B Notes into shares of Common Stock.

•

Shares that are not issued pursuant to an Award (defined below), including due to forfeiture, termination, expiration, cash or net share settlement, satisfaction of withholding taxes, and Shares surrendered for the payment of the exercise price or withholding taxes under Awards will be made available for grant under the 2011 Incentive Plan.

•	Options and SARs will have an exercise price not less than 100% of the fair market value of the Common Stock on the date of grant and an exercise term not to exceed ten years.

•	Awards tied to performance goals are subject to a one-year minimum performance measurement period (prorated in the case of a newly-hired employee), except in the event of a change of control.

•

The Compensation Committee cannot reduce the exercise price of outstanding options and SARs, replace an outstanding option or SAR with a new option or SAR with a lower exercise price, nor cancel an option or SAR in exchange for cash or another type of Award (other than in connection with a substitute award as defined in the 2011 Incentive Plan or a change in control of the Company).

Description of the 2011 Incentive Plan

The following paragraphs provide a summary of the 2011 Incentive Plan. The following summary is qualified in its entirety by reference to the 2011 Incentive Plan, a copy of which is attached as Appendix II. Unless otherwise specified, capitalized terms used in this summary have the meanings assigned to them in the 2011 Incentive Plan.

Awards. The 2011 Incentive Plan permits the grant of options, stock appreciation rights (“SARs”), restricted stock, restricted stock units, performance awards, dividend and dividend equivalent payments with respect to Shares covered by Awards, other stock-based awards, and cash awards (each, an “Award”) to certain Eligible Persons (as defined below).

Eligibility. Certain employees that the Compensation Committee designates, non-employee directors, and consultants and independent contractors of the Company (“Eligible Persons”) are eligible to receive grants of Awards under the 2011 Incentive Plan. The number of participants eligible to participate in the 2011 Incentive Plan as of the date of this Proxy Statement is estimated to be approximately 1,036 employees (including approximately six senior executives and approximately 1,030 other employees) and the eight current non-employee directors. The number of consultants and independent contractors eligible to participate in the 2011 Incentive Plan is not determinable.

Administration. Except with respect to Awards granted to non-employee directors, the 2011 Incentive Plan is administered by the Compensation Committee, unless the Board appoints another committee or person(s) for that purpose. With respect to Awards granted to non-employee directors, the Board serves as the “Committee,” unless the Board appoints another committee or person(s) for that purpose. The Compensation Committee has authority and discretion to determine the Eligible Persons to whom Awards are granted (“participants”) and, subject to the provisions of the 2011 Incentive Plan, the terms of all Awards under the 2011 Incentive Plan. Pursuant to the charter of the Compensation Committee, the outside members of the Board approve Awards to the Chief Executive Officer. Subject to the provisions of the 2011 Incentive Plan, the Compensation Committee has authority to interpret the 2011 Incentive Plan and agreements under the 2011 Incentive Plan and to make all other determinations relating to the administration of the 2011 Incentive Plan.

Stock Subject to the 2011 Incentive Plan. If the 2011 Incentive Plan is approved by Stockholders and Convertible Noteholders, the maximum number of Shares that may be issued under the 2011 Incentive Plan will be 600 million Shares, subject to adjustment in the event of any stock split or reverse stock split of the Common Stock. The Shares reserved for issuance under the 2011 Incentive Plan represent approximately ten percent of the Company’s outstanding shares of Common Stock on a fully diluted basis, giving effect to the conversion of the Series A Notes and Series B Notes into shares of Common Stock. The number of Shares delivered to the Company as payment for the exercise price of, or in satisfaction of withholding taxes arising from, options or other Awards granted under the 2011 Incentive Plan will be made available for grant under the 2011 Incentive Plan. If any shares of restricted stock are forfeited, or if any Award terminates, expires or is settled without all or a portion of the Shares covered by the Award being issued (including Shares not issued to satisfy withholding taxes), such Shares will again be available for the grant of additional Awards. Substitute awards do not count against the number of Shares that may be issued under the 2011 Incentive Plan. The maximum number of options or SARs which may be granted under the 2011 Incentive Plan during any calendar year is 75 million Shares. The maximum number of Shares which may be granted to an Eligible Person who is a “covered employee” within the meaning of Section 162(m) of the Code during any calendar year with respect to a restricted stock award, restricted stock unit award, performance award or other stock-based award is 75 million. The closing price of the Common Stock as of [                    ], 2011 was $[            ] per share.

Options. The 2011 Incentive Plan authorizes the grant of nonqualified stock options and incentive stock options. Incentive stock options are stock options that satisfy the requirements of Section 422 of the Code. Nonqualified stock options are stock options that do not satisfy the requirements of Section 422 of the Code. The exercise of an option permits the participant to purchase Shares from the Company at a specified exercise price per Share. The maximum number of Shares issuable upon the exercise of incentive stock options is 200 million Shares. Options granted under the 2011 Incentive Plan are exercisable upon the terms and conditions as the Compensation Committee shall determine, subject to the terms of the 2011 Incentive Plan. The per Share exercise price of all options granted under the 2011 Incentive Plan may not be less than the fair market value of a Share on the date of grant. The 2011 Incentive Plan provides that the term during which options may be exercised is determined by the Compensation Committee, except that no option may be exercised more than ten years after its date of grant.

SARs (Stock Appreciation Rights). The 2011 Incentive Plan authorizes the Compensation Committee to grant SARs that are either related or unrelated to an option granted under the 2011 Incentive Plan. A SAR entitles the participant upon exercise to receive without cash payment to the Company, Shares, or a combination of cash and Shares, having a value equal to the appreciation in the fair market value of the Shares covered by the SAR from the date of grant of the SAR (or, if the SAR relates to an option, the date of grant of the related option). The period during which a SAR may be exercised is determined by the Compensation Committee, except that a SAR may not be exercised more than ten years after its date of grant or the expiration of the option to which it relates.

Restricted Stock Awards. The 2011 Incentive Plan authorizes the Compensation Committee to grant restricted stock awards. Shares covered by a restricted stock award are restricted against transfer and subject to forfeiture and any other terms and conditions as the Compensation Committee determines, subject to the terms of the 2011 Incentive Plan. These terms and conditions may provide, in the discretion of the Compensation Committee, for the vesting of awards of restricted stock to be contingent upon the achievement of one or more performance goals, as described below.

Restricted Stock Units. Restricted stock unit awards granted under the 2011 Incentive Plan are contingent awards of Common Stock (or the cash equivalent thereof). Unlike in the case of awards of restricted stock, Shares are not issued immediately upon the award of restricted stock units, but instead Shares are issued upon the satisfaction of the terms and conditions as the Compensation Committee may specify, subject to the terms of the 2011 Incentive Plan, including the achievement of performance goals.

Performance Awards. The 2011 Incentive Plan authorizes the grant of performance awards. Performance awards provide for payments of cash, or the issuance of Shares, options or SARs, or a combination thereof, contingent upon the attainment of one or more performance goals (described below) that the Compensation Committee establishes. The minimum period with respect to which performance goals are measured is one year (pro-rated in the case of a newly hired employee), except in the event of a change of control. For purposes of the limit on the number of Shares with respect to which an employee may be granted Awards during any calendar year, a performance award is deemed to cover the number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount that may be paid to any employee pursuant to all performance awards granted to the employee during a calendar year may not exceed $5 million.

Cash Awards. The 2011 Incentive Plan permits the grant of cash Awards in each Performance Period to such senior executive officers and key employees as the Compensation Committee may determine, in its discretion. A “Performance Period” is the fiscal year of the Company, or other period designated by the Compensation Committee with respect to which the performance goals will be measured. The Compensation Committee will determine each Participant’s performance goals for an applicable Performance Period, including any threshold, target or maximum amounts applicable to the cash Award. Following the end of the Performance Period, the Compensation Committee will determine the amount that each Participant earned based on the Participant’s achievement of the performance goals.

The Compensation Committee may make adjustments in the performance goals to compensate for any changes that significantly alter the basis upon which the goals were determined. The Compensation Committee also may make reductions, in its sole discretion, to the amounts of any cash Awards as needed to achieve fair and equitable distribution of cash Awards. Payments of cash Awards will be paid in cash only after the Compensation Committee’s approval. Payments will be made no later than two and one-half months following the end of the applicable Performance Period, unless the Participant defers receipt pursuant to a Company-sponsored deferred compensation plan, arrangement or agreement. The maximum aggregate amount of any performance-based cash Award that may be paid in any one calendar year to a participant who is a “covered employee” subject to Section 162(m) of the Code shall not exceed $5 million.

Dividends and Dividend Equivalents. The terms of an Award may, at the Compensation Committee’s discretion, provide a participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares that the Award covers. These payments may either be made currently or credited to any account established for the participant, and may be settled in cash or Shares, as determined by the Compensation Committee.

Other Stock-Based Awards. The Plan authorizes the grant of stock-based awards other than those described herein. These Awards are referred to in the 2011 Incentive Plan as “other stock-based awards” and have the terms and conditions as the Compensation Committee may determine, subject to the terms of the 2011 Incentive Plan. The terms and conditions may provide for the payment or vesting of the other stock-based award to be conditioned upon the achievement of one or more performance goals.

Performance Goals. As described above, the terms and conditions of an Award may provide for the grant, vesting or payment of Awards to be contingent upon the achievement of one or more specified performance goals that the Compensation Committee establishes. For this purpose, “performance goals” means performance goals that the Compensation Committee establishes that may be based on:

•	accounts receivable targets,

•	achievement of balance sheet or income statement objectives,

•	cash flow (including but not limited to operating cash flow and free cash flow),

•	comparison to stock market indices,

•	customer and/or employee satisfaction metrics and achievement of customer and/or employee satisfaction goals,

•	dividend payments,

•	earnings (including before or after taxes, interest, depreciation, and amortization),

•	earnings growth,

•	earnings per share,

•	economic value added,

•	environment, health or safety measures,

•	expenses,

•	implementation or completion of one or more projects or transactions,

•	improvement of financial ratings,

•	internal rate of return,

•	margins (including but not limited to gross or net operating margins),

•	market share,

•	net asset value,

•	net income,

•	net operating profit after taxes (“NOPAT”),

•	NOPAT growth,

•	operating efficiency,

•	operating income,

•	operating measures (including but not limited to yield and volume),

•	pro forma income,

•	regulatory compliance,

•

return measures (including but not limited to return on assets, designated assets, capital, committed capital, equity, net capital employed, sales or stockholder equity, and return versus the Company’s cost of capital),

•	revenues,

•	sales,

•	sales growth,

•	satisfactory internal or external audits,

•	stock price (including but not limited to growth measures and total stockholder return),

•	working capital, or

•	any other objective goals that the Compensation Committee establishes.

The performance goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. These performance goals may be particular to an Eligible

Person or the department, branch, affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more affiliates, or a department, branch or division of the Company or one or more affiliates, and covers the period the Compensation Committee may specify.

2011 Incentive Plan Benefits

The Compensation Committee (and the Board with respect to non-employee directors and the outside members of the Board with respect to the Chief Executive Officer) has the sole discretion, subject to the terms of the 2011 Incentive Plan, to determine who will be granted Awards, as well as the size and types of such Awards under the 2011 Incentive Plan. For this reason, the Company cannot determine the number of options, SARs, restricted stock awards, restricted stock units, performance awards or dividend and dividend equivalents, or other cash or stock-based awards and performance that might be received by participants under the 2011 Incentive Plan, other than as set forth below.

The Board has approved the following equity awards, to be made if the 2011 Incentive Plan and the Reverse Stock Split are approved by the Stockholders and Convertible Noteholders and if the Reverse Stock Split is effected by the Board.

New Plan Benefits

2011 Incentive Plan

Name and Position	Dollar Value ($)		Number of Units
Named Executive Officers (1)	0		0
All current executive officers as a group	[	](2)	[	](2)
All current non-employee directors as a group	[	](3)	[	](3)
All employees, including all current officers who are not executive officers, as a group	0		0

(1)	Any awards to Michael J. Naatz and Phil J. Gaines will be at the discretion of the Compensation Committee, subject to the terms of the 2011 Incentive Plan and any compensation arrangement with these individuals, and thus the Company cannot determine the cash or stock-based awards, if any, that may be received by Messrs. Naatz and Gaines under the 2011 Incentive Plan. In connection with becoming President of USF Holland, Inc., Mr. Naatz is eligible to receive certain performance-based equity and cash incentives, which are expected to be granted under the 2011 Incentive Plan, if approved. The table above does not reflect these grants because they are based on performance criteria that have not been established so the amount and value are not determinable. The employment of Messrs. Zollars, Smid, Churay and Kissinger and Ms. Taylor, who were named executive officers during 2010, has terminated. Accordingly, they are not entitled to any benefits under the 2011 Incentive Plan.
(2)

As of the record date for this Annual Meeting, no grants of Awards under the 2011 Incentive Plan have been made to any executive officers or employees of the Company other than as described below to James L. Welch, the Company’s Chief Executive Officer. On July 22, 2011, the Company entered into an employment agreement with Mr. Welch pursuant to which, if Stockholders approve the 2011 Incentive Plan and the Reverse Stock Split and if the Board effects the Reverse Stock Split, Mr. Welch will receive a grant of restricted stock equal to 0.6% of the Company’s outstanding Common Stock on a fully diluted basis on the grant date, 25% of which will vest on January 1, 2013 with an additional 25% vesting on each of the second, third and fourth anniversaries of the employment agreement so long as Mr. Welch is employed by the Company on such dates. The table above assumes Mr. Welch received this grant as of the record date for this Annual Meeting. On the record date we had [            ] shares of Common Stock outstanding and the closing price of our Common Stock was [$            ]. The number of restricted shares disclosed above will be adjusted proportionately to reflect the Reverse Stock Split. Pursuant to the employment agreement, Mr. Welch is entitled to a cash bonus in an amount not to exceed $250,000 if certain performance criteria to be determined by the Board are satisfied during his first 17 months of employment. The table above assumes that Mr. Welch receive the entire $250,000; however, there can be no assurance that he will receive this amount. Under the employment agreement, Mr. Welch is also entitled to annual restricted stock grants each in an amount of up to 0.35% of the outstanding Common Stock on a fully diluted basis on the grant date in fiscal years 2012, 2013, 2014 and 2015 with respect to fiscal years 2011, 2012, 2013 and 2014, respectively, if certain performance goals to be determined by the Board are satisfied. These annual performance awards will generally vest 50% upon grant with the remaining 50% vesting on the first anniversary of the grant so long as, Mr. Welch continues is employed by the Company on such date. The table above does not reflect these grants because they are based on performance criteria that have not been established so the amount and value are not determinable. In addition, in connection with becoming President of USF Holland, Inc., Mike Naatz is eligible to receive certain performance-based equity and cash incentives, which are expected to be granted under the 2011 Incentive Plan, if approved. In connection with becoming President of YRC Inc., Jeff Rogers is eligible to receive certain performance-based equity and cash incentives, which are expected to be granted under the 2011 Incentive Plan, if approved. The table above does not reflect these grants because they are based on performance criteria that have not been established so the amount and value are not determinable.
(3)	On August 30, 2011, the Board approved the New Director Plan. The New Director Plan provides that all non-employee directors of the Company will receive a grant of RSUs equal to $100,000 divided by $0.1134 (the conversion ratio of the Company’s Series A Notes), which grant will be adjusted proportionately to reflect the Reverse Stock Split, following the approval of the 2011 Incentive Plan and the effective date of the Reverse Stock Split. The table assumes that the grant was made on the record date for the Annual Meeting and the closing price of our Common Stock on that date was [$ ]. In addition, the New Director Plan provides that the non-employee directors will receive a grant of RSUs equal to $83,333 divided by the 30 day average closing price preceding the date of grant, to be made on the first business day following the 2012 annual stockholders’ meeting for service during the period from September 15, 2011 through the date of 2012 annual stockholders’ and will receive a grant of RSUs equal to equal to $100,000 divided by the 30 day average closing price preceding the date of grant on the first business day following the 2013 annual Stockholders’ meeting and annually each year thereafter. The table above does not reflect the grants to be made on or after the 2012 annual stockholders’ meeting because the number of RSU’s is based on the 30 day average closing price preceding the date of grant which number is not determinable at this time. The RSUs granted to directors described above will vest one-third on each of the grant date, first anniversary of the grant date, and second anniversary of the grant date.

Capital Adjustments. Upon a change in the outstanding Common Stock by reason of a stock dividend, stock split, or reverse stock split (“capital stock change”), unless otherwise determined by the Compensation Committee on or prior to the date of the capital stock change, each of the following shall, automatically and without need for Compensation Committee action, be proportionately adjusted:

•	the number of Shares subject to outstanding Awards,

•	the per Share exercise price of options and the per Share base price upon which payments under SARs that are not related to options are determined,

•	the aggregate number Shares as to which Awards thereafter may be granted under the 2011 Incentive Plan, and

•	the maximum number of Shares with respect to which an employee may be granted Awards during any calendar year.

If the outstanding Common Stock changes as a result of a capital stock change, recapitalization, reclassification, extraordinary cash dividend, combination or exchange of shares, merger, consolidation or liquidation, the Compensation Committee shall, as it deems equitable in its discretion, substitute or adjust:

•	the number and class of securities subject to outstanding Awards,

•	the type of consideration to be received upon exercise or vesting of an Award,

•	the exercise price of options and base price upon which payments under SARs that are not related to options are determined,

•	the aggregate number and class of securities for which Awards may be granted under the 2011 Incentive Plan, or

•	the maximum number of securities with respect to which an employee may be granted Awards during any calendar year.

In the event of a merger or consolidation to which the Company is a party, the Compensation Committee may take any action it deems necessary to prevent the enlargement or diminishment of participants’ rights under the 2011 Incentive Plan and outstanding Awards and may cause any Award granted under the 2011 Incentive Plan to be cancelled in consideration of a cash payment equal to the fair value of the cancelled Award, as determined by the Compensation Committee in its discretion.

Exercise of Options or SARs. An option or SAR may be exercised by a participant delivering to the Company a notice of exercise and, in the case of options, full payment for the Shares with respect to which the option is exercised. To the extent authorized by the Compensation Committee or provided for in the award agreement, payment may be made (a) by delivery of unencumbered Shares valued at fair market value on the date of exercise, (b) pursuant to the broker-assisted cashless exercise or (c) by the Company withholding Shares that would otherwise be issued in connection with the exercise of the option (“net exercise”).

Under the net exercise provisions, a participant may surrender to the Company an option (or a portion of the option) that has become exercisable and receive a whole number of Shares valued as the difference of (a) the fair market value of the Shares subject to the option that is being surrendered over (b) the exercise price, plus any amount for fractional Shares.

No Loans. The 2011 Incentive Plan expressly prohibits Company loans to the Company’s executive officers and directors, including without limitation a loan in conjunction with the exercise of an option or SAR.

Transferability. Awards granted under the 2011 Incentive Plan may not be transferred, assigned, alienated or encumbered, except as otherwise provided in the agreement relating to an Award to (a) a Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or shareholders or (d) for charitable donations.

Termination and Amendment. The Board may amend or terminate the 2011 Incentive Plan at any time. However, after the 2011 Incentive Plan has been approved by the Stockholders of the Company, the Board may not amend or terminate the 2011 Incentive Plan without the approval of (a) the Company’s Stockholders (i) if the amendment relates to the re-pricing of options and SARs or (ii) if Stockholder approval of the amendment is required by applicable law, rules or regulations, and (b) each affected participant if the amendment or termination would adversely affect the participant’s rights or obligations under any Awards granted prior to the date of the amendment or termination.

Modification of Awards; No Re-pricing. The Compensation Committee may modify the terms of outstanding Awards. However, except to reflect capital stock changes, neither options nor SARs may be (a) modified to reduce their exercise prices, (b) cancelled or surrendered in consideration for the grant of new options or SARs with a lower exercise price or (c) cancelled or surrendered in exchange for cash or another Award (other than in connection with a substitute award or a change of control).

Substitution of Awards. Awards may, in the Compensation Committee’s discretion, be granted in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its affiliates. Substitute Awards do not count against (a) the Shares subject to issuance under the 2011 Incentive Plan or (b) the limit on Shares that may be granted to an Eligible Person in a calendar year, except to the extent the Compensation Committee determines that counting Substitute Awards against such limit on Shares is required for Awards to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code

Withholding. The Company is generally required to withhold tax on the amount of income recognized by a participant with respect to an Award. Withholding requirements may be satisfied, as provided in the agreement evidencing the Award, by (a) tender of a cash payment to the Company, (b) withholding of Shares otherwise issuable pursuant to an Award, or (c) delivery to the Company by the participant of unencumbered Shares.

Term of the 2011 Incentive Plan. Unless sooner terminated by the Board, the 2011 Incentive Plan will terminate on September 26, 2021. Once the 2011 Incentive Plan is terminated, no further Awards may be granted or awarded under the 2011 Incentive Plan. Termination of the 2011 Incentive Plan will not affect the validity of any Awards outstanding on the date of termination.

Clawback. Awards granted under the 2011 Incentive Plan are subject to cancellation, forfeiture and recovery in accordance with the Company’s Executive Compensation Recovery Policy, or any other compensation recovery policy that may be adopted by the Company after the date of the 2011 Incentive Plan, including any compensation recovery policy adopted pursuant to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Interests of Certain Persons in the Proposal

Certain of the Company’s officers and directors have an interest in this Proposal II as a result of their receipt of equity grants as described above under the heading 2011 Incentive Plan Benefits—New Plan Benefits or their being members of a class that is eligible to receive future grants. See also “Director Compensation.”

Summary of Certain Federal Income Tax Consequences

The following discussion briefly summarizes certain United States federal income tax aspects of Awards granted pursuant to the 2011 Incentive Plan. State, local and foreign tax consequences may differ.

Incentive Stock Options. A participant who is granted an incentive stock option will not recognize income on the grant or exercise of the option. However, the difference between the exercise price and the fair market value of the Shares on the date of exercise is an adjustment item for purposes of the alternative minimum tax. If a participant does not exercise an incentive stock option within certain specified periods after termination of employment, the participant will recognize ordinary income on the exercise of the incentive stock option in the same manner as on the exercise of a nonqualified stock option, as described below.

The general rule is that gain or loss from the sale or exchange of Shares acquired on the exercise of an incentive stock option will be treated as capital gain or loss. If certain holding period requirements are not satisfied, however, the participant generally will recognize ordinary income at the time of the disposition. Gain recognized on the disposition in excess of the ordinary income resulting therefrom will be capital gain, and any loss recognized will be a capital loss.

Nonqualified Stock Options, SARs, Restricted Stock Units and Performance Awards. A participant generally is not required to recognize income on the grant of a nonqualified stock option, SAR, restricted stock unit or performance award. Instead, ordinary income generally is required to be recognized on the date the nonqualified stock option or SAR is exercised, or in the case of a restricted stock unit or performance award, on the date of payment of the Award in cash and/or Shares. In general, the amount of ordinary income required to be recognized is: (a) in the case of a nonqualified stock option, an amount equal to the excess, if any, of the fair market value of the Shares on the date of exercise over the exercise price; (b) in the case of a SAR, restricted stock unit or performance award, the amount of cash or the fair market value of any Shares received.

Restricted Stock. Shares of restricted stock awarded under the 2011 Incentive Plan will be subject to a substantial risk of forfeiture for the period of time specified in the Award. Unless a participant who is granted Shares of restricted stock makes an election under Section 83(b) of the Code as described below, the participant is not required to recognize ordinary income on the award of restricted stock. Instead, on the date the substantial risk of forfeiture lapses, the participant will be required to recognize ordinary income in an amount equal to the excess, if any, of the fair market value of the shares of restricted stock on that date over the amount, if any, paid for these shares. If a participant makes a Section 83(b) election, he will recognize ordinary income on the date the shares of restricted stock are awarded equal to the fair market value of the shares on the date of award minus the amount, if any, paid for the shares. In that case, the participant will not be required to recognize additional ordinary income when the substantial risk of forfeiture lapses.

Other Stock-Based Awards. The tax consequences of a grant of another stock-based award will depend on the nature of the Award. A participant who purchases Shares pursuant to an Award must include in ordinary income the difference, if any, between the amount paid for the Shares and the fair market value of the Shares on the date of purchase. If Shares are issued outright pursuant to an Award, the participant must recognize ordinary income equal to the fair market value of the Shares on the date of issuance.

Cash Awards. Cash Awards will be included in a participant’s taxable income at the time of payment and are subject to applicable withholding payments.

Gain or Loss on Sale or Exchange of Shares. In general, gain or loss from the sale or exchange of Shares granted or awarded under the 2011 Incentive Plan will be treated as capital gain or loss, provided that the Shares are held as capital assets at the time of the sale or exchange. However, if certain holding period requirements are not satisfied at the time of a sale or exchange of Shares of acquired upon exercise of an incentive stock option (a “disqualifying disposition”), a participant generally will be required to recognize ordinary income upon the disposition.

Deductibility by Company. The Company generally is not allowed a deduction in connection with the grant or exercise of an incentive stock option. However, if a participant is required to recognize ordinary income as a result of a disqualifying disposition, the Company will be entitled to a deduction equal to the amount of ordinary income so recognized. In the case of any other Award, the Company generally will be allowed a deduction in an amount equal to the amount of ordinary income recognized by the participant.

Performance-Based Compensation. Subject to certain exceptions, Section 162(m) of the Code disallows federal income tax deductions for compensation paid by a publicly held corporation to certain covered employees to the extent the amount paid to an executive exceeds $1 million for the taxable year. The 2011 Incentive Plan has been designed to allow the grant of Awards that qualify under an exception to the deduction limit of Section 162(m) for “qualified performance-based compensation.”

Compliance with Section 409A of the Code. The 2011 Incentive Plan and each Award under the 2011 Incentive Plan is intended to meet the requirements of Section 409A of the Code and will be construed and interpreted in accordance with such intent. Section 409A generally provides that if a deferred compensation plan or arrangement does not comply with the requirements of Sections 409A relating to distributions of benefits, prohibitions on acceleration of payment, and timing of deferral elections, then the compensation payable under such plan or arrangement will be included in gross income in the first taxable year of the recipient in which the compensation is not subject to a substantial risk of forfeiture. Failure to comply with Section 409A may also result in an additional 20% tax to the recipient of the Award and interest on underpayment of tax at a higher than normal rate. To the extent that an Award is subject to Section 409A of the Code, the Company will endeavor to meet the requirements of Section 409A of the Code, so that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Section 409A of the Code.

Impact of Reverse Stock Split

At the Annual Meeting, the Board is also seeking approval of amendments to the Company’s Certificate of Incorporation to effect the Reverse Stock Split at a ratio that will be determined by the Board and that will be within a range of one-for-fifty (1:50) and one-for-three hundred (1:300) and the Authorized Share Reduction to reduce the number of authorized shares of Common Stock by the reverse stock split ratio. See Questions and Answers—If the Stockholders and Convertible Noteholders approve the Reverse Stock Split, and the Company were to effect the Reverse Stock Split, what effect would it have on the other matters presented in this Proxy Statement?

If the Stockholders and Convertible Noteholders approve the Reverse Stock Split, upon the effective date of the Reverse Stock Split, the number of shares of Common Stock available for issuance pursuant to Awards under the 2011 Incentive Plan will be reduced in proportion to the Reverse Stock Split ratio, and the exercise price of each Award, if any, will be proportionately increased. The table below sets forth the number of shares of Common Stock available for issuance pursuant to Awards under the 2011 Incentive Plan (as contemplated by Proposal II) for the following potential Reverse Stock Split ratios:

Number of whole shares of Common Stock which will be combined into one share of Common Stock	Number of shares of Common Stock available for issuance pursuant to Awards under the 2011 Incentive Plan After Reverse Stock Split
50	12,000,000
75	8,000,000
100	6,000,000
125	4,800,000
150	4,000,000
175	3,428,571
200	3,000,000
225	2,666,667
250	2,400,000
275	2,181,818
300	2,000,000

If the Board elects to effect the Reverse Stock Split and selects a ratio other than one of the ratios set forth above, there will be a proportional decrease in the number of shares of Common Stock available for issuance under the 2011 Incentive Plan.

Required Vote

Approval of Proposal II requires the approval of a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal II.

THE BOARD RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE COMPANY’S 2011

INCENTIVE AND EQUITY AWARD PLAN AND APPROVAL OF SUCH PLAN PURSUANT TO

SECTION 162(m) OF THE CODE

III. PROPOSAL TO AMEND THE COMPANY’S CERTIFICATE OF INCORPORATION TO EFFECT

THE REVERSE STOCK SPLIT AND AUTHORIZED SHARE REDUCTION

General

A copy of the form of the Certificate of Amendment to the Company’s Certificate of Incorporation to effect the amendments contemplated by Proposal III is set forth in Appendix III hereto. Upon the effectiveness of the filing of this Certificate of Amendment to the Company’s Certificate of Incorporation the following changes would take place:

•

a reverse stock split of Common Stock to combine the shares of Common Stock at a ratio that will be determined by the Board and that will be within a range of one-for-fifty (1:50) to one-for-three hundred (1:300); and

•	following the effectiveness of the Reverse Stock Split, the number of authorized shares of Common Stock would be reduced by the reverse stock split ratio.

If the Company receives the required Stockholder and Convertible Noteholder approval of Proposal III, the Board will have the sole authority to elect, at any time prior to the first anniversary of the Annual Meeting: (1) whether or not to amend the Company’s Certificate of Incorporation to effect the Reverse Stock Split and Authorized Share Reduction, and (2) if so, the number of whole shares of Common Stock between and including fifty (50) and three hundred (300) which will be combined into one share of Common Stock, and the number of shares of Common Stock which will be authorized by such amendment, in the combinations set forth in the following table:

Number of whole shares of Common Stock which will be combined into one share of Company’s Common Stock	Corresponding number of authorized shares of Common Stock after the Authorized Share Reduction
50	200,000,000
75	133,333,333
100	100,000,000
125	80,000,000
150	66,666,667
175	57,142,857
200	50,000,000
225	44,444,444
250	40,000,000
275	36,363,636
300	33,333,333

If the Board elects to effect the Reverse Stock Split at any of the ratios set forth in the table above, the Board will also effect the Authorized Share Reduction to the number of authorized shares of Common Stock corresponding to such reverse stock split ratio in the table above. If the Board elects to effect the Reverse Stock Split and selects a ratio other than one of the ratios set forth above, there will be a proportional decrease in the number of outstanding and authorized shares of Common Stock.

The Board reserves its right to abandon the Reverse Stock Split and the Authorized Share Reduction if it determines, in its sole discretion, that the Reverse Stock Split and Authorized Share Reduction are no longer in the best interests of the Company and its Stockholders.

If approved by the Stockholders and Convertible Noteholders, the Reverse Stock Split and Authorized Share Reduction will become effective upon filing the amendment with the Secretary of State of the State of Delaware. When filed, the amendment will contain the number of shares determined by the Board within the limits set forth in this Proposal III to be combined into one share of Common Stock and the corresponding number of authorized shares of Common Stock, each as set forth in the table above.

The par value of Common Stock would remain unchanged at $0.01 per share following the Reverse Stock Split.

The Board’s selection of the specific reverse stock split ratio will be based primarily on the price level of our Common Stock at that time and the expected stability of that price level. We expect that the primary focus of the Board in determining the reverse stock split ratio will be to select a ratio that its believes is likely to result in increased marketability and liquidity of our Common Stock and may encourage interest and trading in our Common Stock. Many institutional investors and mutual funds, for example, have rules that prohibit them from buying into companies whose stock is less than $5 per share, and in some cases, $10 per share and many brokers tend to be discouraged from recommending low-priced stocks to their customers. We also believe that certain other investors are likely dissuaded from purchasing low-priced stocks. If our Common Stock remains listed on the NASDAQ stock exchange, the NASDAQ continued listing requirements require that our Common Stock trade above $1.00 per share, and if our Common Stock is not listed on the NASDAQ stock exchange, our ability to become listed on another national securities exchange will be subject to our satisfying a number of eligibility criteria, such as a minimum share price and other factors. We expect that the Board will consider these requirements in selecting a reverse stock split ratio. We expect that the Board will also consider whether investors and certain other parties, such as our customers, would expect our stock price to be in line with other major widely held companies, including our competitors. We expect that the Board will consider the recent volatility of our Common Stock and will take this into account in determining a reverse stock split ratio, so that even if our stock price remains volatile, it may remain above a price at which the Board feels our stock is attractive to investors and may satisfy the listing requirements of any applicable national securities exchange. Therefore, we expect that the Board will, in consultation with its advisors, consider: the recent market prices and trading history of our Common Stock; the outlook for the market price of our Common Stock; and the marketability of our Common Stock, or Common Stock linked instruments. We expect that the Board will also consider selecting a reverse stock split ratio that would result in a number of shares that would allow us to show meaningful changes in earnings per share on a periodic basis because, for example, if we had six billion shares outstanding, changes in earnings of less than $60 million would not be visible to investors in our earnings per share calculations (since such a change would be less than $0.01 of earnings per share).

Reducing the number of outstanding shares of our Common Stock through the Reverse Stock Split is intended, absent other factors, to increase the per share market price of our Common Stock. However, other factors, such as our financial results, market conditions and the market perception of our business may adversely affect the market price of our Common Stock. In addition, the future conversion of some or all of the Convertible Notes would cause dilution to Common Stockholders and may adversely affect the market price of our Common Stock. As a result, there can be no assurance that the Reverse Stock Split, if completed, will result in the intended benefits described above, that the market price of our Common Stock will increase following the Reverse Stock Split or that the market price of our Common Stock will not decrease in the future. Additionally, we cannot assure you that the market price per share of our Common Stock after a Reverse Stock Split will increase in proportion to the reduction in the number of shares of our Common Stock outstanding before the Reverse Stock Split.

Reasons for the Reverse Stock Split and Authorized Share Reduction

The Board authorized the submission of the Reverse Stock Split to the Stockholders and Convertible Noteholders with a view to increasing the per share trading price of our Common Stock. Other reasons include:

•

Increase in Eligible Investors. The Reverse Stock Split may allow a broader range of institutions to invest in the Company’s stock (namely, funds that are prohibited from buying stocks with a price below a certain threshold), potentially increasing trading volume and liquidity of our Common Stock.

•

Increased Analyst and Broker Interest. The Reverse Stock Split could increase analyst and broker interest in the Company’s stock as their policies can discourage them from following or recommending companies with low stock prices. Because of the trading volatility often associated with low-priced stocks, many brokerage houses and institutional investors have adopted internal policies and practices that either prohibit or discourage them from investing in such stocks or recommending them to their customers. Some of those policies and practices may also function to make the processing of trades in low-priced stocks economically unattractive to brokers. Additionally, because brokers’ commissions on transactions in low-priced stocks generally represent a higher percentage of the stock price than commissions on higher-priced stocks, the current average price per share of our Common Stock can result in individual stockholders paying transaction costs representing a higher percentage of their total share value than would be the case if the share price were substantially higher.

•

Reduced Risk of NASDAQ Delisting. As we have previously disclosed, we received a staff determination letter from NASDAQ stating that our Common Stock should be delisted because the issuance of Series B Convertible Preferred Stock and the Convertible Notes without prior stockholder approval violated NASDAQ Listing Rules 5635(b) and 5635(d) and raised public interest concerns under NASDAQ Listing Rule 5101. We also received an additional staff determination letter stating that because the closing bid price of our Common Stock was under $1.00 for 30 consecutive business days a deficiency exists under NASDAQ Listing Rule 5450(a). We have appealed these determinations and are awaiting a decision from a NASDAQ hearing panel. We intend to file a Form 8-K promptly after we receive a decision from the NASDAQ hearing panel and the contents of that Form 8-K are incorporated herein by reference.

If our appeal is successful and we remain listed on the NASDAQ stock market, the Reverse Stock Split would be effected in an attempt to maintain a price per share sufficient to satisfy the $1.00 minimum bid price requirements for listing our Common Stock on the NASDAQ stock exchange.

•

Facilitate Relisting on a National Securities Exchange. If our Common Stock is delisted from the NASDAQ stock market, we intend to file an application to relist our Common Stock on another national securities exchange. Eligibility for listing on a national securities exchange is subject to a number of criteria, such as public float, minimum share price, number of Stockholders, market capitalization and other factors. We believe that the Reverse Stock Split will facilitate our efforts to satisfy these eligibility requirements and relist our Common Stock on a national securities exchange.

Effects of the Reverse Stock Split

Reduction of Shares Held by Individual Holders of Common Stock. After the effective date of the proposed Reverse Stock Split, each Stockholder will own fewer shares of Common Stock. However, the proposed Reverse Stock Split will affect all holders of Common Stock uniformly and will not affect any holder of Common Stock’s percentage ownership interest in the Company, except to the extent that the Reverse Stock Split results in any holder of Common Stock owning a fractional share as described below. Proportionate voting rights and other rights of the holders of Common Stock will not be affected by the proposed Reverse Stock Split (other than as a result of the payment of cash in lieu of fractional shares). For example, a holder of 2% of the voting power of the outstanding shares of Common Stock immediately prior to the Reverse Stock Split would continue to hold 2% of the voting power of the outstanding shares of Common Stock immediately after the Reverse Stock Split. The number of holders of Common Stock of record would not be affected by the Reverse Stock Split (except to the extent that any holder of Common Stock holds only a fractional share interest and receives cash for such interest after the Reverse Stock Split). However, if the Reverse Stock Split is implemented, it will increase the number of holders of Common Stock who own “odd lots” of less than 100 shares of Common Stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of Common Stock.

No Change in Series A Preferred Stock. The Reverse Stock Split will not affect the Series A Preferred Stock, and after the Reverse Stock Split there will continue to be one share of Series A Preferred Stock outstanding.

Change in Conversion Ratio for the Company’s Convertible Notes. The conversion rate of the Convertible Notes will be adjusted proportionately with the reverse stock split ratio on the effective date. The conversion rate for the Series A Notes is 8,822 shares of Common Stock per $1,000 in principal amount of the Series A Notes. After the Reverse Stock Split, the conversion rate for the Series A Notes would be adjusted proportionately with the reverse stock split ratio. The conversion rate for the Series B Notes is 16,187 shares of Common Stock per $1,000.00 in principal amount of Series B Notes. After the Reverse Stock Split, the conversion rate for the Series B Notes would be adjusted proportionately with the reverse stock split ratio. The Reverse Stock Split impacts all Convertible Noteholders proportionally and will not impact any Convertible Noteholder’s percentage interest in the Company upon conversion, or the voting power of the Convertible Notes with respect to meetings of our Stockholders.

The conversion rate of the Company’s other outstanding convertible notes will also be adjusted proportionately with the reverse stock split ratio on the effective date. The Reverse Stock Split impacts all such convertible noteholders proportionally and will not impact a convertible noteholder’s percentage interest in the Company upon conversion.

Reduction in Total Outstanding Shares. The proposed Authorized Share Reduction will reduce the total number of outstanding shares of Common Stock by the reverse stock split ratio determined by the Board within the limits set forth in this Proposal III.

Change in Number and Exercise Price of Employee and Director Equity Awards. The proposed Reverse Stock Split will reduce the number of shares of Common Stock available for issuance under the Company’s employee and director equity plans, including the 2011 Incentive Plan, in proportion to the reverse stock split ratio determined by the Board within the limits set forth in this Proposal III. Under the terms of the Company’s outstanding equity awards, the Reverse Stock Split would cause a reduction in the number of shares of Common Stock issuable upon exercise or vesting of such awards in proportion to the reverse stock split ratio and would cause a proportionate increase in the exercise price of such awards to the extent they are stock options. The number of shares of Common Stock authorized for future issuance under the Company’s equity plans will also be proportionately reduced. The number of shares of Common Stock issuable upon exercise or vesting of outstanding equity awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding.

Regulatory Effects. The Common Stock is currently registered under Section 12(b) of the Exchange Act, and the Company is subject to the periodic reporting and other requirements of the Exchange Act. The proposed Reverse Stock Split will not affect the registration of the Common Stock under the Exchange Act or the Company’s obligation to publicly file financial and other information with the SEC. If the proposed Reverse Stock Split is implemented and our Common Stock has not been delisted from NASDAQ, the Common Stock will continue to trade on The NASDAQ Global Market under the symbol “YRCW” (although NASDAQ would likely add the letter “D” to the end of the trading symbol for a period of 20 trading days to indicate that the reverse stock split has occurred). If the reverse stock split is implemented and our Common Stock has been delisted from NASDAQ, we believe the Common Stock would continue to be reported on the OTC. As discussed above, however, if we are delisted from the NASDAQ stock market we currently intend to file an application to list our Common Stock on a national securities exchange following the effectiveness of the Reverse Stock Split.

No Going Private Transaction. Notwithstanding the decrease in the number of outstanding shares following the proposed Reverse Stock Split, the Board does not intend for this transaction to be the first step in a series of plans or proposals of a “going private transaction” within the meaning of Rule 13e-3 of the Exchange Act.

The Proposed Reverse Stock Split May Not Increase the Company’s Stock Price over the Long-Term, Which Would Prevent the Company From Realizing Some of the Anticipated Benefits of the Reverse Stock Split. The Board expects that a Reverse Stock Split of the Common Stock will increase the market price of the Common Stock so that the Company is able to maintain compliance with the NASDAQ minimum bid price listing standard if our Common Stock remains listed on the NASDAQ stock market or meet the eligibility requirements for listing on a national securities exchange. However, the effect of the Reverse Stock Split upon the market price of the Common Stock cannot be predicted with any certainty, and the history of similar stock split combinations for companies in like circumstances is varied. It is possible that the per share price of the Common Stock after the Reverse Stock Split will not rise in proportion to the reduction in the number of shares of Common Stock outstanding resulting from the Reverse Stock Split, and there can be no assurance that the market price per share of the Common Stock after the Reverse Stock Split will either exceed or remain in excess of any minimum bid price requirement for a sustained period of time. The market price of the Common Stock may be affected by other factors which may be unrelated to the number of shares outstanding, including the Company’s future performance. In addition, even if the Company wins its appeal and is able to maintain the listing of its Common Stock on the NASDAQ stock market, there can be no assurance that the Company will not be delisted in the future due to a failure to meet other continued listing requirements, even if the market price per share of the Common Stock after the Reverse Stock Split remains in excess of $1.00. Further, if the Company’s Common Stock is delisted from NASDAQ, there can be no assurance that the Company will meet the other eligibility requirements for listing on another national securities exchange.

We believe the trading price of our Convertible Notes is based in substantial part on the trading price of the underlying Common Stock. If the trading price of our Common Stock does not proportionally increase with the Reverse Stock Split, the trading price of the Convertible Notes may decline in connection with the Reverse Stock Split.

The Proposed Reverse Stock Split May Decrease the Liquidity of the Company’s Stock. The liquidity of the Common Stock may be harmed by the proposed Reverse Stock Split given the reduced number of shares that would be outstanding after the Reverse Stock Split, particularly if the stock price does not increase as a result of the Reverse Stock Split. Additionally, illiquidity of the underlying Common Stock may have a negative impact on the trading price of our Convertible Notes.

Board Discretion to Implement the Reverse Stock Split. If the Reverse Stock Split is approved by the Company’s Stockholders and Convertible Noteholders, it will be effected, if at all, only upon a determination by the Board that a Reverse Stock Split is in the best interests of the Company and its Stockholders at the time of such determination.

Notwithstanding approval of the Reverse Stock Split by the Stockholders and Convertible Noteholders, the Board may, in its sole discretion, abandon the proposed amendment to the Certificate of Incorporation and determine not to effect the Reverse Stock Split as permitted under Section 242(c) of the Delaware General Corporation Law. If the Board does not implement the Reverse Stock Split prior to the one year anniversary of the Annual Meeting, Stockholder and Convertible Noteholder approval would be required again prior to implementing any reverse stock split.

Amendment Effective Time. The effective date of the Reverse Stock Split and the Authorized Share Reduction will be the date on which the Certificate of Amendment to the Company’s Certificate of Incorporation to effect the amendments contemplated by Proposal III is accepted and recorded by the Delaware Secretary of State (subject to any specific future time of effectiveness stated therein) in accordance with Section 103 of the DGCL. However, the exact timing of the filing of the amendment will be determined by the Board based on its evaluation as to when such action will be the most advantageous to the Company and its Stockholders. Except as explained below with respect to fractional shares, on the effective date of the amendment to effect the Reverse Stock Split, shares of Common Stock issued and outstanding immediately prior thereto will be combined and converted, automatically and without any action on the part of the Stockholders, into new shares of Common Stock in accordance with the reverse stock split ratio determined by the Board within the limits set forth in this Proposal III.

Stockholders’ Equity. Following the effectiveness of the amendment to the Company’s Certificate of Incorporation, the stated capital on the Company’s balance sheet and the additional paid-in capital account, in each case, attributable to the Common Stock, will be adjusted to reflect the Reverse Stock Split. The par value per share of the Common Stock will remain unchanged at $0.01 per share after the Reverse Stock Split. As a result, on the effective date of the Reverse Stock Split, the stated capital on the Company’s consolidated balance sheet attributable to Common Stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net income or loss will be increased because there will be fewer shares of the Common Stock outstanding. The Company does not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the Reverse Stock Split.

Interests of Certain Persons in the Proposal

Certain of the Company’s officers and directors have an interest in this Proposal III as a result of their ownership of shares of stock of the Company, as set forth in the section entitled “Security Ownership of Certain Beneficial Owners and Management” above. However, the Company does not believe that its officers or directors have interests in the Reverse Stock Split or Authorized Share Reduction that are different from or greater than those of any other holder of Common Stock.

Fractional Shares

The Company does not currently intend to issue fractional shares in connection with the Reverse Stock Split. Stockholders, who own the Common Stock prior to the effective time of the Reverse Stock Split and who otherwise would hold fractional shares because the number of shares of Common Stock they held before the Reverse Stock Split would not be evenly divisible based on the Reverse Stock Split ratio, will be entitled to a cash payment (without interest or deduction) in respect of such fractional shares. To avoid the existence of fractional shares of the Common Stock, shares that would otherwise result in fractional shares from the application of the Reverse Stock Split will be collected and pooled by the Company’s transfer agent and sold in the open market and the proceeds will be allocated to the holders’ respective accounts pro rata in lieu of fractional shares. The Company will not receive any proceeds from any such sales. The ownership of a fractional interest will not give the holder any voting, dividend or other rights, except to receive the above-described cash payment. The Company will be responsible for any brokerage fees or commissions related to the transfer agent’s selling in the open market shares that otherwise be entitled to fractional shares.

Escheat Laws

Holders of Common Stock should be aware that, under the escheat laws of various jurisdictions, any amounts due for fractional interests and shares resulting from the Reverse Stock Split that are not timely claimed after the effective date of the Reverse Stock Split may be required to be paid to the designated agent for each such jurisdiction, unless correspondence has been received by the Company or Computershare Trust Company, N.A., the Company’s transfer agent, concerning ownership of such funds within the time permitted in such jurisdiction. Thereafter, if applicable, holders of Common Stock otherwise entitled to receive such funds, but who do not receive them due to, for example, their failure to timely comply with the transfer agent’s instructions (described below), will have to seek to obtain such funds directly from the state to which they were paid.

Exchange of Stock Certificates

If the Reverse Stock Split is effected, holders of Common Stock holding certificated shares will be required to exchange their stock certificates for the appropriate number of shares held electronically in book entry form (“Book Entry Shares”) resulting from the Reverse Stock Split. This means that, instead of receiving a new stock certificate, holders of Common Stock holding certificated shares prior to the effective time of the Reverse Stock Split will receive a statement of holding indicating the number of Book Entry Shares held by them after giving effect to the Reverse Stock Split. Holders of Common Stock of record on the effective date of the Reverse Stock Split will be furnished the necessary materials and instructions for the surrender and exchange of share certificates at the appropriate time by Computershare Trust Company, N.A. Holders of Common Stock will not have to pay any transfer fee or other fee in connection with such exchange. As soon as practicable after the effective time of the Reverse Stock Split, the transfer agent will send a letter of transmittal to each holder of Common Stock advising such holder of the procedure for surrendering certificates representing the number of shares of the Company’s Common Stock prior to the Reverse Stock Split (“Old Stock Certificates”) in exchange for Book Entry Shares representing the number of shares of the Company’s Common Stock resulting from the Reverse Stock Split.

You should not send your Old Stock Certificates now. You should send them only after you receive the letter of transmittal from the Company’s transfer agent.

As soon as practicable after the surrender to the transfer agent of any Old Stock Certificate, together with a duly executed letter of transmittal and any other documents the transfer agent may specify, the transfer agent will deliver to the person in whose name such Old Stock Certificate had been issued Book Entry Shares registered in the name of such person. Any Old Stock Certificate bearing a restrictive legend will be exchanged for a new physical stock certificate bearing the same legend, if any, restricting the transfer of such shares that were borne by the surrendered Old Stock Certificates held prior to the Reverse Stock Split.

Until surrendered as contemplated herein, each Old Stock Certificate shall be deemed at and after the effective time of the Reverse Stock Split to represent the number of full shares of the Common Stock resulting from the Reverse Stock Split. Until they have surrendered their Old Stock Certificates for exchange, holders of Common Stock will not be entitled to receive any dividends or other distributions, if any, that may be declared and payable to holders of record.

Any holder of Common Stock whose Old Stock Certificate has been lost, destroyed or stolen will be entitled to Book Entry Shares only after complying with the requirements that the Company and the transfer agent customarily apply in connection with lost, stolen or destroyed certificates.

If any Book Entry Shares are to be issued in a name other than that in which the Old Stock Certificates are registered, it will be a condition of such issuance that (1) the person requesting such issuance must pay to the Company any applicable transfer taxes or establish to the Company’s satisfaction that such taxes have been paid or are not payable, (2) the transfer complies with all applicable federal and state securities laws, and (3) the surrendered certificate is properly endorsed and otherwise in proper form for transfer. In all other cases, no service charges, brokerage commissions or transfer taxes shall be payable by any holder of any Old Stock Certificate.

Holders of Common Stock who hold only uncertificated shares, either as direct or beneficial owners, will have their holdings electronically adjusted by the Company’s transfer agent and, for beneficial owners, by their brokers or banks which hold in “street name” for their benefit, as the case may be to give effect to the Reverse Stock Split.

Material U.S. Federal Income Tax Consequences of the Reverse Stock Split

The following discussion is a summary of certain U.S. federal income tax consequences of the Reverse Stock Split to the Company and to holders of the Company’s Common Stock and convertible notes that hold such stock or convertible notes as a capital asset for U.S. federal income tax purposes. This discussion is based on laws, regulations, rulings and decisions in effect on the date hereof, all of which are subject to change (possibly with retroactive effect) and to differing interpretations. This discussion applies only to holders that are U.S. persons and does not address all aspects of U.S. federal income taxation that may be relevant to holders in light of their particular circumstances or to holders who may be subject to special tax treatment under the Code, including, without limitation, holders who are dealers in securities or foreign currency, foreign persons, insurance companies, tax-exempt organizations, banks, financial institutions, small business investment companies, regulated investment companies, real estate investment trusts, retirement plans, holders that are partnerships or other pass-through entities for U.S. federal income tax purposes, holders whose functional currency is not the U.S. dollar, traders that mark-to-market their securities, holders subject to the alternative minimum tax, holders who hold the Company’s Common Stock or convertible notes as part of a hedge, straddle, conversion or other risk reduction transaction, or who acquired the Company’s Common Stock pursuant to the exercise of compensatory stock options, the vesting of previously restricted shares of stock or otherwise as compensation.

The Company has not sought, and will not seek, a ruling from the Internal Revenue Service regarding the U.S. federal income tax consequences of the Reverse Stock Split. The following summary does not address the tax consequences of the Reverse Stock Split under foreign, state, or local tax laws. Accordingly, each holder of Common Stock or convertible notes should consult his, her or its tax advisor with respect to the particular tax consequences of the Reverse Stock Split to such holder.

The U.S. federal income tax consequences for a holder of Common Stock and for the Company pursuant to the Reverse Stock Split will be as follows:

•	the holder should not recognize any gain or loss for U.S. federal income tax purposes (except with respect to cash, if any, received in lieu of a fractional share of Common Stock);

•

the holder’s aggregate tax basis in the Common Stock received pursuant to the Reverse Stock Split, including any fractional share of the Common Stock not actually received should be equal to the aggregate tax basis of such holder’s Common Stock surrendered in exchange therefor;

•

the holder’s holding period for the Common Stock received pursuant to the Reverse Stock Split, including any fractional share of the Common Stock not actually received, should include such holder’s holding period for the Common Stock surrendered in exchange therefor;

•

cash payments received by the holder for a fractional share of Common Stock generally should be treated as if such fractional share had been issued pursuant to the Reverse Stock Split and then sold by such holder, and such holder generally should recognize capital gain or loss with respect to such payment, measured by the difference between the amount of cash received and such holder’s tax basis in such fractional share;

•	any such capital gain or loss should be treated as a long-term or short-term capital gain or loss based on such holder’s holding period in such fractional share; and

•	we should not recognize gain or loss solely as a result of the Reverse Stock Split.

We are required to provide the holders of our Common Stock with information regarding the tax impact of the Reverse Stock Split, which we intend to provide on our website at www.yrcw.com.

The U.S. federal income tax consequences for a holder of the Company’s convertible notes pursuant to the Reverse Stock Split will be as follows:

At the time the Reverse Stock Split is effective, pursuant to the indentures governing the Company’s convertible notes, the conversion rate of the Company’s convertible notes will be adjusted proportionally with the exchange ratio of the Reverse Stock Split.

Under Section 305(c) of the Code, an adjustment (or the failure to make an adjustment) that has the effect of increasing a holder’s proportionate interest in our assets or earnings may in some circumstances result in a deemed distribution to a U.S. holder for U.S. federal income tax purposes. Adjustments to the conversion rate made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing the dilution of the interest of the holders of convertible notes, however, generally will not be deemed to result in a distribution to a U.S. holder. We expect that the conversion rate adjustment made in connection with the Reverse Stock Split will be treated as being made pursuant to such a bona fide reasonable adjustment formula and will not be deemed to result in a distribution. If the IRS successfully asserts that such an adjustment was made in a manner that is not considered to be pursuant to such a bona fide reasonable adjustment formula, a U.S. holder of any of the Company’s convertible notes may be deemed to have received a distribution even though the U.S. holder of the Company’s convertible notes has not received any cash or property as a result of such adjustment. Any such deemed distribution will be taxable as a dividend, return of capital or capital gain in accordance with the Code. Holders of the Company’s convertible notes are urged to consult their tax advisors concerning the tax treatment of such constructive dividends.

Required Vote

Approval of Proposal III requires the affirmative vote, either in person or by proxy, of (1) a majority of the votes held by our Stockholders and Convertible Noteholders voting together as a single class and (2) a majority of the votes held by the holders of our Common Stock, voting together as a single class.

Abstentions and broker “non-votes” will have the same effect as voting “AGAINST” the adoption of Proposal III because the required vote is based on the number of shares outstanding rather than the number of votes cast.

THE BOARD RECOMMENDS A VOTE “FOR” THE AMENDMENT TO THE COMPANY’S

CERTIFICATE OF INCORPORATION TO EFFECTUATE THE REVERSE STOCK SPLIT AND THE

AUTHORIZED SHARE REDUCTION.

IV. ADVISORY PROPOSAL ON EXECUTIVE COMPENSATION

In accordance with SEC rules, we are asking Stockholders and Convertible Noteholders to approve, on a non-binding basis, the following advisory resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the accompanying compensation tables and the related narrative discussion, is hereby APPROVED.”

This advisory vote is not intended to address any specific element of executive compensation, but instead is intended to address the overall compensation of the named executive officers as disclosed in this Proxy Statement.

The Board recognizes that executive compensation is an important matter for our Stockholders and Convertible Noteholders. As described in detail in the Compensation Discussion and Analysis section of this Proxy Statement, the Compensation Committee is responsible for establishing and implementing our executive compensation philosophy. The Committee has established an executive compensation philosophy that supports our near and long-term strategic objectives to attract and retain high caliber executives to enable us to effectively navigate the financial challenges affecting our Company and compete in our market segments and to provide incentives that encourage executives to attain the highest level of organizational performance without encouraging excessive risk taking. It is always the intention of the Compensation Committee that our executive officers be compensated competitively and consistently with our strategy, sound corporate governance principles, and stakeholder interests and concerns.

We urge you to read the Compensation Discussion and Analysis, as well as the Summary Compensation Table and related compensation tables and narrative appearing on pages 44 through 72, which provide detailed information on our compensation philosophy, policies and practices and the compensation of our named executive officers.

Effect of the Proposal

This advisory resolution, commonly referred to as a “say-on-pay” resolution, is not binding on the Company, the Board or the Compensation Committee. The vote on this proposal will, therefore, not affect any compensation already paid or awarded to any named executive officer and will not overrule any decisions made by the Board or the Compensation Committee. Because we highly value the opinions of our Stockholders and Convertible Noteholders, however, the Board and the Compensation Committee will consider the results of this advisory vote when making future executive compensation decisions.

Required Vote

Approval of Proposal IV requires the approval of a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal IV.

THE BOARD RECOMMENDS A VOTE “FOR” THIS ADVISORY PROPOSAL ON EXECUTIVE

COMPENSATION.

V. ADVISORY PROPOSAL ON THE FREQUENCY OF HOLDING FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION

In addition to providing our Stockholders and Convertible Noteholders with the opportunity to cast an advisory vote on the compensation of our named executive officers, we also are seeking a non-binding, advisory vote on how frequently the advisory vote on executive compensation should be presented to Stockholders and Convertible Noteholders, as required by SEC rules. You may vote to have the advisory vote on executive compensation held every year, every two years or every three years, or you may abstain from voting. You are not being asked to vote for or against the Board’s recommendation of having a shareholder advisory vote every year.

The Board recommends holding the advisory vote on executive compensation every year. An annual vote would provide us with timely feedback from our Stockholders and Convertible Noteholders on executive compensation matters. An annual advisory vote is also consistent with our Compensation Committee’s plan to conduct an in-depth review of executive compensation philosophy and practices each year.

Effect of the Proposal

The vote on this proposal is advisory and non-binding, and the final decision with respect to the frequency of future advisory votes on executive compensation remains with the Board. Although the vote on this proposal is non-binding, the Board and the Compensation Committee highly value the opinions of our Stockholders and Convertible Noteholders and, accordingly, will take into account the outcome of this vote in considering the frequency of future advisory votes on executive compensation. In accordance with SEC rules, Stockholders and Convertible Noteholders will have the opportunity at least every six years to recommend the frequency of future advisory votes on executive compensation.

Required Vote

Stockholders and Convertible Noteholders will be able to specify one of four choices for this Proposal V on the proxy card: holding the advisory vote on named executive officer compensation every one year, every two years, every three years, or abstaining. Stockholders and Convertible Noteholders are not voting to approve or disapprove the Board’s recommendation. The option of one year, two years or three years that receives the affirmative vote of a majority of the votes cast will be the frequency for the advisory vote on executive compensation selected by our Stockholders and Convertible Noteholders in this Proposal V. In the absence of a majority of votes cast in support of any one frequency, the option of one year, two years or three years that receives the greatest number of votes will be considered the frequency selected by our Stockholders and Convertible Noteholders.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal V.

THE BOARD RECOMMENDS A VOTE FOR CONDUCTING FUTURE ADVISORY VOTES ON

EXECUTIVE COMPENSATION EVERY YEAR.

VI. PROPOSAL TO RATIFY APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM

The Audit/Ethics Committee has appointed KPMG as the Company’s independent registered public accounting firm for 2011. Generally, the Board submits the Audit/Ethics Committee’s appointment of the Company’s independent registered public accounting firm annually for ratification by the stockholders. Although stockholder ratification is not required, if the Stockholders and Convertible Noteholders do not ratify the appointment, the Audit/Ethics Committee will reconsider the matter. Representatives of KPMG will be present at the Annual Meeting to respond to appropriate questions and will have an opportunity to make a statement if they desire to do so.

Required Vote

Approval of Proposal VI requires the approval of a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal VI.

THE BOARD RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE COMPANY’S

APPOINTMENT OF KPMG AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC

ACCOUNTING FIRM FOR 2011.

VII. APPROVAL OF ADJOURNMENT OF THE ANNUAL MEETING

If it becomes necessary to establish a quorum or to obtain additional votes in favor of Proposals II or III, a motion may be made to adjourn the Annual Meeting to a later time to permit further solicitation of proxies.

Required Vote

Approval of Proposal VII requires the approval of a majority of the votes cast by the Stockholders and Convertible Noteholders present in person or represented by proxy voting together as a single class, meaning that the votes cast by our Stockholders and Convertible Noteholders “FOR” the approval of the proposal must exceed the number of votes cast “AGAINST” the approval of the proposal.

Abstentions and broker “non-votes” will not be treated as votes cast for or against the proposal, and therefore will have no effect on the outcome of Proposal VII.

THE BOARD URGES YOU TO VOTE “FOR” THIS PROPOSAL VII TO ADJOURN THE SPECIAL

MEETING IF IT BECOMES NECESSARY TO ESTABLISH A QUORUM OR SOLICIT ADDITIONAL

VOTES IN FAVOR OF PROPOSALS II OR III.

VIII. OTHER MATTERS

The Board does not intend to bring any other business before the Annual Meeting and it is not aware that anyone else intends to do so. If any other business comes before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote as proxies in accordance with their best judgment.

Appendix I

List of Companies in Towers Perrin Compensation Data Bank (CDB) Executive Database

3M

7-Eleven

A&P

A.O. Smith

A.T. Cross

AAA of Science

Abbott Laboratories

ABC

Accenture

ACH Food

Advance Publications

Advanced Micro Devices

Advanstar Communications

Aegon USA

AEI Services

Aerojet

Aeropostale

AFLAC

Agilent Technologies

AGL Resources

Agrium U.S.

AIG

Air Products and Chemicals

Alcatel-Lucent

Alcoa

Allegheny Energy

Allergan

Allete

Alliance Data Systems

Alliant Energy

Allianz

Allstate

Amazon.com

Ameren

American Airlines

American Chemical Society

American Crystal Sugar

American Electric Power

American Express

American Family Insurance

American United Life

American Water Works

AMERIGROUP

Ameriprise Financial

Ameritrade

Ameron

AMETEK

Amgen

Amway

Anadarko Petroleum

APL

Apollo Group

Applied Materials

ARAMARK

Areva NP

Armstrong World Industries

Arrow Electronics

ArvinMeritor

Arysta LifeScience North America

Ascend Media

Associated Banc-Corp

AstraZeneca

AT&T

ATC Management

Atmos Energy

Atos Origin

Aurora Healthcare

Auto Club Group

Automatic Data Processing

Avery Dennison

Avis Budget Group

Avista

Avon Products

AXA Equitable

B&W Y-12

BAE Systems

Ball

Bank of America

Barrick Gold of North America

Battelle Memorial Institute

Baxter International

Bayer

Bayer CropScience

BB&T

Beckman Coulter

Belo

Benjamin Moore

Best Buy

BG US Services

Big Lots

Biogen Idec

Bio-Rad Laboratories

Blockbuster

Blue Cross Blue Shield of Florida

Blue Shield of California

Blyth

Bob Evans Farms

Boehringer Ingelheim

Boeing

BOK Financial

Booz Allen Hamilton

Boston Scientific

Bovis Lend Lease

BP

Brady

Bremer Financial

Bright Business Media

Bristol-Myers Squibb

Brown-Forman

Bush Brothers

CA

Cablevision Systems

CACI International

Cadbury North America

Calgon Carbon

California Independent System Operator

Callaway Golf

Calpine

Cameron International

Capital One Financial

Capitol Broadcasting—WRAL

Cardinal Health

Cargill

Carlson Companies

Carmeuse Lime & Stone

Carpenter Technology

Catalent Pharma Solutions

Caterpillar

Catholic Healthcare West

CDICedar Rapids TV—KCRG

Celestica

Celgene

CenterPoint Energy

Century Aluminum

Cephalon

CH2M Hill

Chevron

Chicago Mercantile Exchange

Chiquita Brands

Choice Hotels International

Chrysler

CHS

CIGNA

CIT Group

CITGO Petroleum

City National Bank

Cleco

CNA

Cobank

Coca-Cola Enterprises

Colgate-Palmolive

Colorado Springs Utilities

Columbia Sportswear

Comcast Cable Communications

Comerica

Commerce Insurance

CommScope

Compass Bancshares

CompuCom Systems

ConAgra Foods

Connell

ConocoPhillips

Consolidated Edison

Constellation Energy

Consumers Energy

Consumers Union

Continental Airlines

Continental Automotive Systems

Continental Energy Systems

ConvaTec

Convergys

Covance

Covidien

Cox Enterprises

CPS Energy

Crown Castle

CSR

CSX

Cubic

Curtiss-Wright

CVS Caremark

Daiichi Sankyo

Daimler Trucks North America

Dana

Dannon

DCP Midstream

Dean Foods

Deere & Company

Delta Airlines

Deluxe

Denny’s

Dentsply

Devon Energy

Diageo North America

DIRECTV

Dominion Resources

Donaldson

Dow Chemical

Dow Jones

DPL

Dr Pepper Snapple

Duke Energy

DuPont

Dynegy

E*Trade

E.ON U.S.

E.W. Scripps

Eastman Chemical

Eastman Kodak

Eaton

eBay

Ecolab

Edison International

Education Management

Eisai

El Paso Corporation

Electric Power Research Institute

Eli Lilly

Embarq

Embraer

EMC

EMCOR Group

EMI Music

Emulex

Enbridge Energy

Endo Pharmaceuticals

Energen

Energy Future Holdings

Energy Northwest

Entergy

EPCO

Equifax

Equity Office Properties

ERCOT

Erie Insurance

Ernst & Young

ESRI

Evening Post Publishing—KOAA

Evergreen Packaging

Exelon

Exterran

ExxonMobil

F & W Media

Fairchild Controls

Fannie Mae

FANUC Robotics America

Farm Progress Companies

Federal Home Loan Bank of Pittsburgh

Federal Home Loan Bank of San Francisco

Federal Reserve Bank of Cleveland

Federal Reserve Bank of Dallas

Federal Reserve Bank of New York

Federal Reserve Bank of Philadelphia

Federal Reserve Bank of San Francisco

Federal Reserve Bank of St. Louis

Federal-Mogul

Ferrellgas

Fidelity Investments

Fifth Third Bancorp

Fireman’s Fund Insurance

First American

First Data

First Horizon National

First Solar

FirstEnergy

Fiserv

Fluor

FMA Communications

Ford

Forest Laboratories

Fortune Brands

Forum Communications—WDAY

FPL Group

Franklin Resources

Freddie Mac

Freedom Communications

Freeport-McMoRan Copper & Gold

Frontier Airlines

G&K Services

GAF Materials

Gannett

Gap

Garland Power & Light

Garmin

GATX

Gavilon

GDF SUEZ Energy North America

Genentech

General Atomics

General Dynamics

General Electric

General Mills

General Motors

GenTek

Genworth Financial

Genzyme

GEO Group

Getty Images

Gilead Sciences

GlaxoSmithKline

Goodrich

Goodyear Tire & Rubber

Google

Gorton’s

Great-West Life Annuity

Greif

GS1 US

GTECH

Guardian Life

Guideposts

GXS

H.B. Fuller

Hanesbrands

Hannaford

Harland Clarke

Harley-Davidson

Harman International Industries

Harris Enterprises

Harry Winston

Hartford Financial Services

Hawaiian Electric

Hayes Lemmerz

HBO

HCA Healthcare

Health Care Services

Health Net

Healthways

Hearst

Hearst-Argyle Television

Henkel of America

Henry Ford Health Systems

Herman Miller

Hershey

Hertz

Hess

Hexion Specialty Chemicals

Hitachi Data Systems

HNI

HNTB

Hoffmann-La Roche

Honeywell

Horizon Lines

Hormel Foods

Hospira

Houghton Mifflin

Hovnanian Enterprises

HSBC North America

Hubbard Broadcasting

Humana

Hunt Consolidated

Huntington Bancshares

Hyatt Hotels

IBM

IDACORP

Idearc Media

IDEXX Laboratories

IKON Office Solutions

IMS Health

ING

Ingersoll-Rand

Integrys Energy Group

Intel

Intercontinental Hotels

International Data

International Flavors & Fragrances

International Game Technology

International Paper

Invensys Controls

Invensys Process Systems

Irvine Company

Irwin Financial

ISO New England

J. Crew

J.C. Penney Company

J.M. Smucker

J.R. Simplot

Jack in the Box

Jacobs Engineering

Jarden

JetBlue

JM Family

John Hancock

Johns-Manville

Johnson & Johnson

Johnson Controls

Kaiser Foundation Health Plan

Kaman Industrial Technologies

Kansas City Southern

KB Home

KBR

KCTS Television

Kellogg

Kelly Services

Kerry Ingredients & Flavours

KeyCorp

Kimberly-Clark

Kimco Realty

Kindred Healthcare

Kinross Gold

Kiplinger

KLA-Tencor

Knight

Koch Industries

Kohler

Kohl’s

KPMG

L.L. Bean

L-3 Communications

Lafarge North America

Land O’Lakes

Leggett and Platt

Lenovo

Level 3 Communications

Lexmark International

Liberty Mutual

Life Technologies

Life Touch

Limited

Lincoln Financial

Lockheed Martin

Loews

LOMA

Lorillard Tobacco

Lower Colorado River Authority

M&T Bank

Magellan Midstream Partners

Marathon Oil

Marriott International

Marshall & Ilsley

Martin Marietta Materials

Mary Kay

Masco

Massachusetts Mutual

Mattel

Matthews International

McClatchy

McDermott

McDonald’s

McKesson

MDU Resources

MeadWestvaco

Medco Health Solutions

Media General

MediaTec Publishing

MedImmune

Medtronic

Meister Media Worldwide

Merck & Co

Meredith

Metavante Technologies

MetLife

MetroPCS Communications

MGE Energy

Microsoft

Midwest Independent Transmission System Operator

Millennium Pharmaceuticals

Millipore

Mine Safety Appliances

Mirant

Molson Coors Brewing

MoneyGram International

Morgan Murphy Stations—WISC

Mosaic

Motorola

MSC Industrial Direct

Munich Reinsurance America

National Renewable Energy Laboratory

Nationwide

Navistar International

Navy Federal Credit Union

NBC Universal

NCCI Holdings

NCR

Neoris USA

Nestle USA

New York Life

New York Power Authority

New York Times

New York University

Newmont Mining

NewPage

Nicor

NIKE

Nokia

Noranda Aluminum

Norfolk Southern

Northeast Utilities

Northern Trust

NorthWestern Energy

Northwestern Mutual

Novartis

Novartis Consumer Health

Novell

Novo Nordisk Pharmaceuticals

NRG Energy

NSTAR

NuStar Energy

NV Energy

NW Natural

NXP Semi-Conductor

Nycomed US

Occidental Petroleum

Office Depot

OGE Energy

Oglethorpe Power

Omaha Public Power

Omnova Solutions

OneBeacon Insurance

Orange Business Services

Oshkosh Truck

Otter Tail

Owens Corning

Owens-Illinois

Pacific Gas & Electric

Pacific Life

Panasonic of North America

Papa John’s

Parametric Technology

Parker Hannifin

Parsons

Pearson Education

People’s Bank

Pepco Holdings

PepsiCo

Perot Systems

PetSmart

Pfizer

Philips Healthcare

Phillips-Van Heusen

Phoenix Companies

PhRMA

Pinnacle West Capital

Pioneer Hi-Bred International

Pitney Bowes

Pittsburgh Corning

PJM Interconnection

PlainsCapital

Plexus

PMI Group

PNC Financial Services

PNM Resources

Polaris Industries

Polymer Group

PolyOne

Portland General Electric

Potash

PPG Industries

PPL

Praxair

Principal Financial

Progress Energy

Progressive

Providence Health & Services

Prudential Financial

Public Service Enterprise Group

Puget Energy

Pulte Homes

Purdue Pharma

QUALCOMM

Quest Diagnostics

Quintiles

Qwest Communications

R.H. Donnelley

R.R. Donnelley

Ralcorp Holdings

Rayonier

Raytheon

RBC Dain Rauscher

Reader’s Digest

Reed Business Information

Reed Exhibitions

Regal-Beloit

Regency Energy Partners LP

Regions Financial

Reliant Energy

Research in Motion

RF Micro Devices

RGA Reinsurance Group of America

Rio Tinto

Robb Report

Roche Diagnostics

Rockwell Automation

Rockwell Collins

Rolls-Royce North America

S.C. Johnson

Safety-Kleen Systems

SAIC

Salt River Project

Sanmina-SCI

Sanofi Pasteur

Sanofi-Aventis

Sara Lee

Sarkes Tarzian—KTVN

Sarkes Tarzian—WRCB

SAS Institute

Savannah River Nuclear Solutions

SCA Americas

SCANA

Schering-Plough

Schlumberger

Schneider Electric

School Specialty

Schreiber Foods

Schurz—KYTV

Schurz—WDBJ

Schwan’s

Scripps Networks Interactive

Seagate Technology

Sealed Air

Securian Financial Group

Securitas Security Services USA

Security Benefit Group

Sempra Energy

Sensata Technologies

Shell Oil

Sherwin-Williams

Shire Pharmaceuticals

Siemens

Sinclair Broadcast Group

Sirius XM Radio

SLM

Smurfit-Stone Container

Sodexo USA

Sonoco Products

Sony Corporation of America

South Financial Group

Southern Company Services

Southern Union Company

Southwest Airlines

Southwest Power Pool

Sovereign Bancorp

Spectra Energy

Sprint Nextel

SPX

Stanford University

Stantec

Staples

Starbucks

Starwood Hotels & Resorts

State Farm Insurance

State Street

Steelcase

Sterling Bancshares

STP Nuclear Operating

String Letter Publishing

Summit Business Media

Sun Life Financial

Sun Microsystems

Sundt Construction

Sunoco

SunTrust Banks

Target

Taubman Centers

Taunton Press

Taylor-Wharton International

TD Banknorth

TECO Energy

TeleTech Holdings

Tellabs

Temple-Inland

Tenet Healthcare

Teradata

Terex

Terra Industries

Tesoro

Textron

Thomas & Betts

Thomas Publishing

Thrivent Financial for Lutherans

TIAA-CREF

Time

Time Warner

Time Warner Cable

Timex

T-Mobile USA

Toro

TransCanada

TransUnion

Travelers

Tribune

TUI Travel

Tupperware

Twin Cities Public Television—TPT

Tyco Electronics

U.S. Bancorp

U.S. Foodservice

UC4 Software

UIL Holdings

Unilever United States

Union Bank of California

Union Pacific

UniSource Energy

Unisys

United Airlines

United Rentals

United States Cellular

United States Enrichment

United States Steel

United Technologies

United Water

UnitedHealth

Unitil

Univar

Universal Studios Orlando

University of Texas—M.D. Anderson Cancer Center

Unum Group

US Airways

USAA

USG

Valero Energy

Verizon

Vertex Pharmaceuticals

VF

Viacom

Viad

Virgin Mobile USA

Visa USA

Visiting Nurse Service

Visteon

Volvo Group North America

Vulcan

Vulcan Materials

VWR International

W.R. Grace

W.W. Grainger

Wachovia

Walt Disney

Warnaco

Waste Management

Watson Pharmaceuticals

Webster Bank

Wellcare Health Plans

Wellpoint

Wells Fargo

Wendy’s/Arby’s Group

Westar Energy

Western Digital

Western Union

Westinghouse Electric

Weyerhaeuser

Whirlpool

Whole Foods Market

Williams Companies

Williams-Sonoma

Winn-Dixie Stores

Wisconsin Energy

Wm. Wrigley Jr.

Wolters Kluwer US

WPP

Wray Edwin—KTBS

Wyeth Pharmaceuticals

Wyndham Worldwide

Xcel Energy

Xerox

Yahoo!

Young Broadcasting—KFLY

Young Broadcasting—KRON

Yum! Brands

Zale

Zurich North America

Number of Participants: 761

Appendix II

YRC WORLDWIDE INC.

2011 INCENTIVE AND EQUITY AWARD PLAN

(As approved by the Board of Directors on September 26, 2011)

1. Definitions. In this Plan, except where the context otherwise indicates, the following definitions shall apply:

1.1 “Affiliate” means a corporation, partnership, business trust, limited liability company, or other form of business organization at least a majority of the total combined voting power of all classes of stock or other equity interests of which is owned by the Company, either directly or indirectly.

1.2 “Agreement” means a written agreement or other document evidencing an Award that shall be in such form as the Committee may specify. The Committee in its discretion may, but need not, require a Participant to sign an Agreement.

1.3 “Automatic Adjustment Event” means a change in the outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, combination or exchange of shares, merger, consolidation, spin-off, recapitalization or any other similar transaction.

1.4 “Award” means a grant of:

(a) an Option;

(b) a SAR;

(c) Restricted Stock;

(d) a Restricted Stock Unit;

(e) a Performance Award;

(f) an Other Stock-Based Award; or

(g) a Cash Award.

1.5 “Board” means the Board of Directors of the Company.

1.6 “Cash Award” means a cash incentive payment described in Section 14.

1.7 “Code” means the Internal Revenue Code of 1986, as amended.

1.8 “Committee” means the Compensation Committee of the Board. The Committee shall consist of at least two individuals, each of whom qualifies as (a) a Non-Employee Director, (b) an “outside director” pursuant to Section 162(m) of the Code and the regulations issued thereunder, and (c) an “independent director” under the rules of the principal securities market on which the Company’s Shares are traded. Reference to the Committee shall refer to the Board if the Compensation Committee ceases to exist and the Board does not appoint a successor Committee. In its sole discretion, the Committee may delegate to a committee, a subcommittee or one or more persons the authority to grant or amend Awards to Participants other than Awards to senior executives of the Company who are subject to Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or “covered employees” within the meaning of Section 162(m) of the Code. The Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan except with respect to matters which under Rule 16b-3 under the Exchange Act or Section 162(m) of the Code, or any regulations or rules issued thereunder, are required to be determined in the sole discretion of independent outside directors. Notwithstanding the foregoing, the full Board, acting by a majority of its members in office, shall conduct the general administration of the Plan with respect to Awards granted to Non-Employee Directors and for purposes of such Awards the term “Committee” as used in this Plan shall be deemed to refer to the Board unless the Board determines otherwise.

1.9 “Common Stock” means the Company’s common stock, par value $0.01 per share.

1.10 “Company” means YRC Worldwide Inc. and any successor thereto.

1.11 “Date of Exercise” means the date on which the Company receives notice of the exercise of an Option or SAR in accordance with the terms of Section 8.

1.12 “Date of Grant” means the date on which an Award is granted under this Plan.

1.13 “Eligible Person” means any person who is:

(a) an Employee;

(b) hired to be an Employee;

(c) a Non-Employee Director; or

(d) a consultant or independent contractor to the Company or an Affiliate.

1.14 “Employee” means any person that the Committee determines to be an employee of the Company or an Affiliate.

1.15 “Exercise Price” means the price per Share at which an Option may be exercised.

1.16 “Fair Market Value” means an amount equal to the then fair market value of a Share as determined by the Committee pursuant to a reasonable method adopted in good faith for such purpose. Unless the Committee determines otherwise, if the Common Stock is traded on a securities exchange or automated dealer quotation system, fair market value shall be the last sale price for a Share, as of the relevant date, on such securities exchange or automated dealer quotation system as reported by such source as the Committee may select.

1.17 “Incentive Stock Option” means an Option granted under this Plan that the Committee designates as an incentive stock option under Section 422 of the Code.

1.18 “Non-Employee Director” means any member of the Company’s or an Affiliate’s Board of Directors who is not an Employee.

1.19 “Nonqualified Stock Option” means an Option granted under this Plan that is not an Incentive Stock Option.

1.20 “Option” means an option to purchase Shares granted under this Plan in accordance with the terms of Section 6.

1.21 “Option Period” means the period during which an Option may be exercised.

1.22 “Other Stock-Based Award” means an Other Stock Based Award as defined in Section 13.

1.23 “Participant” means an Eligible Person who has been granted an Award hereunder.

1.24 “Performance Award” means a performance award granted under this Plan in accordance with the terms of Section 11.

1.25 “Performance Goals” means performance-based goals that the Committee establishes, which may be based on:

(a) accounts receivable targets;

(b) satisfactory internal or external audits;

(c) achievement of balance sheet or income statement objectives;

(d) cash flow (including but not limited to operating cash flow and free cash flow);

(e) customer and/or employee satisfaction metrics and achievement of customer and/or employee satisfaction goals;

(f) dividend payments;

(g) earnings (including before or after taxes, interest, depreciation, and amortization);

(h) earnings growth;

(i) earnings per share;

(j) economic value added;

(k) expenses;

(l) improvement of financial ratings;

(m) internal rate of return;

(n) market share;

(o) net asset value;

(p) net income;

(q) margins (including but not limited to gross or net operating margins);

(r) net operating profit after taxes (“NOPAT”);

(s) sales growth;

(t) NOPAT growth;

(u) operating income;

(v) operating efficiency;

(w) pro forma income;

(x) regulatory compliance;

(y) return measures (including but not limited to return on assets, designated assets, capital, committed capital, net capital employed, equity, sales, or stockholder equity, and return versus the Company’s cost of capital);

(z) revenues;

(aa) sales;

(bb) stock price (including but not limited to growth measures and total stockholder return);

(cc) comparison to stock market indices;

(dd) implementation or completion of one or more projects or transactions;

(ee) working capital;

(ff) environment, health or safety measures;

(gg) operating measures (including but not limited to yield and volume); or

(hh) any other objective goals that the Committee establishes.

In the case of an Award that is intended to qualify as “qualified performance-based compensation” as described in Section 162(m)(4)(C) of the Code, the Performance Goals shall be limited to (a) through (gg) above. Performance Goals may be absolute in their terms or measured against or in relationship to other companies comparably, similarly or otherwise situated. Performance Goals may be particular to an Eligible Person or the department, branch, Affiliate, or division in which the Eligible Person works, or may be based on the performance of the Company, one or more Affiliates, or a department, branch or division of the Company or one or more Affiliates, and may cover such period as the Committee may specify.

1.26 “Performance Period” means the fiscal year of the Company or other period designated by the Committee with respect to which the Performance Goals will be measured.

1.27 “Plan” means this YRC Worldwide Inc. 2011 Incentive and Equity Award Plan, as amended from time to time.

1.28 “Related Option” means an Option in connection with which, or by amendment to which, a SAR is granted.

1.29 “Related SAR” means a SAR granted in connection with, or by amendment to, an Option.

1.30 “Restricted Stock” means Shares granted under this Plan pursuant to the provisions of Section 9.

1.31 “Restricted Stock Units” means an award providing for the contingent grant of Shares (or the cash equivalent thereof) pursuant to the provisions of Section 10.

1.32 “SAR” means a stock appreciation right granted under this Plan in accordance with the terms of Section 7.

1.33 “Section 422 Employee” means an Employee who is employed by the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.34 “Share” means a share of Common Stock.

1.35 “Substitute Award” means an Award granted under this Plan pursuant to the provisions of Section 18.2.

1.36 “Ten-Percent Stockholder” means a Section 422 Employee who (applying the rules of Section 424(d) of the Code) owns stock possessing more than ten percent of the total combined voting power of all classes of stock of the Company or a “parent corporation” or “subsidiary corporation” (both as defined in Sections 424(e) and (f) of the Code) with respect to the Company.

1.37 Construction. Unless the context expressly requires the contrary, references in this Plan to (a) the term “Section” refers to the sections of this Plan, and (b) the word “including” means “including (without limitation).”

2. Purpose. This Plan is effective September 26, 2011 (the “effective date”) subject to the approval of the Company’s stockholders. The Plan is intended to assist the Company and its Affiliates in attracting and retaining Eligible Persons of outstanding ability and to align interests with those of the stockholders of the Company and its Affiliates. This Plan also is intended to replace the YRC Worldwide Inc. 2004 Long-Term Incentive and Equity Award Plan (the “2004 Plan”) and no new grants shall be made under the 2004 Plan on or after the effective date of this Plan.

3. Administration. The Committee shall administer this Plan and shall have plenary authority, in its discretion, to grant Awards to Eligible Persons, subject to the provisions of this Plan. The Committee shall have plenary authority and discretion, subject to the provisions of this Plan, to determine the Eligible Persons to whom it grants Awards, the terms (which terms need not be identical) of all Awards, including the Exercise Price of Options, the time or times at which Awards are granted, the number of Shares covered by Awards, whether an Option shall be an Incentive Stock Option or a Nonqualified Stock Option, any exceptions to nontransferability, and any Performance Goals applicable to Awards. In making these determinations, the Committee may take into account the nature of the services rendered or to be rendered by Award recipients, their present and potential contributions to the success of the Company and its Affiliates, and such other factors as the Committee in its discretion shall deem relevant. Subject to the provisions of this Plan, the Committee shall have plenary authority to interpret this Plan and Agreements, prescribe, amend and rescind rules and regulations relating to them, and make all other determinations deemed necessary or advisable for the administration of this Plan and Awards granted hereunder. The determinations of the Committee on the matters referred to in this Section 3 shall be binding and final. The Committee may delegate its authority under this Section 3 and the terms of this Plan to such extent it deems desirable and is consistent with the requirements of applicable law.

4. Eligibility. Awards may be granted only to Eligible Persons.

5. Stock Subject to Plan.

5.1 Number of Shares. Subject to adjustment as provided in Section 15, the maximum number of Shares that may be issued under this Plan is 600 million Shares, provided that Substitute Awards shall not be counted against the maximum number of Shares. The Shares reserved for issuance under this Plan represent approximately ten percent of the outstanding shares of Common Stock on a fully diluted basis, giving effect to the conversion of the 10% Series A Convertible Senior Secured Notes due 2015 and the 10% Series B Convertible Senior Secured

Notes due 2015. Notwithstanding the foregoing, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options shall be 200 million Shares. Shares issued under this Plan may, in whole or in part, be authorized but unissued Shares or Shares that shall have been, or may be, reacquired by the Company in the open market, in private transactions or otherwise.

5.2 Maximum Grant. The maximum number of Options or SARs which may be granted to an Eligible Person during any calendar year is 75 million Shares. The maximum number of Shares which may be granted to an Eligible Employee who is a “covered employee” within the meaning of Section 162(m) of the Code during any calendar year with respect to a Restricted Stock Award, Restricted Stock Unit Award, Performance Award, or Other Stock-Based Award, shall be 75 million Shares available for Awards pursuant to Section 5.1.

5.3 Adjustments to Number of Shares. If any Shares subject to an Award are forfeited, if an Award otherwise terminates or expires without all of the Shares covered by the Award being issued or if an Award is settled for cash (in whole or in part) or otherwise does not result in the issuance of all of the Shares subject to the Award (including Shares not issued to satisfy withholding taxes or to satisfy the exercise price of an Award), the Shares shall, to the extent of such forfeiture, termination, expiration, cash settlement or non-issuance, again be available for the grant of Awards under this Plan. In the event that any Option or other Award is exercised through the tendering of Shares (either actually or by attestation), or withholding tax liabilities arising from such Option or other Award are satisfied by the tendering of Shares (either actually or by attestation), then the Shares so tendered shall be available for the grant of Awards under this Plan. Notwithstanding the foregoing, no Shares may again be awarded if such action would cause an Incentive Stock Option to fail to qualify as an Incentive Stock Option.

6. Options.

6.1 Types of Option Grants. Options granted under this Plan shall be either Incentive Stock Options or Nonqualified Stock Options, as the Committee designates; provided, that Incentive Stock Options may only be granted to Eligible Persons who are Section 422 Employees on the Date of Grant. Each Option granted under this Plan shall be identified either as a Nonqualified Stock Option or an Incentive Stock Option, and each Option shall be evidenced by an Agreement that specifies the terms and conditions of the Option. Options shall be subject to the terms and conditions set forth in this Section 6 and such other terms and conditions not inconsistent with this Plan as the Committee may specify. The Committee may, in its discretion, condition the grant or vesting of an Option upon the achievement of one or more specified Performance Goals.

6.2 Exercise Price. The Exercise Price of an Option granted under this Plan shall not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant. Notwithstanding the foregoing, in the case of an Incentive Stock Option granted to an Employee who, on the Date of Grant is a Ten-Percent Stockholder, the Exercise Price shall not be less than 110% of the Fair Market Value of a Share on the Date of Grant.

6.3 Option Exercise Period. The Committee shall determine the Option Period for an Option, which shall be specifically set forth in the Agreement; provided, that an Option shall not be exercisable after ten years (five years in the case of an Incentive Stock Option granted to a Ten-Percent Stockholder) from its Date of Grant.

7. SARs.

7.1 Terms and Conditions of SAR. A SAR granted under this Plan shall be evidenced by an Agreement specifying the terms and conditions of the Award.

7.2 Grant of SAR. A SAR may be granted under this Plan:

(a) in connection with, and at the same time as, the grant of an Option under this Plan;

(b) by amendment of an outstanding Option granted under this Plan; or

(c) independently of any Option granted under this Plan.

A SAR described in clause (a) or (b) of the preceding sentence is a Related SAR. A Related SAR may, in the Committee’s discretion, apply to all or any portion of the Shares subject to the Related Option.

7.3 Exercise of SAR. A SAR may be exercised in whole or in part as provided in the applicable Agreement. Subject to the terms of the Agreement, a SAR entitles a Participant to receive, upon exercise and without payment to the Company (but subject to required tax withholding), either cash or that number of Shares (equal to the highest whole number of Shares), or a combination thereof, in an amount or having an aggregate Fair Market Value as of the Date of Exercise not to exceed the number of Shares subject to the portion of the SAR exercised multiplied by an amount equal to the excess of:

(a) the Fair Market Value on the Date of Exercise of the SAR; over

(b) either (i) the Fair Market Value on the Date of Grant (or such amount in excess of the Fair Market Value as the Committee may specify) of the SAR if it is not a Related SAR, or (ii) the Exercise Price as provided in the Related Option if the SAR is a Related SAR.

7.4 SAR Exercise Period. The Committee shall determine the period during which a SAR may be exercised, which period shall be specifically set forth in the Agreement; provided, that:

(a) a SAR will expire no later than the earlier of (i) ten years from the Date of Grant, or (ii) in the case of a Related SAR, the expiration of the Related Option; and

(b) a Related SAR that is related to an Incentive Stock Option may be exercised only when and to the extent the Related Option is exercisable.

7.5 Share Adjustment with Related SAR or Related Option. The exercise, in whole or in part, of a Related SAR shall cause a reduction in the number of Shares subject to the Related Option equal to the number of Shares with respect to which the Related SAR is exercised. The exercise, in whole or in part, of a Related Option shall cause a reduction in the number of Shares subject to the Related SAR equal to the number of Shares with respect to which the Related Option is exercised.

8. Exercise of Options and SARs. An Option or SAR may be exercised, in whole or in part and subject to the terms of the applicable Agreement evidencing the Award, by the Participant’s delivering to the Company a notice of the exercise, in such form as the Committee may prescribe, accompanied, in the case of an Option, by:

(a) the Participant’s full payment for the Shares with respect to which the Option is exercised; or

(b) to the extent provided in the applicable Agreement or otherwise authorized by the Committee;

(i) payment may be effected by irrevocable instructions to a broker to deliver promptly to the Company cash equal to the exercise price of the Option (a broker-assisted cashless exercise);

(ii) payment may be made by delivery (including constructive delivery) of unencumbered Shares (provided that if the Shares were acquired pursuant to another option or other award granted under this Plan or under any other compensation plan maintained by the Company or any Affiliate, the Shares shall have been held for such period, if any, as the Committee may specify) valued at Fair Market Value on the Date of Exercise; or

(iii) payment may be made by the Company withholding Shares that would otherwise be issued in connection with the exercise of the Option.

9. Restricted Stock Awards. Each grant of Restricted Stock under this Plan shall be subject to an Agreement, stock certificate transfer legend, or stop transfer instructions to the Company’s stock transfer agent, specifying the terms and conditions of the Award. Restricted Stock granted under this Plan shall consist of Shares that are restricted as to transfer, subject to forfeiture, and subject to such other terms and conditions as the Committee may specify. The terms and conditions may provide, in the discretion of the Committee, for the lapse of transfer restrictions or forfeiture provisions to be accelerated or contingent upon the achievement of one or more specified Performance Goals, provided that the minimum period with respect to which such Performance Goals are measured shall be one year (pro-rated in the case of a newly hired Employee), except in the event of a change of control.

10. Restricted Stock Unit Awards. Each grant of Restricted Stock Units under this Plan shall be evidenced by an Agreement that (a) provides for the issuance of Shares to a Participant at such time(s) as the Committee may specify, and (b) contains such other terms and conditions as the Committee may specify, including terms that condition the issuance of Shares upon the achievement of one or more specified Performance Goals, provided that the minimum performance period with respect to which such Performance Goals are measured shall be one year (pro-rated in the case of a newly hired Employee), except in the event of a change of control.

11. Performance Awards. Each Performance Award granted under this Plan shall be evidenced by an Agreement that (a) provides for the payment of cash or issuance of Shares or Awards contingent upon the attainment of one or more specified Performance Goals over such period as the Committee may specify, provided that the minimum performance period with respect to which such Performance Goals are measured shall be one year (pro-rated in the case of a newly hired Employee), except in the event of a change of control, and (b) contains such other terms and conditions as the Committee may specify. For purposes of Section 5.2, a Performance Award shall be deemed to cover a number of Shares equal to the maximum number of Shares that may be issued upon payment of the Award. The maximum cash amount payable to any Employee pursuant to all Performance Awards granted to an Employee during a calendar year shall not exceed $5 million.

12. Dividends and Dividend Equivalents. The terms of an Award may, subject to such terms and conditions as the Committee may specify, provide a Participant with the right to receive dividend payments or dividend equivalent payments with respect to Shares covered by the Award, which payments may be either made currently or credited to an account established for the Participant, and may be settled in cash or Shares, as determined by the Committee. Notwithstanding the foregoing, any dividend or dividend equivalent payments relating to Performance Awards or other Awards which vest based on the achievement of Performance Goals shall only be earned to the extent the Performance Goals are met with respect to the applicable Award to which such dividend or dividend equivalents relate.

13. Other Stock-Based Awards. The Committee may in its discretion grant stock-based awards of a type other than those otherwise provided for in this Plan, including the offer for sale of unrestricted Shares (“Other Stock-Based Awards”). Other Stock-Based Awards shall cover such number of Shares and have such terms and conditions as the Committee shall determine, including terms that condition the payment or vesting the Other Stock-Based Award upon the achievement of one or more Performance Goals, provided that the minimum period with respect to which such Performance Goals are measured shall be one year (pro-rated in the case of a newly hired Employee), except in the event of a change of control.

14. Cash Awards.

14.1 Eligibility. For each Performance Period, the Committee may determine, in its discretion, which senior executive officers and key employees will be eligible for a Cash Award.

14.2 New Hires and Changes in Position. Individuals hired or promoted during a Performance Period into a position appropriate for a Cash Award may either participate in the already existing period on a pro-rated basis or be held out until the beginning of the next Performance Period. Each Participant who transfers into a position no longer appropriate for a Cash Award may either continue to participate in the already existing Performance Period, participate on a pro-rated basis up to the date of the transfer or cease participation for the entire Performance Period.

14.3 Terminations. Participants who terminate their employment during the Performance Period or prior to the payment of a Cash Award may be entitled to a prorated Cash Award if such termination is by reason of death, disability, retirement or involuntary termination without cause, all as determined in accordance with the Company’s normal policies, any applicable employment agreement or as the Committee or a delegated officer determines. Participants who terminate employment during the Performance Period or prior to the payment of the Cash Award for any other reason will forfeit their Cash Award, unless the Committee or a delegated officer determines otherwise.

14.4 Determining Amount of the Cash Award. The Committee will determine each Participant’s Performance Goals for an applicable Performance Period, including any threshold, target or maximum amounts applicable to the Cash Award. Following the end of the Performance Period, the Committee will determine the amount that each Participant earned based on the Participant’s achievement of the Performance Goals. Each Cash Award shall be evidenced by a notation on the Company’s books and records and shall be subject to the terms and conditions as the Committee prescribes in its sole discretion.

14.5 Adjustment of Cash Awards. The Committee may make adjustments in the Performance Goals to compensate for any changes that significantly alter the basis upon which the goals were determined. The Committee also may make reductions, in its sole discretion, to the amounts of any Cash Awards as needed to achieve fair and equitable distribution of Cash Awards. These reductions may be made before or after the end of the Performance Period. The Committee may reduce the amount of a Cash Award if a Participant fails to achieve applicable individual objectives or milestones.

14.6 Timing of Payment. Payments of Cash Awards will be paid in cash only after the Committee’s approval. Payments will be made no later than two and one-half months following the end of the applicable Performance Period, unless the Participant defers receipt pursuant to a Company-sponsored deferred compensation plan, arrangement or agreement.

14.7 Maximum Payment. The maximum aggregate amount of any performance-based Cash Award that the Company or its Affiliates may pay in any one calendar year to a Participant who is a “covered employee” subject to Section 162(m) of the Code shall not exceed $5 million.

14.9 Other Restrictions. The Committee shall have the power to impose any other restrictions on Cash Awards as it may deem necessary or appropriate to insure that such Cash Awards satisfy all requirements for “performance-based compensation” within the meaning of Section 162(m) of the Code.

15. Capital Events and Adjustments.

15.1 Automatic Adjustments. Unless otherwise determined by the Committee on or prior to the date of an Automatic Adjustment Event, upon the occurrence of an Automatic Adjustment Event, each of the following shall, automatically and without need for Committee action, be proportionately adjusted:

(a) the number of Shares subject to outstanding Awards;

(b) the per Share Exercise Price of Options and the per Share base price upon which payments under SARs that are not Related SARs are determined;

(c) the aggregate number Shares as to which Awards thereafter may be granted under this Plan; and

(d) the maximum number of Shares with respect to which an Employee may be granted Awards during any calendar year.

15.2 Discretionary Adjustments. Subject to Section 15.1, in the event of any change in the outstanding Common Stock by reason of a stock dividend, stock split, reverse stock split, spin-off, recapitalization, reclassification, extraordinary cash dividend, combination or exchange of shares, merger, consolidation, liquidation or the like, the Committee shall, as it deems equitable in its discretion, provide for a substitution for or adjustment in:

(a) the number and class of securities subject to outstanding Awards or the type of consideration to be received upon the exercise or vesting of outstanding Awards;

(b) the Exercise Price of Options and the base price upon which payments under SARs that are not Related SARs are determined;

(c) the aggregate number and class of securities for which Awards thereafter may be granted under this Plan; and

(d) the maximum number of securities with respect to which an Employee may be granted Awards during any calendar year.

Any provision of this Plan or any Agreement to the contrary notwithstanding, in the event of a merger or consolidation to which the Company is a party, the Committee shall take such actions, if any, as it deems necessary or appropriate to prevent the enlargement or diminishment of Participants’ rights under this Plan and Awards granted hereunder, and may, in its discretion, cause any Award granted hereunder to be canceled in consideration of a cash payment equal to the fair value of the canceled Award, as the Committee determines in its discretion.

16. Deferrals. Subject to Section 25.8, the Committee may permit or require a Participant to defer the Participant’s receipt of Shares or cash that would otherwise be due to the Participant pursuant to the terms of an Award upon such terms and conditions as the Committee may establish.

17. Termination or Amendment. The Board may amend or terminate this Plan in any respect at any time; provided, that after the stockholders of the Company have approved this Plan, the Board shall not amend or terminate this Plan without approval of (a) the Company’s stockholders to the extent (i) the amendment relates to clause (b) of Section 18.1 or (ii) applicable law or regulations or the requirements of the principal exchange or interdealer quotation system on which the Common Stock is listed or quoted, if any, requires stockholder approval of the amendment, and (b) each affected Participant if the amendment or termination would adversely affect the Participant’s rights or obligations under any Award granted prior to the date of the amendment or termination.

18. Modification, Substitution of Awards.

18.1 Modification of Awards; No Reduction in Exercise Price. Subject to the terms and conditions of this Plan, the Committee may modify the terms of any outstanding Awards; provided, that (a) no modification of an Award shall, without the consent of the Participant, alter or impair any of the Participant’s rights or obligations under the Award, and (b) subject to Section 15, in no event may (i) an Option be modified to reduce the Exercise Price of the Option, (ii) a SAR be modified to reduce the applicable Exercise Price (in the case of a Related SAR) or base price (in the case of other SARs), (iii) an Option or SAR be cancelled or surrendered in consideration for the grant of a new Option or SAR with a lower Exercise Price or base price, or (iv) an Option or SAR be cancelled or surrendered in exchange for cash or another Award (other than in connection with a Substitute Award or a change in control of the Company).

18.2 Substitution of Awards. Anything contained herein to the contrary notwithstanding, Awards may, in the Committee’s discretion, be granted under this Plan in substitution for stock options and other awards covering capital stock of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates. The terms and conditions of the Substitute Awards so granted may vary from the terms and conditions set forth in this Plan to such extent as the Committee may deem appropriate to conform, in whole or part, to the provisions of the awards in substitution for which they are granted. Substitute Awards granted hereunder shall not be counted toward (i) the Share limit imposed by Section 5.1 or (ii) the Share limit imposed by Section 5.2, except to the extent the Committee determines that counting Substitute Awards under Section 5.2 is required for Awards granted hereunder to be eligible to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Further, any shares available under a stockholder approved plan of another corporation which is merged into, consolidated with, or all or a substantial portion of the property or stock of which is acquired by, the Company or one of its Affiliates, may be used for Awards under this Plan and shall not be counted toward (i) the Share limit imposed by Section 5.1 or (ii) the Share limit imposed by Section 5.2, except to the extent required by under the rules of the principal securities market on which the Company’s shares are traded.

19. Foreign Employees. Without amendment of this Plan, the Committee may grant Awards to Eligible Persons who are subject to the laws of foreign countries or jurisdictions on such terms and conditions different from those specified in this Plan as may in the judgment of the Committee be necessary or desirable to foster and promote achievement of the purposes of this Plan. The Committee may make such modifications, amendments, procedures, sub-plans and the like as may be necessary or advisable to comply with provisions of laws of other countries or jurisdictions in which the Company or any of its Affiliates operates or has employees.

20. Stockholder Approval. This Plan and any amendments to the Plan requiring stockholder approval pursuant to Section 17 are subject to approval by vote of the stockholders of the Company at the next annual or special meeting of stockholders following adoption by the Board.

21. Withholding. The Company’s obligation to issue or deliver Shares or pay any amount pursuant to the terms of any Award granted hereunder shall be subject to satisfaction of applicable federal, state, local and foreign tax withholding requirements. In accordance with such rules as the Committee may prescribe, a Participant may satisfy any withholding tax requirements by one or any combination of the following means:

(a) tendering a cash payment;

(b) authorizing the Company to withhold Shares otherwise issuable to the Participant; or

(c) delivering to the Company already-owned and unencumbered Shares.

22. No Loans. Notwithstanding any other provision of this Plan to the contrary, no loans will be permitted by the Company to the Company’s designated executive officers and directors, including without limitation a loan in conjunction with the exercise of an Option or SAR.

23. Term of Plan. Unless the Board terminates this Plan pursuant to Section 17 on an earlier date, this Plan shall terminate on the date that is ten years after the effective date of the Plan as set forth in Section 2, and no Awards may be granted after such termination date. The termination of this Plan shall not affect the validity of any Award outstanding on the date of termination.

24. Indemnification of Committee. In addition to such other rights of indemnification as they may have as members of the Board or Committee, the Company shall indemnify members of the Committee against all reasonable expenses, including attorneys’ fees, actually and reasonably incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted hereunder, and against all amounts reasonably paid by them in settlement thereof or paid by them in satisfaction of a judgment in any such action, suit or proceeding, if those members acted in good faith and in a manner which they believed to be in, and not opposed to, the best interests of the Company.

25. Section 162(m) of the Code Limitations. Notwithstanding any other provision of this Plan to the contrary, with respect to any Award granted to a “covered employee” within the meaning of Section 162(m) of the Code which is intended to satisfy the “performance-based compensation” exception set forth in Section 162(m)(4)(C) of the Code, such Award shall be conditioned on the achievement of one or more Performance Goals established by the Committee generally within 90 days of the commencement of the applicable Performance Period (provided that the outcome of the Performance Goals is substantially uncertain at the time the Performance Goals are established) and shall otherwise comply with the requirements of Section 162(m) of the Code. The Committee may not adjust upwards the amount of any such Award, nor may it waive the achievement of the applicable Performance Goals, except to the extent that Section 162(m) of the Code permits.

26. General Provisions.

26.1 No Legal or Equitable Rights Conferred. The establishment of this Plan shall not confer upon any Eligible Person any legal or equitable right against the Company, any Affiliate or the Committee, except as expressly provided in this Plan. Participation in this Plan shall not give an Eligible Person any right to be retained in the service of the Company or any Affiliate.

26.2 Power of Company to Issue Awards or Adopt Other Plans. Neither the adoption of this Plan nor its submission to the Company’s stockholders shall be taken to impose any limitations on the powers of the Company or its Affiliates to issue, grant, or assume options, warrants, rights, or restricted stock, or other awards otherwise than under this Plan, or to adopt other stock option, restricted stock, or other plans, or to impose any requirement of stockholder approval upon the same.

26.3 Non-Transferability of Awards. The interests of any Eligible Person under this Plan or Awards granted hereunder are not subject to the claims of creditors and may not, in any way, be transferred, assigned, alienated or encumbered, except to the extent provided in an Agreement to (a) the Participant’s spouse, children or grandchildren (including any adopted and step children or grandchildren), parents, grandparents or siblings, (b) to a trust for the benefit of one or more of the Participant or the persons referred to in clause (a), (c) to a partnership, limited liability company or corporation in which the Participant or the persons referred to in clause (a) are the only partners, members or stockholders or (d) for charitable donations.

26.4 Governing Law. This Plan shall be governed, construed and administered in accordance with the laws of the State of Delaware without giving effect to the conflict of laws principles.

26.5 Award Restrictions. The Committee may require each person acquiring Shares pursuant to Awards granted hereunder to represent to and agree with the Company in writing that the person is acquiring the Shares without a view to distribution thereof. The certificates for the Shares may include any legend which the Committee deems appropriate to reflect any restrictions on transfer. All certificates for Shares issued pursuant to this Plan shall be subject to such stock transfer orders and other restrictions as the Committee may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange upon which the Common Stock is then listed or interdealer quotation system upon which the Common Stock is then quoted, and any applicable federal or state securities laws. The Committee may place a legend or legends on certificates for Shares to make appropriate reference to the restrictions.

26.6 Regulatory Approvals and Compliance with Securities Laws. The Company shall not be required to issue any certificate or certificates for Shares with respect to Awards granted under this Plan, or record any person as a holder of record of Shares, without obtaining, to the complete satisfaction of the Committee, the approval of all regulatory bodies the Committee deems necessary, and without complying to the Board’s or Committee’s complete satisfaction, with all rules and regulations, under federal, state or local law the Committee deems applicable.

26.7 Non-certificated Award; No Fractional Shares. To the extent that this Plan provides for issuance of stock certificates to reflect the issuance of Shares, the issuance may be effected on a non-certificated basis, to the extent not prohibited by applicable law or the rules of any stock exchange or automated dealer quotation system on which the Shares are traded. No fractional Shares shall be issued or delivered pursuant to this Plan or any award. The Committee shall determine whether cash, other Awards, or other property shall be issued or paid in lieu of any fractional Shares or whether any fractional Shares or any rights thereto shall be forfeited or otherwise eliminated.

26.8 Section 409A of the Code. Awards shall be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Section 409A of the Code. The Plan and each Agreement under the Plan is intended to meet the requirements of Section 409A of the Code and shall be construed and interpreted in accordance with such intent. To the extent that an Award or payment, settlement or deferral thereof, is subject to Section 409A of the Code, the Award shall be granted, paid, settled or deferred in a manner that will meet the requirements of Section 409A of the Code, including regulations or other guidance issued with respect thereto, such that the grant, payment, settlement or deferral shall not be subject to the additional tax or interest applicable under Section 409A of the Code. Moreover, notwithstanding anything in the Plan to the contrary, if a Participant is determined to be a “specified employee” (as defined in Section 409A of the Code) for the year in which the Participant terminates employment, any payment due under the Plan or an Agreement that is not permitted to be paid on the date of such termination without the imposition of additional taxes, interest and penalties under Section 409A of the Code shall be paid on the first business day following the six-month anniversary of the Participant’s date of termination or, if earlier, the Participant’s death.

26.9 Clawback. Notwithstanding any provision in the Plan to the contrary, Awards granted under this Plan shall be subject to cancellation, forfeiture and recovery in accordance with the YRC Worldwide Executive Compensation Recovery Policy, as the same may be amended from time to time, or any other compensation recovery policy that may be adopted by the Company after the date hereof, including any compensation recovery policy adopted pursuant to the requirements of Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010.

Appendix III

CERTIFICATE OF AMENDMENT

TO THE

CERTIFICATE OF INCORPORATION

OF

YRC WORLDWIDE INC.

Pursuant to Sections 228 and 242 of

the General Corporation Law of the

State of Delaware

YRC WORLDWIDE INC., a corporation organized and existing under and by virtue of the provisions of the General Corporation Law of the State of Delaware (the “Company”), does hereby certify as follows:

FIRST:     Each [            ] shares of the Common Stock issued and outstanding on the effective date of this Certificate of Amendment shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Common Stock, without any action by the holder thereof, subject to the treatment of fractional interests as described below (the “Reverse Stock Split”). No certificates representing fractional shares of Common Stock shall be issued in connection with the Reverse Stock Split. Stockholders who otherwise would be entitled to receive fractional share interests of Common Stock in connection with the Reverse Stock Split shall, with respect to such fractional interest, be entitled to receive cash, without interest, in lieu of fractional shares of Common Stock. Each certificate that prior to such combination represented shares of Common Stock (“Old Certificates”), shall thereafter represent that number of shares of Common Stock into which the shares of Common Stock represented by the Old Certificate shall have been combined.

SECOND:     The first sentence of Article FOURTH of the Amended and Restated Certificate of Incorporation of the Company is hereby amended to read in its entirety as follows:

The total authorized capital stock of the Corporation is as follows: [    ],000,000 shares, of which 5,000,000 shares shall be Preferred Stock, $1.00 par value (“Preferred Stock”) and [    ],000,000 shares shall be Common Stock, $0.01 par value (“Common Stock”).

THIRD:     This Certificate of Amendment was adopted by the consent of the stockholders of the Company at the annual meeting of the stockholders held [                    ], 2011 in accordance with the provisions of Sections 211 and 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment to be duly executed in its corporate name as of the [    ] day of [    ], 20[    ].

YRC WORLDWIDE INC.

By:
Name:
Title:

III-1

YRC Worldwide YRC WORLDWIDE INC. P.O. BOX 7563 OVERLAND PARK, KS 66207

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [            ], 2011. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [            ], 2011. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. We must receive your signed and dated proxy card by 11:59 p.m. Eastern Time on [            ], 2011 in order to be counted.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

M38803-P17392                             KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.            DETACH AND RETURN THIS PORTION ONLY

YRC WORLDWIDE INC.

The YRC Worldwide Inc. Board of Directors recommends a vote FOR all director nominees listed below, FOR proposals 2, 3, 4, 6 and 7, and 1 YEAR for proposal 5. All matters are proposed by YRC Worldwide Inc.

1.	The election of directors
Nominees:
	01) Raymond J. Bromark 05) Michael J. Kneeland	For All	Withhold All	For All Except	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
	02) Matthew A. Doheny 06) James L. Welch	☐	☐	☐
03) Robert L. Friedman 07) James F. Winestock
04) James E. Hoffman

		For	Against	Abstain			1 Year	2 Years	3 Years	Abstain
2.	The approval of the YRC Worldwide Inc. 2011 Incentive and Equity Award Plan and approval of the material terms of the performance goals under which compensation may be paid pursuant to Section 162(m) of the Internal Revenue Code 1986, as amended.	☐	☐	☐	5.	A non-binding proposal recommending the frequency of future advisory votes on the compensation of YRC Worldwide Inc.’s named executive officers.	☐	☐	☐	☐
								For	Against	Abstain
3.	The approval of the amendment to the Amended and Restated Certificate of Incorporation of YRC Worldwide Inc. to effect a reverse stock split of the Company’s Common Stock and to reduce the authorized shares of the Company’s Common Stock.	☐	☐	☐	6.	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for 2011.		☐	☐	☐
4.	A non-binding proposal to approve the compensation paid to YRC Worldwide Inc.’s named executive officers as disclosed in the proxy statement.	☐	☐	☐	7.	The approval of the adjournment of the Annual Meeting, if necessary, to solicit additional proxies for proposals 2 or 3.		☐	☐	☐
For address changes and/or comments, please check this box and write them on the back where indicated.				☐
Please indicate if you plan to attend this meeting.		☐ Yes	☐ No		NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date					Signature (Joint Owners)	Date

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YRC Worldwide Inc. is pleased to offer the convenience of viewing Proxy Statements, Annual Reports to Stockholders and related materials on-line. With your consent, we can stop sending paper copies of these documents beginning next year and until you notify us otherwise.

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ACT NOW...IT’S FAST & EASY Just follow these 5 easy steps:
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You may vote these shares or notes by telephone or over the Internet.

Voting electronically is quick, easy, and also saves the company money.

Just follow the instructions on your Proxy Card.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting

to Be Held on [            ], 2011:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

M38804-P17392

YRC WORLDWIDE INC.

PROXY

ANNUAL MEETING OF STOCKHOLDERS, [            ], 2011

PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints JAMES L. WELCH, JEFF P. BENNETT, and each of them with full power of substitution, Proxies of the undersigned to vote all shares of common stock, all shares of Series A Voting Preferred Stock, all 10% Series A Convertible Notes due 2015 and all 10% Series B Convertible Notes due 2015 of YRC Worldwide Inc., standing in the name of the undersigned or with respect to which the undersigned is entitled to vote, at the Annual Meeting of Stockholders of YRC Worldwide Inc., to be held at the Company’s General Office, 10990 Roe Avenue, Overland Park, Kansas, on [            ], 2011 at 10:00 a.m., Central Time, and at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof.

If more than one of the above named Proxies shall be present in person or by substitution at such meeting or at any reconvened meeting(s) after any adjournment(s) or postponement(s) thereof, the majority of the Proxies present and voting, either in person or by substitution, shall exercise all of the powers hereby given. The undersigned hereby revokes any proxy heretofore given to vote at such meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE NOMINEES FOR DIRECTOR, FOR PROPOSALS 2, 3, 4, 6 AND 7, AND FOR 1 YEAR FOR PROPOSAL 5, AND ACCORDING TO THE DISCRETION OF THE PROXIES ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE MEETING.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.

Address Changes/Comments:

(If you noted any Address Changes/Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side